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Exhibit 4.18

ARRANGEMENT AGREEMENT

THIS AGREEMENT made as of the 17th day of August, 2009
AMONG:
IMA EXPLORATION INC., a company existing under the laws of the Province of British Columbia

(“IMA”)

AND:

KOBEX RESOURCES LTD., a company existing under the laws of the Province of British Columbia

(“Kobex”)

AND:

INTERNATIONAL BARYTEX RESOURCES LTD., a company existing under the laws of the Province of British Columbia

(“Barytex”)

WITNESSES THAT:

WHEREAS IMA proposes to acquire all of the outstanding securities of Kobex and Barytex by way of Plans of Arrangement under the provisions of the Business Corporations Act (British Columbia);

AND WHEREAS IMA, Kobex and Barytex have previously entered into a non-binding letter agreement dated July 15, 2009 (the “Letter Agreement”) establishing the general terms for the business combination;

AND WHEREAS pursuant to the Letter Agreement, IMA, Kobex and Barytex agreed to negotiate, in good faith, a definitive arrangement agreement respecting such acquisition including the elements of the Plans of Arrangement, all of which are set forth in this Agreement and the Plan of Arrangement;

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto hereby covenant and agree as follows:

ARTICLE 1
DEFINITIONS, INTERPRETATION AND SCHEDULES

1.1           Definitions

In this Agreement, unless the context otherwise requires, the following words and terms with the initial letter or letters thereof capitalized shall have the meanings ascribed to them below:

(a)
“Acquisition Proposal” means, with reference to a party, any inquiry, submission, proposal or offer regarding any merger, share exchange, business combination, take-over bid, sale or other disposition of 20% of the assets of such party, recapitalization, reorganization, liquidation, sale or issuance of 20% of the number of treasury securities or rights or interests therein or thereto or rights or options to acquire any material number of treasury securities or any type of similar transaction involving the party or any of its Subsidiaries other than with the other party or pursuant to existing agreements or rights;

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(b)	“affiliate” shall have the meaning ascribed to such term under the BCBCA;

(c)	“Agreement” means this arrangement agreement, together with the schedules attached hereto, as amended, amended and restated or supplemented from time to time;

(d)	“AMEX” means NYSE Amex;

(e)	“Arrangements” means the Kobex Arrangement and the Barytex Arrangement;

(f)	“Barytex” means International Barytex Resources Ltd., a corporation existing under the BCBCA;

(g)	“Barytex Acquisition Proposal” means an Acquisition Proposal in respect of Barytex;

(h)	“Barytex Amalco” means the corporation resulting from the amalgamation of Barytex and Barytex Newco pursuant to the Barytex Arrangement;

(i)	“Barytex Amalco Shares” means the common shares in the capital of Barytex Amalco;

(j)	“Barytex Amalgamation Application” means the Form 13 Amalgamation Application for Barytex and Barytex Newco;

(k)
“Barytex Arrangement” means an arrangement pursuant to Section 288 of the BCBCA on the terms and conditions set forth in this Agreement and the Barytex Plan of Arrangement, subject to any amendment or supplement thereto made in accordance therewith, herewith or made at the direction of the Court (with the consent of the parties, acting reasonably) either in the Barytex Interim Order or Barytex Final Order;

(l)	“Barytex Board” means the board of directors of Barytex;

(m)	“Barytex Common Shares” means the common shares in the capital of Barytex;

(n)	“Barytex Exchange Ratio” shall have the meaning ascribed thereto in Section 2.4(b);

(o)
“Barytex Final Order” means the order of the Court pursuant to Section 291 of the BCBCA approving the Barytex Arrangement, as such order may be amended by the Court (with the consent of the parties, acting reasonably) at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

(p)	“Barytex Financial Statements” shall have the meaning ascribed thereto in Section 3.2(i);

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(q)
“Barytex Interim Order” means the interim order of the Court to be obtained by Barytex pursuant to Section 291 of the BCBCA, as such order may be amended by the Court (with the consent of the parties, acting reasonably), in connection with the Barytex Meeting and the Barytex Arrangement;

(r)
“Barytex Meeting” means the special meeting, including any adjournments or postponements thereof, of the Barytex Shareholders to be held to consider and, if deemed advisable, to approve the Barytex Resolution;

(s)	“Barytex Newco” shall have the meaning ascribed thereto in Section 2.2;

(t)	“Barytex Newco Shares” means common shares in the capital of Barytex Newco;

(u)	“Barytex Options” means those options set out in Schedule “D” hereto;

(v)
“Barytex Plan of Arrangement” means the Barytex Plan of Arrangement substantially in the form and content of Schedule “B” attached hereto and any amendment or variation thereto made in accordance with Section 6.1 of the Barytex Plan of Arrangement or Section 7.1 or made at the direction of the Court (with the consent of the parties, acting reasonably) in the Final Order;

(w)	“Barytex Public Documents” means the public documents filed by Barytex since January 1, 2008 and available on SEDAR under Barytex’s profile;

(x)
“Barytex Resolution” means the special resolution approving the Barytex Arrangement, the Barytex Plan of Arrangement and this Agreement, the proposed form of which is set out in Schedule F attached hereto;

(y)	“Barytex Shareholder Approval” shall have the meaning ascribed to such term in Section 2.10(a)(ii);

(z)	“Barytex Shareholders” means, at any time, the holders of Barytex Common Shares;

(aa)	“Barytex Stock Option Plan” means the stock option plan of Barytex dated April 24, 2003;

(bb)	“Barytex Subsidiaries” means Romanex Management Inc.;

(cc)
“Barytex Superior Proposal” means any bona fide written Barytex Acquisition Proposal, other than the Barytex Arrangement, by a third party which was not solicited or encouraged by or on behalf of Barytex after July 15, 2009 and did not otherwise result from a breach of Barytex’s obligations under Section 6.2 or 6.4 and that the Barytex Board determines in good faith after consultation with its financial advisors and outside legal counsel would, if consummated in accordance with its terms, result in a transaction more favourable to the Barytex Shareholders, from a financial point of view, than the terms of the Barytex Arrangement, provided that any such determination shall only be made if the Barytex Board has received an opinion from its financial advisors that the Barytex Acquisition Proposal provides a value per Barytex Common Share to shareholders of Barytex of at least 10% more than the value per Barytex Common Share attributable thereto under the terms of the Barytex Arrangement (including any adjustment to such terms proposed by IMA as contemplated by Section 6.5);

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(dd)	“Barytex Termination Payment” shall have the meaning ascribed thereto in Section 6.9;

(ee)	“Barytex Warrants” means the outstanding share purchase warrants of Barytex as at August 17, 2009 to purchase an aggregate of 7,008,750 Barytex Common Shares;

(ff)	“BCBCA” means the Business Corporations Act (British Columbia);

(gg)	“Business Day” means any day, other than a Saturday, a Sunday or a statutory holiday in Vancouver, British Columbia;

(hh)	“Canadian GAAP” means accounting principles generally accepted in Canada;

(ii)	“Change of Barytex Recommendation” shall have the meaning ascribed thereto in Section 4.2(b)(iii);

(jj)	“Change of IMA Recommendation” shall have the meaning ascribed thereto in Section 4.2(f)(iii);

(kk)	“Change of Kobex Recommendation” shall have the meaning ascribed thereto in Section 4.1(b)(iii);

(ll)	“Code” means the United States Internal Revenue Code of 1986, as amended;

(mm)
“Completion Deadline” means the latest date by which the transactions contemplated by this Agreement are to be completed, which date shall be September 30, 2009 or such other date as the parties hereto may agree;

(nn)	“Confidentiality Agreement” means the confidentiality agreement and non-disclosure agreement dated April 16, 2009 between IMA, Kobex and Barytex;

(oo)	“Consolidation” shall have the meaning ascribed thereto Section 2.7;

(pp)	“Court” means the Supreme Court of British Columbia;

(qq)	“Disapproving Party” shall have the meaning ascribed thereto Section 4.4;

(rr)	“disclosed by Barytex” refers to disclosure of information, as the context requires, by Barytex in this Agreement;

(ss)	“disclosed by IMA” refers to disclosure of information, as the context requires, by IMA in this Agreement;

(tt)	“disclosed by Kobex” refers to disclosure of information, as the context requires, by Kobex in this Agreement;

(uu)	“Dissent Rights” means the rights of dissent in respect of the Arrangements described in Article 4 of the Plans of Arrangement;

(vv)	“Effective Date” means the Effective Date as defined in the applicable Plan of Arrangement;

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(ww)	“Effective Time” means the Effective Time as defined in the applicable Plan of Arrangement;

(xx)
“Encumbrance” means any mortgage, pledge, assignment, charge, lien, claim, security interest, adverse interest, other third person interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

(yy)
“Environmental Approvals” means all permits, certificates, licences, authorizations, consents, instructions, registrations, directions or approvals issued or required by any Governmental Entity pursuant to any Environmental Laws;

(zz)
“Environmental Laws” means all applicable Laws, including applicable common law, relating to the protection of the environment and employee and public health and safety, and includes Environmental Approvals;

(aaa)	“Exchanged IMA Option” shall have the meaning ascribed thereto in Section 2.3(d) or Section 2.4(d), as applicable;

(bbb)	“Exchanged IMA Warrant” shall have the meaning ascribed thereto in Section 2.4(e);

(ccc)	“Final Orders” means the Kobex Final Order and the Barytex Final Order;

(ddd)
“Governmental Entity” means any applicable (i) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, whether domestic or foreign, (ii) any subdivision, agency, commission, board or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

(eee)	“IMA” means IMA Exploration Inc., a corporation existing under the BCBCA;

(fff)	“IMA Acquisition Proposal” means an Acquisition Proposal in respect of IMA;

(ggg)	“IMA Board” means the board of directors of IMA;

(hhh)	“IMA Common Shares” means the common shares in the capital of IMA;

(iii)	“IMA Financial Statements” shall have the meaning ascribed thereto in Section 3.3(i);

(jjj)
“IMA Meeting” means the special meeting, including any adjournments or postponements thereof, of the IMA Shareholders to be held to consider and, if deemed advisable, to approve the Name Change and the Consolidation;

(kkk)	“IMA Options” means the outstanding options, as at August 17, 2009, to purchase an aggregate of 1,468,000 IMA Common Shares issued pursuant to the IMA Stock Option Plan;

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(lll)	“IMA Public Documents” means the public documents filed by IMA since January 1, 2008 and available on SEDAR under IMA’s profile;

(mmm)	“IMA Shareholders” means, at any time, the holders of IMA Common Shares;

(nnn)	“IMA Stock Option Plan” means the stock option plan of IMA dated effective June 26, 2003;

(ooo)	“IMA Subsidiaries” means, collectively, Barytex Newco, Kobex Newco, IMA Latin America Inc. and Punto Dorado S.A.;

(ppp)	“IMA Termination Payment” shall have the meaning ascribed thereto in Section 6.7;

(qqq)	“IMA Warrants” means the 1,666,670 outstanding common share purchase warrants of IMA;

(rrr)	“Interim Orders” means the Kobex Interim Order and the Barytex Interim Order;

(sss)	“Kobex” means Kobex Resources Ltd., a corporation existing under the BCBCA;

(ttt)	“Kobex Acquisition Proposal” means an Acquisition Proposal in respect of Kobex;

(uuu)	“Kobex Amalco” means the corporation resulting from the amalgamation of Kobex and Kobex Newco pursuant to the Kobex Arrangement;

(vvv)	“Kobex Amalco Shares” means the common shares in the capital of Kobex Amalco;

(www)	“Kobex Amalgamation Application” means the Form 13 Amalgamation Application for Kobex and Kobex Newco;

(xxx)
“Kobex Arrangement” means an arrangement pursuant to Section 288 of the BCBCA on the terms and conditions set forth in this Agreement and the Kobex Plan of Arrangement, subject to any amendment or supplement thereto made in accordance therewith, herewith or made at the direction of the Court (with the consent of the parties, acting reasonably) either in the Kobex Interim Order or Kobex Final Order;

(yyy)	“Kobex Board” means the board of directors of Kobex;

(zzz)	“Kobex Common Shares” means the common shares in the capital of Kobex;

(aaaa)	“Kobex Exchange Ratio” shall have the meaning ascribed thereto in Section 2.3(b);

(bbbb)
“Kobex Final Order” means the order of the Court pursuant to Section 291 of the BCBCA approving the Kobex Arrangement, as such order may be amended by the Court (with the consent of the parties, acting reasonably) at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

(cccc)	“Kobex Financial Statements” shall have the meaning ascribed thereto in Section 3.1(i);

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(dddd)
“Kobex Interim Order” means the interim order of the Court to be obtained by Kobex pursuant to Section 291 of the BCBCA, as such order may be amended by the Court (with the consent of the parties, acting reasonably), in connection with the Kobex Meeting and the Kobex Arrangement;

(eeee)
“Kobex Meeting” means the special meeting, including any adjournments or postponements thereof, of the Kobex Shareholders to be held to consider and, if deemed advisable, to approve the Kobex Resolution;

(ffff)	“Kobex Newco” shall have the meaning ascribed thereto in Section 2.1;

(gggg)	“Kobex Newco Shares” means common shares in the capital of Kobex Newco;

(hhhh)	“Kobex Options” means those options set out in Schedule “C” hereto;

(iiii)
“Kobex Plan of Arrangement” means the Kobex Plan of Arrangement substantially in the form and content of Schedule “A” attached hereto and any amendment or variation thereto made in accordance with Section 6.1 of the Kobex Plan of Arrangement or Section 7.1 or made at the direction of the Court (with the consent of the parties, acting reasonably) in the Final Order;

(jjjj)	“Kobex Public Documents” means the public documents filed by Kobex since August 1, 2007 and available on SEDAR under Kobex’s profile;

(kkkk)	“Kobex Resolution” means the special resolution approving the Kobex Arrangement, the Kobex Plan of Arrangement and this Agreement, the proposed form of which is set out in Schedule E attached hereto;

(llll)	“Kobex Shareholder Approval” shall have the meaning ascribed to such term in Section 2.9(a)(ii);

(mmmm)	“Kobex Shareholders” means, at any time, the holders of Kobex Common Shares;

(nnnn)	“Kobex Stock Option Plan” means the stock option plan of Kobex approved by the Kobex Shareholders on December 22, 2008;

(oooo)	“Kobex Subsidiaries” means Kobex Colorado Corporation;

(pppp)
“Kobex Superior Proposal” means any bona fide written Kobex Acquisition Proposal, other than the Kobex Arrangement, by a third party which was not solicited or encouraged by or on behalf of Kobex after July 15, 2009 and did not otherwise result from a breach of Kobex’s obligations under Section 6.1 or 6.3 and that the Kobex Board determines in good faith after consultation with its financial advisors and outside legal counsel would, if consummated in accordance with its terms, result in a transaction more favourable to the Kobex Shareholders, from a financial point of view, than the terms of the Kobex Arrangement, provided that any such determination shall only be made if the Kobex Board has received an opinion from its financial advisors that the Kobex Acquisition Proposal provides a value per Kobex Common Share to shareholders of Kobex of at least 10% more than the value per Kobex Common Share attributable thereto under the terms of the Kobex Arrangement (including any adjustment to such terms proposed by IMA as contemplated by Section 6.3);

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(qqqq)	“Kobex Termination Payment” shall have the meaning ascribed thereto in Section 6.8;

(rrrr)
“Laws” means all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, statutory rules, principles of law, published policies and guidelines, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, including general principles of common and civil law, and terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity, statutory body or self regulatory authority, and the term “applicable” with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Governmental Entity (or any other Person) having jurisdiction over the aforesaid Person or Persons or its or their business, undertaking, property or securities;

(ssss)	“Letter Agreement” means the letter agreement dated July 15, 2009, as amended, among IMA, Kobex and Barytex with respect to the proposed Arrangements;

(tttt)
“Liability” of any Person shall mean and include: (i) any right against such Person to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; (ii) any right against such Person to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to any equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured; and (iii) any obligation of such Person for the performance of any covenant or agreement (whether for the payment of money or otherwise);

(uuuu)
“Material Adverse Change” means, in respect of IMA, Kobex or Barytex, any one or more changes, events or occurrences, and “Material Adverse Effect” means, in respect of IMA, Kobex or Barytex, any state of facts, which, in either case, either individually or in the aggregate, are, or would reasonably be expected to be, material and adverse to the business, operations, results of operations, prospects, assets, liabilities or financial condition of IMA and the IMA Subsidiaries, or Kobex and the Kobex Subsidiaries, or Barytex and the Barytex Subsidiaries, respectively, on a consolidated basis, other than any change, effect, event or occurrence: (i) relating to the global economy or securities markets in general; (ii) affecting the worldwide mining industry in general and which does not have a materially disproportionate effect on IMA and the IMA Subsidiaries, or Kobex and the Kobex Subsidiaries, or Barytex and the Barytex Subsidiaries, on a consolidated basis, respectively; or (iii) which is a change in the trading price of the IMA Common Shares, the Kobex Common Shares or the Barytex Common Shares, respectively, immediately following and reasonably attributable to the disclosure of the entering into of the Letter Agreement or this Agreement;

(vvvv)	“Meetings” means the Kobex Meeting and the Barytex Meeting;

 (wwww)        “Name Change” shall have the meaning ascribed thereto in Section 2.7;

(xxxx)	“Oxbow” means Oxbow International Marketing Corp.;

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(yyyy)
“Oxbow Management Agreement” means the amended and restated management agreement between IMA and Oxbow dated effective May 1, 2006, as amended by the first amending agreement to the amended and restated management agreement dated effective May 1, 2006;

(zzzz)
“Person” means any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Authority, syndicate or other entity, whether or not having legal status;

(aaaaa)	“Plans of Arrangement” means the Kobex Plan of Arrangement and the Barytex Plan of Arrangement;

(bbbbb)	“Proxy Circular” means the joint management information circular to be prepared by Kobex and Barytex in respect of the Meetings;

(ccccc)
“Securities Authorities” means the securities commissions and/or other securities regulatory authorities in the provinces and territories of Canada, collectively, applicable to IMA, Kobex or Barytex, as the case may be;

(ddddd)	“SEDAR” means the System for Electronic Document Analysis and Retrieval;

(eeeee)	“Subsidiary” has that meaning as set out in Section 2(2) of the BCBCA;

(fffff)
“Tax” and “Taxes” means all taxes, assessments, charges, dues, duties, rates, fees, imposts, levies and similar charges of any kind lawfully levied, assessed or imposed by any Governmental Entity, including all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes (including, without limitation, taxes relating to the transfer of interests in real property or entities holding interests therein), franchise taxes, license taxes, withholding taxes, payroll taxes, employment taxes, Canada Pension Plan premiums, excise, severance, social security, workers’ compensation, employment insurance or compensation taxes or premium, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, customs duties or other taxes, fees, imports, assessments or charges of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) on such entity, and any interest, penalties, additional taxes and additions to tax imposed with respect to the foregoing;

(ggggg)	“Tax Act” means the Income Tax Act (Canada), as amended and the regulations thereunder, as amended;

(hhhhh)
“Tax Returns” means all returns, schedules, elections, declarations, reports, information returns, notices, forms, statements and other documents made, prepared or filed with any taxing authority or required to be made, prepared or filed with any taxing authority relating to Taxes;

(iiiii)	“TSXV” means the TSX Venture Exchange;

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(jjjjj)	“1933 Act” means the Securities Act of 1933, as amended, of the United States of America, and the rules and regulations promulgated from time to time thereunder;

(kkkkk)	“1934 Act” means the Securities Exchange Act of 1934, as amended, of the United States of America, and the rules and regulations promulgated from time to time thereunder; and

(lllll)	“1940 Act” means the Investment Company Act of 1940, as amended, of the United States of America, and the rules and regulations promulgated from time to time thereunder.

In addition, words and phrases used herein and defined in the BCBCA shall have the same meaning herein as in the BCBCA unless the context otherwise requires.

1.2           Interpretation Not Affected by Headings

The division of this Agreement into articles, sections, subsections, paragraphs and subparagraphs and the insertion of headings herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions refer to this Agreement and the schedules attached hereto and not to any particular article, section or other portion hereof and include any agreement, schedule or instrument supplementary or ancillary hereto or thereto.

1.3           Number, Gender and Persons

In this Agreement, unless the context otherwise requires, words importing the singular only shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter, and the word “person” and all words importing “persons” shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any Governmental Entity, political subdivision or instrumentality thereof) and any other entity of any kind or nature whatsoever.

1.4           Date for any Action

If the date on which any action is required to be taken hereunder by any party hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

1.5           Statutory References

Any reference in this Agreement to a statute includes all regulations and rules made thereunder, all amendments to such statute or regulation in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

1.6           Currency

Unless otherwise stated, all references in this Agreement to amounts of money are expressed in lawful money of Canada.

1.7           Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable Law, the parties hereto waive any provision of Law that renders any provision of this Agreement or any part thereof invalid or unenforceable in any respect. The parties hereto will engage in good faith negotiations to replace any provision hereof or any part thereof that is declared invalid or unenforceable with a valid and enforceable provision or part thereof, the economic effect of which approximates as much as possible the invalid or unenforceable provision or part thereof that it replaces.

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1.8           Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under Canadian GAAP and all determinations of an accounting nature required to be made hereunder shall be made in a manner consistent with Canadian GAAP.

1.9           Meaning of Certain Phrase

In this Agreement the phrase “in the ordinary and regular course of business” shall mean and refer to those activities that are normally conducted by corporations engaged in the exploration and development of precious and base metals.

1.10           Schedules

The following schedules are attached to, and are deemed to be incorporated into and form part of, this Agreement:

Schedule	Matter
A	Kobex Plan of Arrangement
B	Barytex Plan of Arrangement
C	Description of Kobex Options
D	Description of Barytex Options
E	Form of Kobex Resolution
F	Form of Barytex Resolution
G	Amalgamation Application and Articles of Kobex Amalco
H	Amalgamation Application and Articles of Barytex Amalco

ARTICLE 2
THE ARRANGEMENT

2.1           Kobex Newco

Prior to Kobex making the application to the Court for the Kobex Interim Order, IMA shall cause a new corporation to be incorporated under the BCBCA as a wholly-owned subsidiary of IMA (“Kobex Newco”).

2.2           Barytex Newco

Prior to Barytex making the application to the Court for the Barytex Interim Order, IMA shall cause a new corporation to be incorporated under the BCBCA as a wholly-owned subsidiary of IMA (“Barytex Newco”).

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2.3           Kobex Arrangement

Pursuant and subject to the detailed steps contained in the Kobex Plan of Arrangement and subject to the satisfaction of the terms and conditions of this Agreement and the Kobex Plan of Arrangement, and in accordance with the applicable provisions of the constating documents of Kobex and IMA and the provisions of the BCBCA, applicable securities legislation, the Kobex Interim Order and the Kobex Final Order, at the Effective Time:

(a)	Kobex Newco and Kobex will amalgamate and continue as one company under the terms and conditions of this Agreement and the Kobex Plan of Arrangement;

(b)
each outstanding Kobex Common Share (other than Kobex Common Shares held by a holder who has validly exercised its Dissent Rights and who is ultimately entitled to be paid fair value for the holder’s Kobex Common Shares) will be exchanged by the holder thereof for 1.311 IMA Common Shares (the “Kobex Exchange Ratio”) and:

(i)	such holder shall cease to be a holder of Kobex Common Shares and the name of such holder shall be removed from the central securities register of holders of Kobex Common Shares;

(ii)
IMA shall issue from the treasury and cause to be delivered to such holder the IMA Common Shares to which such holder is entitled as aforesaid and the name of such holder shall be added to the central securities register of holders of IMA Common Shares showing such holder as the registered holder of the IMA Common Shares so issued; and

(iii)	each Kobex Common Share so exchanged shall be cancelled;

(c)
all Kobex Newco Shares shall be converted on a share for share basis into fully paid and non-assessable Kobex Amalco Shares on the basis of one fully paid and non-assessable Kobex Amalco Share for each one Kobex Newco Share;

(d)
each Kobex Option outstanding immediately prior to the Effective Time shall be deemed to be exchanged for an option (an “Exchanged IMA Option”) to acquire 1.311 IMA Common Shares and otherwise on the same terms and conditions as were applicable to such Kobex Option immediately before the Effective Time under the Kobex Stock Option Plan under which it was issued and the agreement evidencing the grant thereof except that the Exchanged IMA Options shall continue to be exercisable for the duration of the original term of the Kobex Options for which they were exchanged, including for those holders of Kobex Options who cease to be an employee, director, officer or consultant of Kobex as of the Effective Date and do not then become an employee, director, officer or consultant of IMA or an IMA subsidiary on that date.  The exercise price per IMA Common Share subject to any such Exchanged IMA Option shall be an amount equal to the exercise price per Kobex Common Share subject to such Kobex Option immediately before the Effective Time divided by 1.311. The obligations of Kobex under the Kobex Options as so exchanged shall be assumed by IMA.  For greater certainty, holders of Kobex Options who exercise their rights under the Exchanged IMA Options will be entitled to the same number of IMA Common Shares as they would have been entitled to had they exercised their Kobex Options immediately before the Effective Time for the same aggregate exercise price;

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(e)	Kobex Amalco shall be a wholly-owned subsidiary of IMA and shall have no issued or outstanding options, warrants or other rights or privileges to acquire securities of Kobex Amalco whatsoever;

(f)	Kobex Amalco will have, as its notice of articles, the Notice of Articles contained in the Kobex Amalgamation Application attached hereto as Schedule “G”;

(g)	Kobex Amalco will have, as its Articles, the Articles of Kobex Newco; and

(h)	the property, rights and interests of each of Kobex Newco and Kobex will continue to be the property, rights and interests of Kobex Amalco.

2.4           Barytex Arrangement

Pursuant and subject to the detailed steps contained in the Barytex Plan of Arrangement and subject to the satisfaction of the terms and conditions of this Agreement and the Barytex Plan of Arrangement, and in accordance with the applicable provisions of the constating documents of Barytex and IMA and the provisions of the BCBCA, applicable securities legislation, the Barytex Interim Order and the Barytex Final Order, at the Effective Time:

(a)	Barytex Newco and Barytex will amalgamate and continue as one company under the terms and conditions of this Agreement and the Barytex Plan of Arrangement;

(b)
each outstanding Barytex Common Share (other than Barytex Common Shares held by a holder who has validly exercised its Dissent Rights and who is ultimately entitled to be paid fair value for the holder’s Barytex Common Shares) will be exchanged by the holder thereof for 0.221 IMA Common Shares (the “Barytex Exchange Ratio”) and:

(i)	such holder shall cease to be a holder of Barytex Common Shares and the name of such holder shall be removed from the central securities register of holders of Barytex Common Shares;

(ii)
IMA shall issue from the treasury and cause to be delivered to such holder the IMA Common Shares to which such holder is entitled as aforesaid and the name of such holder shall be added to the central securities register of holders of IMA Common Shares showing such holder as the registered holder of the IMA Common Shares so issued; and

(iii)	each Barytex Common Share so exchanged shall be cancelled;

(c)
all Barytex Newco Shares shall be converted on a share for share basis into fully paid and non-assessable Barytex Amalco Shares on the basis of one fully paid and non-assessable Barytex Amalco Share for each one Barytex Newco Share;

(d)
each Barytex Option outstanding immediately prior to the Effective Time shall be deemed to be exchanged for an Exchanged IMA Option to acquire 0.221 IMA Common Shares and otherwise on the same terms and conditions as were applicable to such Barytex Option immediately before the Effective Time under the Barytex Stock Option Plan under which it was issued and the agreement evidencing the grant thereof except that the Exchanged IMA Options shall continue to be exercisable for the duration of the original term of the Barytex Options for which they were exchanged, including for those holders of Barytex Options who cease to be an employee, director, officer or consultant of Barytex as of the Effective Date and do not then become an employee, director, officer or consultant of IMA or an IMA subsidiary on that date. The exercise price per IMA Common Share subject to any such Exchanged IMA Option shall be an amount equal to the exercise price per Barytex Common Share subject to such Barytex Option immediately before the Effective Time divided by 0.221. The obligations of Barytex under the Barytex Options as so exchanged shall be assumed by IMA.  For greater certainty, holders of Barytex Options who exercise their rights under the Exchanged IMA Options will be entitled to the same number of IMA Common Shares as they would be entitled to had they exercised their Barytex Options immediately before the Effective Time for the same aggregate exercise price;

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(e)
each Barytex Warrant outstanding immediately prior to the Effective Time shall be deemed to be exchanged to IMA in exchange for a warrant (an “Exchanged IMA Warrant”) to acquire, on the same terms and conditions as were applicable to such Barytex Warrant immediately before the Effective Time and the agreement evidencing the grant thereof, 0.221 IMA Common Shares. The exercise price per IMA Common Share subject to any such Exchanged IMA Warrant shall be an amount equal to the exercise price per Barytex Common Share subject to such Barytex Warrant immediately before the Effective Time divided by 0.221. The expiry date of any Exchanged IMA Warrant shall be the same as the expiry date of the Barytex Warrant with which it was exchanged. The obligations of Barytex under the Barytex Warrants as so exchanged shall be assumed by IMA.  For greater certainty, holders of Barytex Warrants who exercise their rights under the Exchanged IMA Warrants will be entitled to the same number of IMA Common Shares as they would be entitled to had they exercised their Barytex Warrants immediately before the Effective Time for the same aggregate exercise price;

(f)	Barytex Amalco shall be a wholly-owned subsidiary of IMA and shall have no issued or outstanding options, warrants or other rights or privileges to acquire securities of Barytex Amalco whatsoever;

(g)	Barytex Amalco will have, as its notice of articles, the Notice of Articles contained in the Barytex Amalgamation Application attached hereto as Schedule “H”;

(h)	Barytex Amalco will have, as its Articles, the Articles of Barytex Newco; and

(i)	the property, rights and interests of each of Barytex Newco and Barytex will continue to be the property, rights and interests of Barytex Amalco.

2.5           Effective Time

The Arrangements shall each become effective at the applicable Effective Time.

2.6           Board of Directors

The IMA Board shall, as of the Effective Time, be reconstituted such that Roman Shklanka, Alfred Hills, Alexander Davidson, James O’Rourke, R. Stuart Angus and Michael Atkinson will be appointed or confirmed as directors.

2.7           Name Change and Consolidation

IMA will, forthwith upon conclusion of the Arrangements and provided that IMA has received the approval of the IMA Shareholders at the IMA Meeting, change its name to “Kobex Minerals Inc.” (the “Name Change”) and effect a consolidation of the IMA Common Shares on a 2.4 for one basis (the “Consolidation”).

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2.8           Consultation

IMA, Kobex and Barytex will consult with each other in issuing any press release or otherwise making any public statement with respect to this Agreement or the Arrangements and in making any filing with any Governmental Entity, Securities Authority or stock exchange with respect thereto. Each of IMA, Kobex and Barytex shall use its commercially reasonable efforts to enable the other of them to review and comment on all such press releases and filings prior to the release or filing, respectively, thereof, provided, however, that the obligations herein will not prevent a party from making, after consultation with the other parties, such disclosure as its counsel advises is required by applicable laws or the rules and policies of any applicable stock exchange.

2.9           Kobex Court Proceedings

Kobex shall apply to the Court pursuant to Section 291 of the BCBCA for the Kobex Interim Order and Kobex Final Order as follows:

(a)
as soon as is reasonably practicable after the date of execution of this Agreement, Kobex shall file, proceed with and diligently prosecute an application to the Court for the Kobex Interim Order which shall request that the Kobex Interim Order shall provide:

(i)	for the class of Persons to whom notice is to be provided in respect of the Kobex Arrangement and the Kobex Meeting and for the manner in which such notice is to be provided;

(ii)
that the requisite approval for the Kobex Resolution shall be 75% of the votes cast on the Kobex Resolution by Kobex Shareholders present in person or by proxy at the Kobex Meeting and entitled to vote on the Kobex Resolution at the Kobex Meeting and majority of the minority approval if required by the TSXV (the “Kobex Shareholder Approval”).

(iii)	that in all other respects, the terms, conditions and restrictions of the Kobex constating documents, including quorum requirements and other matters, shall apply in respect of the Kobex Meeting;

(iv)	for the grant of the Dissent Rights;

(v)	for notice requirements with respect to the presentation of the application to the Court for the Kobex Final Order;

(vi)	that the Kobex Meeting may be adjourned from time to time by management of Kobex without the need for additional approval of the Court; and

(b)
subject to obtaining the approvals as contemplated by the Kobex Interim Order and as may be directed by the Court in the Kobex Interim Order, take all steps necessary or desirable to submit the Kobex Arrangement to the Court and to apply for the Kobex Final Order.

The notices of motion and related materials for the applications referred to in this section shall be in a form satisfactory to Kobex and IMA, each acting reasonably.

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2.10           Barytex Court Proceedings

Barytex shall apply to the Court pursuant to Section 291 of the BCBCA for the Barytex Interim Order and Barytex Final Order as follows:

(a)
as soon as is reasonably practicable after the date of execution of this Agreement, Barytex shall file, proceed with and diligently prosecute an application to the Court for the Barytex Interim Order which shall request that the Barytex Interim Order shall provide:

(i)	for the class of Persons to whom notice is to be provided in respect of the Barytex Arrangement and the Barytex Meeting and for the manner in which such notice is to be provided;

(ii)
that the requisite approval for the Barytex Resolution shall be 66 2/3% of the votes cast on the Barytex Resolution by Barytex Shareholders present in person or by proxy and entitled to vote on the Barytex Resolution at the Barytex Meeting and majority of the minority approval if required by the TSXV (the “Barytex Shareholder Approval”).

(iii)	that in all other respects, the terms, conditions and restrictions of the Barytex constating documents, including quorum requirements and other matters, shall apply in respect of the Barytex Meeting;

(iv)	for the grant of the Dissent Rights;

(v)	for notice requirements with respect to the presentation of the application to the Court for the Barytex Final Order;

(vi)	that the Barytex Meeting may be adjourned from time to time by management of Barytex without the need for additional approval of the Court; and

(b)
subject to obtaining the approvals as contemplated by the Barytex Interim Order and as may be directed by the Court in the Barytex Interim Order, take all steps necessary or desirable to submit the Barytex Arrangement to the Court and to apply for the Barytex Final Order.

The notices of motion and related materials for the applications referred to in this section shall be in a form satisfactory to Barytex and IMA, each acting reasonably.

2.11           Effecting the Kobex Arrangement

Subject to the rights of termination contained in Article 7, upon the Kobex Shareholder Approval being obtained in accordance with the Kobex Interim Order, Kobex obtaining the Kobex Final Order and the applicable conditions contained in Article 5 being complied with or waived, Kobex and Kobex Newco shall file with the Registrar the Kobex Amalgamation Application and such other documents as may be required in order to effect the Kobex Arrangement.

2.12           Effecting the Barytex Arrangement

Subject to the rights of termination contained in Article 7, upon the Barytex Shareholder Approval being obtained in accordance with the Barytex Interim Order, Barytex obtaining the Barytex Final Order and the applicable conditions contained in Article 5 being complied with or waived, Barytex and Barytex Newco shall file with the Registrar the Barytex Amalgamation Application and such other documents as may be required in order to effect the Barytex Arrangement.

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2.13           Closing

The closing of the Arrangements will take place at the offices of McCullough O’Connor Irwin LLP at 12:00 p.m. (Vancouver time) on the Effective Date.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1           Representations and Warranties of Kobex

Kobex hereby represents and warrants to IMA and Barytex and hereby acknowledges that each of IMA and Barytex is relying upon such representations and warranties in connection with entering into this Agreement and in respect of IMA agreeing to complete the Kobex Arrangement, as follows:

(a)
Organization. Each of Kobex and the Kobex Subsidiaries has been incorporated, is validly subsisting and has full corporate power and authority to own its property and assets and to conduct its business as currently owned and conducted. Each of Kobex and the Kobex Subsidiaries is registered, licensed or otherwise qualified as an extra-provincial corporation or a foreign corporation in each jurisdiction where the nature of the business or the location or character of the property and assets owned or leased by it requires it to be so registered, licensed or otherwise qualified, other than those jurisdictions where the failure to be so registered, licensed or otherwise qualified would not have a Material Adverse Effect on Kobex. All of the outstanding shares of the Kobex Subsidiaries are validly issued, and are fully paid and non-assessable to the extent such a concept exists under applicable Law. All of the outstanding shares of the Kobex Subsidiaries are owned, directly or indirectly, by Kobex. Except pursuant to restrictions on transfer contained in the articles or by-laws (or their equivalent) of the applicable Kobex Subsidiary, the outstanding shares of the Kobex Subsidiaries are owned free and clear of all Encumbrances and Kobex is not liable to any creditor in respect thereof. Except pursuant to this Agreement and the transactions contemplated hereby, there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any issued or unissued securities of, or interest in, any of the Kobex Subsidiaries or any of its material assets from either Kobex or any of the Kobex Subsidiaries.

(b)	Capitalization. Kobex is authorized to issue an unlimited number of Kobex Common Shares. As at August 17, 2009 there were outstanding:

(i)	34,860,658 Kobex Common Shares; and

(ii)	Kobex Options to acquire an aggregate of 2,367,000Kobex Common Shares.

Except for the Kobex Options or as contemplated by this Agreement, as of the date hereof, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating Kobex or any of the Kobex Subsidiaries to issue or sell any shares of Kobex or any of the Kobex Subsidiaries, any securities or obligations of any kind convertible into or exchangeable for any shares of Kobex or any of the Kobex Subsidiaries. All outstanding Kobex Common Shares have been authorized and are validly issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights. As of the date hereof, there are no outstanding bonds, debentures or other evidences of indebtedness of Kobex or any of the Kobex Subsidiaries having the right to vote with the Kobex Shareholders on any matter. There are no outstanding contractual obligations of Kobex or of any of the Kobex Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Kobex Common Shares or with respect to the voting or disposition of any outstanding Kobex Common Shares.

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(c)
Authority. Kobex has all necessary power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by Kobex as contemplated by this Agreement, and to perform its obligations hereunder and under such other agreements and instruments. The execution and delivery of this Agreement by Kobex and the completion by Kobex of the transactions contemplated by this Agreement have been authorized by the directors of Kobex and, subject to obtaining the Kobex Shareholder Approval, approval of the TSXV, the Kobex Interim Order and the Kobex Final Order in the manner contemplated herein, no other corporate proceedings on the part of Kobex are necessary to authorize this Agreement or to complete the transactions contemplated hereby other than in connection with the approval by the directors of Kobex of the Proxy Circular and other than the filing of the Kobex Amalgamation Application with the Registrar of Companies for British Columbia, and the documents required to obtain the final approval of the TSXV. This Agreement has been executed and delivered by Kobex and constitutes a legal, valid and binding obligation of Kobex, enforceable against Kobex in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other applicable Laws relating to or affecting creditors’ rights generally, and to general principles of equity. The execution and delivery by Kobex of this Agreement and the performance by Kobex of its obligations hereunder and the completion of the transactions contemplated hereby, do not and will not:

(i)
result in a violation, contravention or breach of or constitute a default under, or entitle any party to terminate, accelerate, modify or call any obligations or rights under, require any consent to be obtained under or give rise to any termination rights under any provision of:

(A)	the articles, Notice of Articles or by-laws (or their equivalent) of Kobex or any of the Kobex Subsidiaries,

(B)	any Law or the rules or policies of the TSXV, or

(C)
any credit agreement, note, bond, mortgage, indenture, deed of trust, lease, franchise, concession, easement, contract, agreement, licence, permit or other instrument to which Kobex or any of the Kobex Subsidiaries is bound or is subject to or of which Kobex or any of the Kobex Subsidiaries is the beneficiary;

in each case, which would, individually or in the aggregate, have a Material Adverse Effect on Kobex,

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(ii)
cause any indebtedness owing by Kobex or any of the Kobex Subsidiaries to come due before its stated maturity or cause any available credit to cease to be available which would, individually or in the aggregate, have a Material Adverse Effect on Kobex;

(iii)
result in the imposition of any Encumbrance upon any of the property or assets of Kobex or any of the Kobex Subsidiaries or give any Person the right to acquire any of Kobex’s assets, or restrict, hinder, impair or limit the ability of Kobex or any of the Kobex Subsidiaries to conduct the business of Kobex or any of the Kobex Subsidiaries as and where it is now being conducted which would, individually or in the aggregate, have a Material Adverse Effect on Kobex; or

(iv)
except as disclosed in the Kobex Public Documents or in writing to IMA and Barytex, result in or accelerate the time for payment or vesting of, or increase the amount of any severance, unemployment compensation, “golden parachute”, bonus, termination payments or otherwise, becoming due to any director or officer of Kobex or any Kobex Subsidiary or increase any benefits otherwise payable under any pension or benefits plan of Kobex or any Kobex Subsidiary or result in the acceleration of the time of payment or vesting of any such benefits.

No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity or other Person is required to be obtained by Kobex or any of the Kobex Subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Kobex of the transactions contemplated hereby other than (i) the Kobex Shareholder Approval; (ii) any other approvals required by the Kobex Interim Order, (iii) any approvals required by the Kobex Final Order, (iv) filings required under the BCBCA, (v) filings with and approvals required by the Securities Authorities and stock exchanges and (vi) any other consents, approvals, orders, authorizations, declarations or filings which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on Kobex.

(d)
Directors’ Approvals. The Kobex Board has received an opinion from Bruce McKnight Mineral Advisor Services (“McKnight”) that the Kobex Arrangement is fair, from a financial point of view, to the Kobex Shareholders and all of the independent directors of Kobex who attended the meeting at which the Kobex Arrangement was considered have:

(i)	determined that the Kobex Exchange Ratio is fair to the Kobex Shareholders and the Kobex Arrangement is in the best interests of Kobex;

(ii)	recommended that the Kobex Shareholders vote in favour of the Kobex Resolution; and

(iii)	authorized the entering into of this Agreement, and the performance of Kobex’s obligations hereunder.

(e)
Kobex Subsidiaries. The only Subsidiaries of Kobex are the Kobex Subsidiaries and Kobex does not own a material direct or indirect voting or equity interest in any Person that is not a Kobex Subsidiary.

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(f)
No Defaults. None of Kobex or any of the Kobex Subsidiaries is in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute a default by Kobex or any of the Kobex Subsidiaries under any contract, agreement or licence that is material to the conduct of the business of Kobex or any of the Kobex Subsidiaries to which any of them is a party or by which any of them is bound that would, individually or in the aggregate, have a Material Adverse Effect on Kobex.

(g)	Absence of Changes. Since July 31, 2008:

(i)	Kobex and each of the Kobex Subsidiaries has conducted its business only in the ordinary and regular course of business consistent with past practice;

(ii)	none of Kobex or any of the Kobex Subsidiaries has incurred or suffered a Material Adverse Change;

(iii)	there has not been any acquisition or sale by Kobex or any of the Kobex Subsidiaries of any material property or assets thereof;

(iv)
other than in the ordinary and regular course of business consistent with past practice, there has not been, individually or in the aggregate such that it would have a Material Adverse Effect on Kobex, any incurrence, assumption or guarantee by Kobex or any of the Kobex Subsidiaries of any debt for borrowed money, any creation or assumption by Kobex or any of the Kobex Subsidiaries of any Encumbrance, any making by Kobex or any of the Kobex Subsidiaries of any loan, advance or capital contribution to or investment in any other Person or any entering into, amendment of, relinquishment, termination or non-renewal by Kobex or any of the Kobex Subsidiaries of any contract, agreement, licence, lease transaction, commitment or other right or obligation;

(v)	Kobex has not declared or paid any dividends or made any other distribution on any of the Kobex Common Shares;

(vi)	Kobex has not effected or passed any resolution to approve a split, consolidation or reclassification of any of the outstanding Kobex Common Shares;

(vii)
other than in the ordinary and regular course of business consistent with past practice, there has not been any material increase in or modification of the compensation payable to or to become payable by Kobex or any of the Kobex Subsidiaries to any of their respective directors, officers, employees or consultants or any grant to any such director, officer, employee or consultant of any increase in severance or termination pay or any increase or modification of any bonus, pension, insurance or benefit arrangement (including, without limitation, the granting of Kobex Options pursuant to the Kobex Stock Option Plan) made to, for or with any of such directors or officers, except that Kobex granted options to purchase an aggregate of 670,000 Kobex Common Shares at $0.29 per share to its directors, officers and employees on February 26, 2009;

(viii)	Kobex has not effected any material change in its accounting methods, principles or practices, other than as disclosed in the Kobex Financial Statements; and

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(ix)	Kobex has not adopted any, or materially amended any, collective bargaining agreement, bonus, pension, profit sharing, stock purchase, stock option or other benefit plan or shareholder rights plan.

(h)	Employment Agreements. None of Kobex or any of the Kobex Subsidiaries:

(i)
except as disclosed in the Kobex Public Documents or in writing to IMA and Barytex, is a party to any written or oral policy, agreement, obligation or understanding providing for severance or termination payments to, or any employment or consulting agreement with, any director or officer of Kobex or any of the Kobex Subsidiaries that would be triggered by Kobex’s entering into this Agreement or the completion of the Kobex Arrangement;

(ii)
has any employee or consultant whose employment or contract with Kobex or the Kobex Subsidiaries cannot be terminated by Kobex or the Kobex Subsidiaries, as applicable in accordance with the provisions of such employment or consultant contracts following completion of the Kobex Arrangement; and

(iii)
(a) is a party to any collective bargaining agreement, (b) is, to the knowledge of Kobex, subject to any application for certification or threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement, or (c) is subject to any current, or to the knowledge of Kobex, pending or threatened strike or lockout.

(i)
Financial Matters. The audited annual financial statements of Kobex for the financial years ended July 31, 2007 and 2008 and the unaudited financial statements of Kobex for the nine months ended April 30, 2009, and the respective notes thereto (the “Kobex Financial Statements”) were prepared in accordance with Canadian GAAP consistently applied, and fairly present in all material respects the consolidated financial condition of Kobex at the respective dates indicated and the results of operations of Kobex for the periods covered on a consolidated basis. As of the date hereof, neither Kobex nor any of the Kobex Subsidiaries has any liability or obligation (including, without limitation, liabilities or obligations to fund any operations or work or exploration program, to give any guarantees or for Taxes), whether accrued, absolute, contingent or otherwise, or any related party transactions or off-balance sheet transactions not reflected in the audited consolidated financial statements of Kobex for the financial year ended July 31, 2008, except liabilities and obligations incurred in the ordinary and regular course of business (including the business of exploring Kobex’s projects) since July 31, 2008, which liabilities or obligations would not reasonably be expected to have a Material Adverse Effect on Kobex.

(j)
Books and Records. The corporate records and minute books of Kobex and the Kobex Subsidiaries have been maintained in accordance with all applicable Laws and are complete and accurate in all material respects, except where such incompleteness or inaccuracy would not have a Material Adverse Effect on Kobex. Financial books and records and accounts of Kobex and the Kobex Subsidiaries in all material respects (i) have been maintained in accordance with good business practices on a basis consistent with prior years and past practice, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and acquisitions and dispositions of assets of Kobex and the Kobex Subsidiaries, and (iii) accurately and fairly reflect the basis for the consolidated financial statements of Kobex.

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(k)
Litigation. Except as disclosed in the Kobex Public Documents, there is no claim, action, proceeding or investigation pending or in progress or, to the knowledge of Kobex, threatened against or relating to Kobex or any of the Kobex Subsidiaries or affecting any of their respective properties or assets before any Governmental Entity which individually or in the aggregate has, or could reasonably be expected to have, a Material Adverse Effect on Kobex. There is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress, or, to the knowledge of Kobex, threatened against or relating to Kobex or any of the Kobex Subsidiaries before any Governmental Entity. None of Kobex or any of the Kobex Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, writ, injunction or decree that involves or may involve, or restricts or may restrict the right or ability of Kobex or the Kobex Subsidiary, as the case may be, to conduct its business in all material respects as it has been carried on prior to the date hereof, or that would materially impede the consummation of the transactions contemplated by this Agreement, except to the extent any such matter would not have a Material Adverse Effect on Kobex.

(l)
Title to Properties and Operational Matters. Neither Kobex nor any of the Kobex Subsidiaries is the legal and beneficial owner of or has good and marketable title to any mining claims, concessions, licenses, leases or other instruments conferring mineral rights, and do not carry on any active business.

(m)	Insurance. Kobex currently maintains all necessary insurance policies that it needs to conduct its business as currently conducted and such policies are in full force and effect as of the date hereof.

(n)	Environmental. Except to the extent that any violation or other matter referred to in this subsection does not have a Material Adverse Effect on Kobex and the Kobex Subsidiaries, to Kobex’s knowledge:

(i)	Kobex and the Kobex Subsidiaries are in compliance in all material respects with Environmental Laws;

(ii)
Kobex and the Kobex Subsidiaries have operated their respective businesses at all times and have received, handled, used, stored, treated, shipped and disposed of all contaminants without violation of Environmental Laws;

(iii)
there have been no spills, releases, deposits or discharges of hazardous or toxic substances, contaminants or wastes into the earth, air or into any body of water or any municipal or other sewer or drain water systems by Kobex or any of the Kobex Subsidiaries that have not been remedied;

(iv)
there is no material claim or judicial or administrative proceeding which may affect either Kobex or any of the Kobex Subsidiaries or any of the properties or assets of Kobex or the Kobex Subsidiaries relating to or alleging any violation of Environmental Laws;

(v)
neither Kobex nor any of the Kobex Subsidiaries has failed to report to the proper federal, provincial, municipal or other political subdivision, government, department, commission, board, bureau, agency or instrumentality, domestic or foreign, the occurrence of any event which is required to be so reported by any Environmental Laws; and

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(vi)
Kobex and the Kobex Subsidiaries hold all licences, permits and approvals required under any Environmental Laws in connection with the operation of their respective businesses and the ownership and use of their respective assets, other than those which the failure to hold would not reasonably be expected to have a Material Adverse Effect on Kobex, and neither Kobex nor any of the Kobex Subsidiaries nor any of their respective assets is the subject of any investigation, evaluation, audit or review not in the ordinary and regular course by any Governmental Entity to determine whether any violation of Environmental Laws has occurred or is occurring, and neither Kobex nor any of the Kobex Subsidiaries is subject to any known environmental liabilities not disclosed in the Kobex Public Documents;

(o)
Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Kobex or any of the Kobex Subsidiaries, on a consolidated basis:

(i)
each of Kobex and the Kobex Subsidiaries has duly and timely made or prepared all Tax Returns required to be made or prepared by it, has duly and timely filed all Tax Returns required to be filed by it with the appropriate Governmental Entity and has, in all material respects, completely and correctly reported all income and all other amounts or information required to be reported thereon;

(ii)
each of Kobex and the Kobex Subsidiaries has (A) duly and timely paid all Taxes due and payable by it, (B) duly and timely withheld all Taxes and other amounts required by Law to be withheld by it and has duly and timely remitted to the appropriate Governmental Entity such Taxes and other amounts required by Law to be remitted by it, and (C) duly and timely collected all amounts on account of sales or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity any such amounts required by Law to be remitted by it;

(iii)
the charges, accruals and reserves for Taxes reflected on the Kobex Financial Statements (whether or not due and whether or not shown on any Tax Return but excluding any provision for deferred income taxes) are, in the opinion of Kobex, adequate under Canadian GAAP to cover Taxes with respect to Kobex and the Kobex Subsidiaries accruing through the date hereof;

(iv)
there are no proceedings, investigations, audits, assessments, reassessments or claims now pending or to the knowledge of Kobex, threatened against any of Kobex or the Kobex Subsidiaries that propose to assess Taxes in addition to those reported in the Tax Returns; and

(v)	no waiver of any statutory limitation period with respect to Taxes has been given or requested with respect to Kobex or any of the Kobex Subsidiaries.

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(p)
Pension and Employee Benefits. Kobex and the Kobex Subsidiaries have complied, in all material respects, with all of the terms of the pension and other employee compensation and benefit obligations of Kobex and the Kobex Subsidiaries, as the case may be, including the provisions of any collective agreements, funding and investment contracts or obligations applicable thereto, arising under or relating to each of the pension or retirement income plans or other employee compensation or benefit plans, agreements, policies, programs, arrangements or practices, whether written or oral, which are maintained by or binding upon Kobex or the Kobex Subsidiaries, as the case may be, other than such non-compliance that would not reasonably be expected to have a Material Adverse Effect on Kobex.

(q)	Reporting Status. Kobex is a reporting issuer or its equivalent in the provinces of British Columbia and Alberta. The Kobex Common Shares are listed on the TSXV.

(r)
Reports. Since August 1, 2007, Kobex has filed with the Securities Authorities, the TSXV and all applicable self-regulatory authorities a true and complete copy of all forms, reports, schedules, statements, certifications, material change reports and other documents required to be filed by it, including the Kobex Public Documents. The Kobex Public Documents, at the time filed or, if amended, as of the date of such amendment (a) did not contain any misrepresentation (as defined in the Securities Act (British Columbia) and did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the requirements of applicable securities legislation and the rules, policies and instruments of all Securities Authorities having jurisdiction over Kobex except where such non-compliance has not had or would not reasonably be expected to have a Material Adverse Effect on Kobex. Kobex has not filed any confidential material change or other report or other document with any Securities Authorities or stock exchange or other self-regulatory authority which at the date hereof remains confidential.

(s)
Compliance with Laws. Except with respect to matters relating to the environment or Environmental Laws (which are addressed in Section 3.1(n)), Kobex and the Kobex Subsidiaries have complied with and are not in violation of any applicable Law other than such non-compliance or violations that would not, individually or in the aggregate, have a Material Adverse Effect on Kobex.

(t)
No Cease Trade. Kobex is not subject to any cease trade or other order of any applicable stock exchange or Securities Authority and, to the knowledge of Kobex, no investigation or other proceedings involving Kobex that may operate to prevent or restrict trading of any securities of Kobex are currently in progress or pending before any applicable stock exchange or Securities Authority.

(u)
No Option on Assets. No Person has any agreement or option or any right or privilege capable of becoming an agreement or option for the purchase from Kobex or the Kobex Subsidiaries any of the material assets of Kobex or any of the Kobex Subsidiaries.

(v)
Certain Contracts. None of Kobex or any of the Kobex Subsidiaries is a party to or bound by any non-competition agreement or any other agreement, obligation, judgment, injunction, order or decree that purports to (i) limit the manner or the localities in which all or any material portion of the business of Kobex or the Kobex Subsidiaries are conducted, (ii) limit any business practice of Kobex or any Kobex Subsidiary in any material respect, or (iii) restrict any acquisition or disposition of any property by Kobex or any Kobex Subsidiary in any material respect.

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(w)
No Broker’s Commission. Kobex has not entered into any agreement that would entitle any Person to any valid claim against Kobex for a broker’s commission, finder’s fee or any like payment in respect of the Kobex Arrangement or any other matter contemplated by this Agreement, except for the fees and expenses payable to McKnight, in its capacity as financial advisor to Kobex in connection with the Kobex Arrangement.

(x)
Vote Required. The only votes of the holders of any class or series of the Kobex Common Shares, Kobex Options or other securities of Kobex necessary to approve this Agreement and the Kobex Arrangement and the transactions contemplated hereof or thereby is, subject to the Kobex Interim Order, the Kobex Shareholder Approval.

(y)
Information. The information contained or incorporated by reference in the Proxy Circular relating to Kobex will contain no untrue statement of a material fact and will not omit to state a material fact that is required to be stated or that is necessary to make the statements not misleading in light of the circumstances in which they were made.

(z)
U.S. Securities Law Matters. Kobex (i) is a “foreign private issuer” as defined in Rule 405 under the 1933 Act, (ii) has no class of securities outstanding that is or is required to be registered under Section 12 of the 1934 Act or that is subject to the reporting requirements of Section 13 or 15(d) of the 1934 Act, and (iii) is not registered or required to register as an investment company under the 1940 Act.

(aa)
No Shareholdings in IMA. Kobex does not, legally or beneficially, own, directly or indirectly, any securities of IMA or Barytex and does not have any right, agreement or obligation to purchase any securities of IMA or Barytex or any securities or obligations of any kind convertible into or exchangeable for any securities of IMA or Barytex.

3.2           Representations and Warranties of Barytex

Barytex hereby represents and warrants to IMA and Kobex and hereby acknowledges that each of IMA and Kobex is relying upon such representations and warranties in connection with entering into this Agreement and in respect of IMA agreeing to complete the Barytex Arrangement, as follows:

(a)
Organization. Each of Barytex and the Barytex Subsidiaries has been incorporated, is validly subsisting and has full corporate power and authority to own its property and assets and to conduct its business as currently owned and conducted. Each of Barytex and the Barytex Subsidiaries is registered, licensed or otherwise qualified as an extra-provincial corporation or a foreign corporation in each jurisdiction where the nature of the business or the location or character of the property and assets owned or leased by it requires it to be so registered, licensed or otherwise qualified, other than those jurisdictions where the failure to be so registered, licensed or otherwise qualified would not have a Material Adverse Effect on Barytex. All of the outstanding shares of the Barytex Subsidiaries are validly issued, and are fully paid and non-assessable to the extent such a concept exists under applicable Law. All of the outstanding shares of the Barytex Subsidiaries are owned, directly or indirectly, by Barytex. Except pursuant to restrictions on transfer contained in the articles or by-laws (or their equivalent) of the applicable Barytex Subsidiary, the outstanding shares of the Barytex Subsidiaries are owned free and clear of all Encumbrances and Barytex is not liable to any creditor in respect thereof. Except pursuant to this Agreement and the transactions contemplated hereby, there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any issued or unissued securities of, or interest in, any of the Barytex Subsidiaries or any of its material assets from either Barytex or any of the Barytex Subsidiaries.

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(b)	Capitalization. Barytex is authorized to issue an unlimited number of Barytex Common Shares. As at August 17, 2009 there were outstanding:

(i)	55,894,525 Barytex Common Shares; and

(ii)	Barytex Options to acquire an aggregate of 3,274,000 Barytex Common Shares; and

(iii)	Barytex Warrants to acquire an aggregate of 7,008,750 Barytex Common Shares.

Except for the Barytex Options and Barytex Warrants or as contemplated by this Agreement, as of the date hereof, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating Barytex or any of the Barytex Subsidiaries to issue or sell any shares of Barytex or any of the Barytex Subsidiaries, any securities or obligations of any kind convertible into or exchangeable for any shares of Barytex or any of the Barytex Subsidiaries. All outstanding Barytex Common Shares have been authorized and are validly issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights. As of the date hereof, there are no outstanding bonds, debentures or other evidences of indebtedness of Barytex or any of the Barytex Subsidiaries having the right to vote with the Barytex Shareholders on any matter. There are no outstanding contractual obligations of Barytex or of any of the Barytex Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Barytex Common Shares or with respect to the voting or disposition of any outstanding Barytex Common Shares.

(c)
Authority. Barytex has all necessary power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by Barytex as contemplated by this Agreement, and to perform its obligations hereunder and under such other agreements and instruments. The execution and delivery of this Agreement by Barytex and the completion by Barytex of the transactions contemplated by this Agreement have been authorized by the directors of Barytex and, subject to obtaining the Barytex Shareholder Approval, approval of the TSXV, the Barytex Interim Order and the Barytex Final Order in the manner contemplated herein, no other corporate proceedings on the part of Barytex are necessary to authorize this Agreement or to complete the transactions contemplated hereby other than in connection with the approval by the directors of Barytex of the Proxy Circular and other than the filing of the Barytex Amalgamation Application with the Registrar of Companies for British Columbia, and the documents required to obtain the final approval of the TSXV. This Agreement has been executed and delivered by Barytex and constitutes a legal, valid and binding obligation of Barytex, enforceable against Barytex in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other applicable Laws relating to or affecting creditors’ rights generally, and to general principles of equity. The execution and delivery by Barytex of this Agreement and the performance by Barytex of its obligations hereunder and the completion of the transactions contemplated hereby, do not and will not:

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(i)
result in a violation, contravention or breach of or constitute a default under, or entitle any party to terminate, accelerate, modify or call any obligations or rights under, require any consent to be obtained under or give rise to any termination rights under any provision of:

(A)	the articles, Notice of Articles or by-laws (or their equivalent) of Barytex or any of the Barytex Subsidiaries,

(B)	any Law or the rules or policies of the TSXV, or

(C)
any credit agreement, note, bond, mortgage, indenture, deed of trust, lease, franchise, concession, easement, contract, agreement, licence, permit or other instrument to which Barytex or any of the Barytex Subsidiaries is bound or is subject to or of which Barytex or any of the Barytex Subsidiaries is the beneficiary;

in each case, which would, individually or in the aggregate, have a Material Adverse Effect on Barytex;

(ii)
cause any indebtedness owing by Barytex or any of the Barytex Subsidiaries to come due before its stated maturity or cause any available credit to cease to be available which would, individually or in the aggregate, have a Material Adverse Effect on Barytex;

(iii)
result in the imposition of any Encumbrance upon any of the property or assets of Barytex or any of the Barytex Subsidiaries or give any Person the right to acquire any of Barytex’s assets, or restrict, hinder, impair or limit the ability of Barytex or any of the Barytex Subsidiaries to conduct the business of Barytex or any of the Barytex Subsidiaries as and where it is now being conducted which would, individually or in the aggregate, have a Material Adverse Effect on Barytex; or

(iv)
except as disclosed in the Barytex Public Documents or in writing to IMA and Kobex, result in or accelerate the time for payment or vesting of, or increase the amount of any severance, unemployment compensation, “golden parachute”, bonus, termination payments or otherwise, becoming due to any director or officer of Barytex or any Barytex Subsidiary or increase any benefits otherwise payable under any pension or benefits plan of Barytex or any Barytex Subsidiary or result in the acceleration of the time of payment or vesting of any such benefits.

No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity or other Person is required to be obtained by Barytex or any of the Barytex Subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Barytex of the transactions contemplated hereby other than (i) the Barytex Shareholder Approval; (ii) any other approvals required by the Barytex Interim Order, (iii) any approvals required by the Barytex Final Order, (iv) filings required under the BCBCA, (v) filings with and approvals required by the Securities Authorities and stock exchanges, and (vi) any other consents, approvals, orders, authorizations, declarations or filings which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on Barytex.

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(d)
Directors’ Approvals. The Barytex Board has received an opinion from Ross Glanville & Associates Ltd. (“Glanville”), that the Barytex Arrangement is fair, from a financial point of view, to the Barytex Shareholders and all of the independent directors of Barytex who attended the meeting at which the Barytex Arrangement was considered have:

(i)	determined that the Barytex Exchange Ratio is fair to the Barytex Shareholders and the Barytex Arrangement is in the best interests of Barytex;

(ii)	recommended that the Barytex Shareholders vote in favour of the Barytex Resolution; and

(iii)	authorized the entering into of this Agreement, and the performance of Barytex’s obligations hereunder.

(e)
Barytex Subsidiaries. The only Subsidiaries of Barytex are the Barytex Subsidiaries and Barytex does not own a direct or indirect voting or equity interest in any Person that is not a Barytex Subsidiary.

(f)
No Defaults. None of Barytex or any of the Barytex Subsidiaries is in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute a default by Barytex or any of the Barytex Subsidiaries under any contract, agreement or licence that is material to the conduct of the business of Barytex or any of the Barytex Subsidiaries to which any of them is a party or by which any of them is bound that would, individually or in the aggregate, have a Material Adverse Effect on Barytex.

(g)	Absence of Changes. Since December 31, 2008:

(i)	Barytex and each of the Barytex Subsidiaries has conducted its business only in the ordinary and regular course of business consistent with past practice;

(ii)	none of Barytex or any of the Barytex Subsidiaries has incurred or suffered a Material Adverse Change;

(iii)	except as disclosed in the Barytex Public Documents, there has not been any acquisition or sale by Barytex or any of the Barytex Subsidiaries of any material property or assets thereof;

(iv)
other than in the ordinary and regular course of business consistent with past practice, there has not been, individually or in the aggregate such that it would have a Material Adverse Effect on Barytex, any incurrence, assumption or guarantee by Barytex or any of the Barytex Subsidiaries of any debt for borrowed money, any creation or assumption by Barytex or any of the Barytex Subsidiaries of any Encumbrance, any making by Barytex or any of the Barytex Subsidiaries of any loan, advance or capital contribution to or investment in any other Person or any entering into, amendment of, relinquishment, termination or non-renewal by Barytex or any of the Barytex Subsidiaries of any contract, agreement, licence, lease transaction, commitment or other right or obligation;

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(v)	Barytex has not declared or paid any dividends or made any other distribution on any of the Barytex Common Shares;

(vi)	Barytex has not effected or passed any resolution to approve a split, consolidation or reclassification of any of the outstanding Barytex Common Shares;

(vii)
other than in the ordinary and regular course of business consistent with past practice, there has not been any material increase in or modification of the compensation payable to or to become payable by Barytex or any of the Barytex Subsidiaries to any of their respective directors, officers, employees or consultants or any grant to any such director, officer, employee or consultant of any increase in severance or termination pay or any increase or modification of any bonus, pension, insurance or benefit arrangement (including, without limitation, the granting of Barytex Options pursuant to the Barytex Stock Option Plan) made to, for or with any of such directors or officers;

(viii)	Barytex has not effected any material change in its accounting methods, principles or practices; and

(ix)	Barytex has not adopted any, or materially amended any, collective bargaining agreement, bonus, pension, profit sharing, stock purchase, stock option or other benefit plan or shareholder rights plan.

(h)	Employment Agreements. None of Barytex or any of the Barytex Subsidiaries:

(i)
except as disclosed in the Barytex Public Documents or in writing to IMA and Kobex, is a party to any written or oral policy, agreement, obligation or understanding providing for severance or termination payments to, or any employment or consulting agreement with, any director or officer of Barytex or any of the Barytex Subsidiaries that would be triggered by Barytex’s entering into this Agreement or the completion of the Barytex Arrangement;

(ii)	has any employee or consultant whose employment or contract with Barytex or the Barytex Subsidiaries cannot be terminated by Barytex or the Barytex Subsidiaries, as applicable; and

(iii)
(a) is a party to any collective bargaining agreement, (b) is, to the knowledge of Barytex, subject to any application for certification or threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement, or (c) is subject to any current, or to the knowledge of Barytex, pending or threatened strike or lockout.

(i)
Financial Matters. The audited annual financial statements of Barytex for the financial years ended December 31, 2007 and 2008, and the unaudited financial statements of Barytex for the three months ended March 31, 2009, and the respective notes thereto (the “Barytex Financial Statements”) were prepared in accordance with Canadian GAAP consistently applied, and fairly present in all material respects the consolidated financial condition of Barytex at the respective dates indicated and the results of operations of Barytex for the periods covered on a consolidated basis. As of the date hereof, neither Barytex nor any of the Barytex Subsidiaries has any liability or obligation (including, without limitation, liabilities or obligations to fund any operations or work or exploration program, to give any guarantees or for Taxes), whether accrued, absolute, contingent or otherwise, or any related party transactions or off-balance sheet transactions not reflected in the audited consolidated financial statements of Barytex for the financial year ended December 31, 2008, except liabilities and obligations incurred in the ordinary and regular course of business (including the business of exploring Barytex’s projects) since December 31, 2008, which liabilities or obligations would not reasonably be expected to have a Material Adverse Effect on Barytex.

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(j)
Books and Records. The corporate records and minute books of Barytex and the Barytex Subsidiaries have been maintained in accordance with all applicable Laws and are complete and accurate in all material respects, except where such incompleteness or inaccuracy would not have a Material Adverse Effect on Barytex. Financial books and records and accounts of Barytex and the Barytex Subsidiaries in all material respects (i) have been maintained in accordance with good business practices on a basis consistent with prior years and past practice, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and acquisitions and dispositions of assets of Barytex and the Barytex Subsidiaries, and (iii) accurately and fairly reflect the basis for the consolidated financial statements of Barytex.

(k)
Litigation. Except as disclosed in the Barytex Public Documents, there is no claim, action, proceeding or investigation pending or in progress or, to the knowledge of Barytex, threatened against or relating to Barytex or any of the Barytex Subsidiaries or affecting any of their respective properties or assets before any Governmental Entity which individually or in the aggregate has, or could reasonably be expected to have, a Material Adverse Effect on Barytex. There is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress, or, to the knowledge of Barytex, threatened against or relating to Barytex or any of the Barytex Subsidiaries before any Governmental Entity. None of Barytex or any of the Barytex Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, writ, injunction or decree that involves or may involve, or restricts or may restrict the right or ability of Barytex or the Barytex Subsidiary, as the case may be, to conduct its business in all material respects as it has been carried on prior to the date hereof, or that would materially impede the consummation of the transactions contemplated by this Agreement, except to the extent any such matter would not have a Material Adverse Effect on Barytex.

(l)
Title to Properties and Operational Matters. Except as disclosed in the Barytex Public Documents, Barytex or one of the Barytex Subsidiaries is the legal and beneficial owner of and has good and marketable title to the mining claims, concessions, licenses, leases or other instruments conferring mineral rights in respect of the properties in which Barytex and any of the Barytex Subsidiaries has an interest referred to in the Barytex Public Documents (collectively, for the purposes of this Section 3.2(l), the “Barytex properties and assets”). All agreements by which each of Barytex or any of the Barytex Subsidiaries holds an interest in the Barytex properties and assets are in good standing according to their respective terms and the Barytex properties and assets are in good standing under applicable Law and all filings and work commitments required to maintain the Barytex properties and assets in good standing have been properly recorded and filed in a timely manner with the appropriate Governmental Entity and there are no Encumbrances or any other interests in or on such Barytex properties and assets except as disclosed in the Barytex Public Documents. Each of Barytex and each of the Barytex Subsidiaries has conducted and is conducting its business in material compliance with all applicable Laws, including all applicable Laws and all Governmental Entity authorizations and instructions, whether in writing or oral, relating to the Barytex properties and assets, except to the extent that any non-compliance does not have a Material Adverse Effect on Barytex and the Barytex Subsidiaries. Barytex has not nor has any of the Barytex Subsidiaries received any notice of the revocation or cancellation of, or any intention to revoke or cancel, any of the Barytex properties and assets that would, individually or in the aggregate, result in a Material Adverse Effect on Barytex. Without limiting the generality of the foregoing, Barytex and the Barytex Subsidiaries have obtained all licences and permits necessary for the operation of the business of Barytex and the Barytex Subsidiaries and have not taken any action which would impair the ability of Barytex or the Barytex Subsidiaries to obtain necessary licences or permits in the future for the continued operation of such business.

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(m)
Insurance. Barytex currently maintains all necessary insurance policies that it needs to conduct its business as currently conducted and such policies are in full force and effect as of the date hereof.

(n)
Environmental. Except to the extent that any violation or other matter referred to in this subsection does not have a Material Adverse Effect on Barytex and the Barytex Subsidiaries, to Barytex’s knowledge:

(i)	Barytex and the Barytex Subsidiaries are in compliance in all material respects with Environmental Laws;

(ii)
Barytex and the Barytex Subsidiaries have operated their respective businesses at all times and have received, handled, used, stored, treated, shipped and disposed of all contaminants without violation of Environmental Laws;

(iii)
there have been no spills, releases, deposits or discharges of hazardous or toxic substances, contaminants or wastes into the earth, air or into any body of water or any municipal or other sewer or drain water systems by Barytex or any of the Barytex Subsidiaries that have not been remedied;

(iv)
there is no material claim or judicial or administrative proceeding which may affect either Barytex or any of the Barytex Subsidiaries or any of the properties or assets of Barytex or the Barytex Subsidiaries relating to or alleging any violation of Environmental Laws;

(v)
neither Barytex nor any of the Barytex Subsidiaries has failed to report to the proper federal, provincial, municipal or other political subdivision, government, department, commission, board, bureau, agency or instrumentality, domestic or foreign, the occurrence of any event which is required to be so reported by any Environmental Laws; and

(vi)
Barytex and the Barytex Subsidiaries hold all licences, permits and approvals required under any Environmental Laws in connection with the operation of their respective businesses and the ownership and use of their respective assets, other than those which the failure to hold would not reasonably be expected to have a Material Adverse Effect on Barytex, and neither Barytex nor any of the Barytex Subsidiaries nor any of their respective assets is the subject of any investigation, evaluation, audit or review not in the ordinary and regular course by any Governmental Entity to determine whether any violation of Environmental Laws has occurred or is occurring, and neither Barytex nor any of the Barytex Subsidiaries is subject to any known environmental liabilities not disclosed in the Barytex Public Documents;

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(o)
Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Barytex or any of the Barytex Subsidiaries, on a consolidated basis:

(i)
each of Barytex and the Barytex Subsidiaries has duly and timely made or prepared all Tax Returns required to be made or prepared by it, has duly and timely filed all Tax Returns required to be filed by it with the appropriate Governmental Entity and has, in all material respects, completely and correctly reported all income and all other amounts or information required to be reported thereon;

(ii)
each of Barytex and the Barytex Subsidiaries has (A) duly and timely paid all Taxes due and payable by it, (B) duly and timely withheld all Taxes and other amounts required by Law to be withheld by it and has duly and timely remitted to the appropriate Governmental Entity such Taxes and other amounts required by Law to be remitted by it, and (C) duly and timely collected all amounts on account of sales or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity any such amounts required by Law to be remitted by it;

(iii)
the charges, accruals and reserves for Taxes reflected on the Barytex Financial Statements (whether or not due and whether or not shown on any Tax Return but excluding any provision for deferred income taxes) are, in the opinion of Barytex, adequate under Canadian GAAP to cover Taxes with respect to Barytex and the Barytex Subsidiaries accruing through the date hereof;

(iv)
there are no proceedings, investigations, audits, assessments, reassessments or claims now pending or to the knowledge of Barytex, threatened against any of Barytex or the Barytex Subsidiaries that propose to assess Taxes in addition to those reported in the Tax Returns; and

(v)	no waiver of any statutory limitation period with respect to Taxes has been given or requested with respect to Barytex or any of the Barytex Subsidiaries.

(p)
Pension and Employee Benefits. Barytex and the Barytex Subsidiaries have complied, in all material respects, with all of the terms of the pension and other employee compensation and benefit obligations of Barytex and the Barytex Subsidiaries, as the case may be, including the provisions of any collective agreements, funding and investment contracts or obligations applicable thereto, arising under or relating to each of the pension or retirement income plans or other employee compensation or benefit plans, agreements, policies, programs, arrangements or practices, whether written or oral, which are maintained by or binding upon Barytex or the Barytex Subsidiaries, as the case may be, other than such non-compliance that would not reasonably be expected to have a Material Adverse Effect on Barytex.

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(q)	Reporting Status. Barytex is a reporting issuer or its equivalent in the provinces of British Columbia and Alberta. The Barytex Common Shares are listed on the TSXV.

(r)
Reports. Since January 1, 2008, Barytex has filed with the Securities Authorities, the TSXV and all applicable self-regulatory authorities a true and complete copy of all forms, reports, schedules, statements, certifications, material change reports and other documents required to be filed by it, including the Barytex Public Documents. The Barytex Public Documents, at the time filed or, if amended, as of the date of such amendment (a) did not contain any misrepresentation (as defined in the Securities Act (British Columbia) and did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the requirements of applicable securities legislation and the rules, policies and instruments of all Securities Authorities having jurisdiction over Barytex except where such non-compliance has not had or would not reasonably be expected to have a Material Adverse Effect on Barytex. Barytex has not filed any confidential material change or other report or other document with any Securities Authorities or stock exchange or other self-regulatory authority which at the date hereof remains confidential.

(s)
Compliance with Laws. Except with respect to matters relating to the environment or Environmental Laws (which are addressed in Section 3.2(n)), Barytex and the Barytex Subsidiaries have complied with and are not in violation of any applicable Law other than such non-compliance or violations that would not, individually or in the aggregate, have a Material Adverse Effect on Barytex.

(t)
No Cease Trade. Barytex is not subject to any cease trade or other order of any applicable stock exchange or Securities Authority and, to the knowledge of Barytex, no investigation or other proceedings involving Barytex that may operate to prevent or restrict trading of any securities of Barytex are currently in progress or pending before any applicable stock exchange or Securities Authority.

(u)
No Option on Assets. No Person has any agreement or option or any right or privilege capable of becoming an agreement or option for the purchase from Barytex or the Barytex Subsidiaries any of the material assets of Barytex or any of the Barytex Subsidiaries.

(v)
Certain Contracts. None of Barytex or any of the Barytex Subsidiaries is a party to or bound by any non-competition agreement or any other agreement, obligation, judgment, injunction, order or decree that purports to (i) limit the manner or the localities in which all or any material portion of the business of Barytex or the Barytex Subsidiaries are conducted, (ii) limit any business practice of Barytex or any Barytex Subsidiary in any material respect, or (iii) restrict any acquisition or disposition of any property by Barytex or any Barytex Subsidiary in any material respect.

(w)
No Broker’s Commission. Barytex has not entered into any agreement that would entitle any Person to any valid claim against Barytex for a broker’s commission, finder’s fee or any like payment in respect of the Barytex Arrangement or any other matter contemplated by this Agreement, except for the fees and expenses payable to Glanville, in its capacity as financial advisor to Barytex in connection with the Barytex Arrangement.

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(x)
Vote Required. The only votes of the holders of any class or series of the Barytex Common Shares, Barytex Options, Barytex Warrants or other securities of Barytex necessary to approve this Agreement and the Barytex Arrangement and the transactions contemplated hereof or thereby is, subject to the Barytex Interim Order, the Barytex Shareholder Approval.

(y)
Information. The information contained or incorporated by reference in the Proxy Circular relating to Barytex will contain no untrue statement of a material fact and will not omit to state a material fact that is required to be stated or that is necessary to make the statements not misleading in light of the circumstances in which they were made.

(z)
U.S. Securities Law Matters. Barytex (i) is a “foreign private issuer” as defined in Rule 405 under the 1933 Act, (ii) has no class of securities outstanding that is or is required to be registered under Section 12 of the 1934 Act or that is subject to the reporting requirements of Section 13 or 15(d) of the 1934 Act, and (iii) is not registered or required to register as an investment company under the 1940 Act.

(aa)
No Shareholdings in IMA. Barytex does not, legally or beneficially, own, directly or indirectly, any securities of IMA or Kobex and does not have any right, agreement or obligation to purchase any securities of IMA or Kobex or any securities or obligations of any kind convertible into or exchangeable for any securities of IMA or Kobex.

3.3           Representations and Warranties of IMA

IMA hereby represents and warrants to Kobex and Barytex, and hereby acknowledges that each of Kobex and Barytex is relying upon such representations and warranties in connection with entering into this Agreement and agreeing to complete the Arrangements, as follows:

(a)
Organization. Each of IMA and the IMA Subsidiaries has been incorporated, is validly subsisting and has full corporate power and authority to own its property and assets and to conduct its business as currently owned and conducted. Each of IMA and the IMA Subsidiaries is registered, licensed or otherwise qualified in each jurisdiction where the nature of the business or the location or character of the property and assets owned or leased by it requires it to be so registered, licensed or otherwise qualified, other than those jurisdictions where the failure to be so registered, licensed or otherwise qualified would not have a Material Adverse Effect on IMA. All of the outstanding shares of the IMA Subsidiaries are validly issued, and are fully paid and non-assessable to the extent such a concept exists under applicable Law. All of the outstanding shares of the IMA Subsidiaries are owned directly or indirectly by IMA. Except pursuant to restrictions on transfer contained in the articles or by-laws (or their equivalent) of the applicable IMA Subsidiary, the outstanding shares of each of the IMA Subsidiaries are owned free and clear of all Encumbrances. There are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any issued or unissued securities of, or interest in, any of the IMA Subsidiaries from either IMA or any of the IMA Subsidiaries.

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(b)	Capitalization. IMA is authorized to issue an unlimited number of IMA Common Shares. As at August 17, 2009 there were outstanding:

(i)	52,132,064 IMA Common Shares;

(ii)	IMA Options to acquire an aggregate of 1,468,000 IMA Common Shares; and

(iii)	IMA Warrants to acquire an aggregate of1,666,670 IMA Common Shares.

Except for the IMA Options and the IMA Warrants and except pursuant to this Agreement and the transactions contemplated hereby, as of the date hereof, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating IMA or any of the IMA Subsidiaries to issue or sell any shares of IMA or any securities or obligations of any kind convertible into or exchangeable for any shares of IMA. All outstanding IMA Common Shares have been authorized and are validly issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights. As of the date hereof, there are no outstanding bonds, debentures or other evidences of indebtedness of IMA or any of the IMA Subsidiaries having the right to vote with the IMA Shareholders on any matter. There are no outstanding contractual obligations of IMA or of any of the IMA Subsidiaries to repurchase, redeem or otherwise acquire any outstanding IMA Common Shares or with respect to the voting or disposition of any outstanding IMA Common Shares.

(c)
Authority. IMA has all necessary corporate power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by IMA as contemplated by this Agreement, and to perform its obligations hereunder and under such other agreements and instruments. The execution and delivery of this Agreement by IMA and the completion by IMA of the transactions contemplated by this Agreement have been authorized by the directors of IMA and no other corporate proceedings on the part of IMA are necessary to authorize this Agreement or the completion by IMA of the transactions contemplated hereby. This Agreement has been executed and delivered by IMA and constitutes a legal, valid and binding obligation of IMA, enforceable against IMA in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other applicable Laws relating to or affecting creditors’ rights generally, and to general principles of equity. The execution and delivery by IMA of this Agreement and the performance by it of its obligations hereunder and the completion of the transactions contemplated hereby, do not and will not:

(i)
result in a violation, contravention or breach or constitute a default under, or entitle any party to terminate, accelerate, modify or call any obligations or rights under, require any consent to be obtained under or give rise to any termination rights under any provision of,

(A)	Notice of Articles or articles of IMA or the equivalent constating documents of any of the IMA Subsidiaries,

(B)	any applicable Law or rule or policy of the TSXV or AMEX, or

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(C)
any credit arrangement, note, bond, mortgage, indenture, deed of trust, lease, franchise, concession, easement, contract, agreement, licence, permit or other instrument to which IMA or any of the IMA Subsidiaries is a party or of which IMA or any of the IMA Subsidiaries is the beneficiary;

in each case, which would, individually or in the aggregate, have a Material Adverse Effect on IMA;

(ii)
cause any indebtedness owing by IMA or any of the IMA Subsidiaries to come due before its stated maturity or cause any available credit to cease to be available which would, individually or in the aggregate, have a Material Adverse Effect on IMA;

(iii)
result in the imposition of any Encumbrance upon any of the property or assets of IMA or any of the IMA Subsidiaries or give any Person the right to acquire any of IMA’s assets, or restrict, hinder, impair or limit the ability of IMA or any of the IMA Subsidiaries to conduct the business of IMA or any of the IMA Subsidiaries as and where it is now being conducted which would, individually or in the aggregate, have a Material Adverse Effect on IMA; or

(iv)
except as disclosed in the IMA Public Documents or in writing to Barytex and Kobex, result in or accelerate the time for payment (or vesting of, or increase the amount of any severance, unemployment compensation, “golden parachute”, bonus, termination payments or otherwise) becoming due to any director or officer of IMA or any IMA Subsidiary or increase any benefits otherwise payable under any pension or benefits plan of IMA or any IMA Subsidiary or result in the acceleration of the time of payment or vesting of any such benefits.

No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity or other Person is required to be obtained by IMA or any of the IMA Subsidiaries in connection with the execution and delivery of this Agreement or the consummation by IMA of the transactions contemplated hereby other than (i) any approvals required by the Interim Orders, (ii) any approvals required by the Final Orders, (iii) filings required under the BCBCA, (iv) filings with and approvals required by the Securities Authorities and the TSXV and AMEX and (v) any other consents, approvals, orders, authorizations, declarations or filings which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on IMA.

(d)
Directors’ Approvals. The IMA Board has received an opinion from Canaccord Capital Corporation that the Arrangements are fair, from a financial point of view, to the IMA Shareholders and all of the directors of IMA who attended the meeting at which the Arrangements were considered have:

(i)	determined unanimously that the Arrangements are in the best interests of IMA and fair, from a financial point of view, to IMA Shareholders; and

(ii)	authorized the entering into of this Agreement, and the performance of IMA’s obligations hereunder.

(e)
IMA Subsidiaries. The only Subsidiaries of IMA are the IMA Subsidiaries and IMA does not own a direct or indirect voting or equity interest in any Person that is not a IMA Subsidiary, other than its 18.59% equity interest in Blue Sky Uranium Corp..

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(f)
No Defaults. None of IMA or any of the IMA Subsidiaries is in default under, and, there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute a default by IMA or any of the IMA Subsidiaries, under any contract, agreement or licence that is material to the conduct of the business of IMA or any of the IMA Subsidiaries to which any of them is a party or by which any of them is bound that would, individually or in the aggregate, have a Material Adverse Effect on IMA.

(g)	Absence of Changes. Since December 31, 2008:

(i)	IMA and each of the IMA Subsidiaries has conducted its business only in the ordinary and regular course of business consistent with past practice;

(ii)	none of IMA or any of the IMA Subsidiaries has incurred or suffered a Material Adverse Change;

(iii)	there has not been any acquisition or sale by IMA or any of the IMA Subsidiaries of any material property or assets thereof;

(iv)
other than in the ordinary and regular course of business consistent with past practice, there has not been any incurrence, assumption or guarantee by IMA or any of the IMA Subsidiaries of any debt for borrowed money, any creation or assumption by IMA or any of the IMA Subsidiaries of any Encumbrance, any making by IMA or any of the IMA Subsidiaries of any loan, advance or capital contribution to or investment in any other Person or any entering into, amendment of, relinquishment, termination or non-renewal by IMA or any of the IMA Subsidiaries, of any contract, agreement, licence, lease transaction, commitment or other right or obligation that would, individually or in the aggregate, have a Material Adverse Effect on IMA;

(v)	IMA has not declared or paid any dividends or made any other distribution on any of the IMA Common Shares;

(vi)	IMA has not effected or passed any resolution to approve a split, consolidation or reclassification of any outstanding IMA Common Shares;

(vii)
other than in the ordinary and regular course of business consistent with past practice, there has not been any material increase in or modification of the compensation payable by IMA or any of the IMA Subsidiaries to any of their respective directors, officers, employees or consultants or any grant to any such director, officer, employee or consultant of any increase in severance or termination pay or any increase or modification of any bonus, pension, insurance or benefit arrangement (including, without limitation, the granting of IMA Options pursuant to the IMA Stock Option Plan) made to, for or with any of such directors, officers, employees or consultants;

(viii)	IMA has not effected any material change in its accounting methods, principles or practices, other than as disclosed in the IMA Financial Statements; and

(ix)	IMA has not adopted any, or materially amended any, collective bargaining agreement, bonus, pension, profit sharing, stock purchase, stock option or other benefit plan or shareholder rights plan.

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(h)	Employment Agreements. None of IMA or any of the IMA Subsidiaries:

(i)
except as disclosed in writing to Kobex and Barytex or as disclosed in the IMA Public Documents, is a party to any written or oral policy, agreement, obligation or understanding providing for severance or termination payments to, or any employment or consulting agreement with any director or officer of IMA or any of the IMA Subsidiaries that would be triggered by IMA’s entering into this Agreement or the completion of the Arrangements;

(ii)
has any employee or consultant whose employment or contract with IMA or the IMA Subsidiary cannot be terminated by IMA or any IMA Subsidiary in accordance with the provisions of such employment or consultant contract following the completion of the Arrangements; and

(iii)
(a) is a party to any collective bargaining agreement, (b) is, to the knowledge of IMA, subject to any application for certification or threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement, or (c) is subject to any current, or to the knowledge of IMA, pending or threatened strike or lockout.

(i)
Financial Matters. The audited annual financial statements of IMA for the financial years ended December 31, 2007 and 2008, and the unaudited financial statements of IMA for the six months ended June 30, 2009, and the respective notes thereto (the “IMA Financial Statements”) were prepared in accordance with Canadian GAAP consistently applied, and fairly present in all material respects the consolidated financial position of IMA at the respective dates indicated on a consolidated basis. As of the date hereof, neither IMA nor any of the IMA Subsidiaries has any liability or obligation (including, without limitation, liabilities or obligations to fund any operations or work or exploration program to give any guarantees or for Taxes), whether accrued, absolute, contingent or otherwise, or any related party transactions or off-balance sheet transactions not reflected in the audited consolidated financial statements of IMA for the financial year ended December 31, 2008, except liabilities and obligations incurred in the ordinary and regular course of business (including the business of operating, developing, constructing and exploring IMA’s projects) since December 31, 2008, which liabilities or obligations would not reasonably be expected to have a Material Adverse Effect on IMA.

(j)
Books and Records. The corporate records and minute books of IMA and the IMA Subsidiaries have been maintained in accordance with all applicable Laws and are complete and accurate in all material respects, except where such incompleteness or inaccuracy would not have a Material Adverse Effect on IMA. Financial books and records and accounts of IMA and the IMA Subsidiaries, in all material respects (i) have been maintained in accordance with good business practices on a basis consistent with prior years and past practice, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and acquisitions and dispositions of assets of IMA and the IMA Subsidiaries, and (iii) accurately and fairly reflect the basis for the consolidated financial statements of IMA.

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(k)
Litigation. Except as disclosed in the IMA Public Documents, there is no claim, action, proceeding or investigation pending or in progress or, to the knowledge of IMA, threatened against or relating to IMA, any of the IMA Subsidiaries or affecting any of their respective properties or assets before any Governmental Entity which individually or in the aggregate has, or could reasonably be expected to have, a Material Adverse Effect on IMA. There is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress, or, to the knowledge of IMA, threatened against or relating to IMA or any of the IMA Subsidiaries before any Governmental Entity. None of IMA or any of the IMA Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, writ, injunction or decree that involves or may involve, or restricts or may restrict the right or ability of IMA or the IMA Subsidiary, as the case may be, to conduct its business in all material respects as it has been carried on prior to the date hereof, or that would materially impede the consummation of the transactions contemplated by this Agreement, except to the extent any such matter would not have a Material Adverse Effect on IMA.

(l)
Title to Properties and Operational Matters. IMA or one of the IMA Subsidiaries is the legal and beneficial owner of and has good and marketable title to the mining claims, concessions, licenses, leases or other instruments conferring mineral rights in respect of the properties in which IMA and any of the IMA Subsidiaries has an interest referred to in the IMA Public Documents (collectively, for the purposes of this Section 3.3(l), the “IMA properties and assets”). All agreements by which each of IMA or any of the IMA Subsidiaries holds an interest in the IMA properties and assets are in good standing according to their respective terms and the IMA properties and assets are in good standing under applicable Law and all filings and work commitments required to maintain the IMA properties and assets in good standing have been properly recorded and filed in a timely manner with the appropriate Governmental Entity and there are no Encumbrances or any other interests in or on such IMA properties and assets except as disclosed in the IMA Public Documents. Each of IMA and each of the IMA Subsidiaries has conducted and is conducting its business in material compliance with all applicable Laws, including all applicable Governmental Entity authorizations and instructions, whether in writing or oral, relating to mining and/or mining claims, concessions, licenses or leases. IMA has not, nor has any of the IMA Subsidiaries, received any notice of the revocation or cancellation of, or any intention to revoke or cancel, any of the mining claims, concessions, licenses, leases or other instruments conferring mineral rights in respect of the properties in which IMA and any of the IMA Subsidiaries has an interest that would, individually or in the aggregate, result in a Material Adverse Effect on IMA. Without limiting the generality of the foregoing, IMA and the IMA Subsidiaries have obtained all licences and permits necessary for the operation of the business of IMA and the IMA Subsidiaries and have not taken any action which would impair the ability of IMA or the IMA Subsidiaries to obtain necessary licences or permits in the future for the continued operation of such business.

(m)	Insurance. IMA currently maintains all necessary insurance policies that it needs to conduct its business as currently conducted and such policies are in full force and effect as of the date hereof.

(n)	Environmental. Except to the extent that any violation or other matter referred to in this subsection does not have a Material Adverse Effect on IMA and the IMA Subsidiaries, to IMA’s knowledge:

(i)	IMA and the IMA Subsidiaries are in compliance in all material respects with Environmental Laws;

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(ii)
IMA and the IMA Subsidiaries have operated their respective business at all times and have received, handled, used, stored, treated, shipped and disposed of all contaminants without violation of Environmental Laws;

(iii)
there have been no spills, releases, deposits or discharges of hazardous or toxic substances, contaminants or wastes into the earth, air or into any body of water or any municipal or other sewer or drain water systems by IMA or any of the IMA Subsidiaries that have not been remedied;

(iv)
there is no material claim or judicial or administrative proceeding which may affect either IMA or any of the IMA Subsidiaries or any of the properties or assets of IMA or the IMA Subsidiaries relating to or alleging any violation of Environmental Laws;

(v)
neither IMA nor any of the IMA Subsidiaries has failed to report to the proper federal, provincial, municipal or other political subdivision, government, department, commission, board, bureau, agency or instrumentality, domestic or foreign, the occurrence of any event which is required to be so reported by any Environmental Laws; and

(vi)
IMA and the IMA Subsidiaries hold all licences, permits and approvals required under any Environmental Laws in connection with the operation of their respective businesses and the ownership and use of their respective assets, other than those which the failure to hold would not reasonably be expected to have a Material Adverse Effect on IMA, and neither IMA nor any of the IMA Subsidiaries nor any of their respective assets is the subject of any investigation, evaluation, audit or review not in the ordinary and regular course by any Governmental Entity to determine whether any violation of Environmental Laws has occurred or is occurring, and neither IMA nor any of the IMA Subsidiaries is subject to any known environmental liabilities not disclosed in the IMA Public Documents.

(o)
Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to IMA or any of the IMA Subsidiaries, on a consolidated basis:

(i)
each of IMA and the IMA Subsidiaries has duly and timely made or prepared all Tax Returns required to be made or prepared by it, has duly and timely filed all Tax Returns required to be filed by it with the appropriate Governmental Entity and has, in all material respects, completely and correctly reported all income and all other amounts or information required to be reported thereon;

(ii)
each of IMA and the IMA Subsidiaries has (A) duly and timely paid all Taxes due and payable by it, (B) duly and timely withheld all Taxes and other amounts required by applicable Law to be withheld by it and has duly and timely remitted to the appropriate Governmental Entity such Taxes and other amounts required by applicable Law to be remitted by it, and (C) duly and timely collected all amounts on account of sales or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by applicable Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity any such amounts required by applicable Law to be remitted by it;

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(iii)
the charges, accruals and reserves for Taxes reflected on the IMA Financial Statements (whether or not due and whether or not shown on any Tax Return but excluding any provision for deferred income taxes) are, in the opinion of IMA, adequate under Canadian GAAP to cover Taxes with respect to IMA and the IMA Subsidiaries accruing through the date hereof;

(iv)
there are no material proceedings, investigations, audits, assessments, reassessments or claims now pending or to the knowledge of IMA, threatened against any of IMA or the IMA Subsidiaries that propose to assess Taxes in addition to those reported in the Tax Returns; and

(v)	no waiver of any statutory limitation period with respect to Taxes has been given or requested with respect to IMA or any of the IMA Subsidiaries.

(p)
Pension and Employee Benefits. IMA and the IMA Subsidiaries have complied, in all material respects, with all of the terms of the pension and other employee compensation and benefit obligations of IMA and the IMA Subsidiaries, as the case may be, including the provisions of any collective agreements, funding and investment contracts or obligations applicable thereto, arising under or relating to each of the pension or retirement income plans or other employee compensation or benefit plans, agreements, policies, programs, arrangements or practices, whether written or oral, which are maintained by or binding upon IMA or the IMA Subsidiaries, as the case may be, other than such non-compliance that would not reasonably be expected to have a Material Adverse Effect on IMA.

(q)	Reporting Status. IMA is a reporting issuer or its equivalent in British Columbia, Alberta, Ontario and Quebec. The IMA Common Shares are listed on the TSXV and AMEX.

(r)
Reports. Since January 1, 2008, IMA has filed with the Securities Authorities, the U.S. Securities and Exchange Commission, the TSXV, AMEX and all applicable self-regulatory authorities a true and complete copy of all forms, reports, schedules, statements, certifications, material change reports and other documents required to be filed by it, including the IMA Public Documents. The IMA Public Documents, at the time filed or, if amended, as of the date of such amendment (a) did not contain any misrepresentation (as defined in the Securities Act (British Columbia)) and did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the requirements of applicable securities legislation and the rules, policies and instruments of all Securities Authorities having jurisdiction over IMA except where such non-compliance has not had or would not reasonably be expected to have a Material Adverse Effect on IMA. IMA has not filed any confidential material change or other report or other document with any Securities Authorities or stock exchange or other self-regulatory authority which at the date hereof remains confidential.

(s)
Compliance with Laws. Except with respect to matters relating to the environment or Environmental Laws (which are addressed in Section 3.3(n)), IMA and the IMA Subsidiaries have complied with and are not in violation of any applicable Law other than such non-compliance or violations that would not, individually or in the aggregate, have a Material Adverse Effect on IMA.

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(t)
No Cease Trade. IMA is not subject to any cease trade or other order of any applicable stock exchange or Securities Authority and, to the knowledge of IMA, no investigation or other proceedings involving IMA that may operate to prevent or restrict trading of any securities of IMA are currently in progress or pending before any applicable stock exchange or Securities Authority.

(u)
No Option on Assets. No Person has any agreement or option or any right or privilege capable of becoming an agreement or option for the purchase from IMA or the IMA Subsidiaries of any of the material assets of IMA or any of the IMA Subsidiaries.

(v)
Certain Contracts. None of IMA or any of the IMA Subsidiaries is a party to or bound by any non-competition agreement or any other agreement, obligation, judgment, injunction, order or decree that purports to (i) limit the manner or the localities in which all or any material portion of the business of IMA or the IMA Subsidiaries are conducted, (ii) limit any business practice of IMA or any IMA Subsidiary in any material respect, or (iii) restrict any acquisition or disposition of any property by IMA or any IMA Subsidiary in any material respect.

(w)
No Broker’s Commission. IMA has not entered into any agreement that would entitle any Person to any valid claim against IMA for a broker’s commission, finder’s fee or any like payment in respect of the Arrangements or any other matter contemplated by this Agreement, except for the fees and expenses payable to Canaccord Capital Corporation, in its capacity as financial advisor to IMA in connection with the Arrangements.

(x)
Shares. The IMA Common Shares to be issued pursuant to the Arrangements and upon exercise of the Exchanged IMA Options and Exchanged IMA Warrants will, upon issue, be issued as fully paid and non-assessable shares.

(y)
Information. The information contained or incorporated by reference in the Proxy Circular relating to IMA, Kobex Newco and Barytex Newco will contain no untrue statement of a material fact and will not omit to state a material fact that is required to be stated or that is necessary to make the statements not misleading in light of the circumstances in which they were made.

(z)
U.S. Securities Law Matters. IMA (i) is a “foreign private issuer” as defined in Rule 405 under the 1933 Act and (ii) is not registered or required to register as an investment company under the 1940 Act. The IMA Common Shares are registered under the 1934 Act and IMA is subject to the reporting requirements of Section 13 of the 1934 Act.

(aa)
No Shareholdings in Kobex or Barytex. IMA does not, legally or beneficially, own, directly or indirectly, any securities of Kobex or Barytex and, except as contemplated in this Agreement, does not have any right, agreement or obligation to purchase any securities of Kobex or Barytex or any securities or obligations of any kind convertible into or exchangeable for any securities of Kobex or Barytex.

3.4           Survival of Representations and Warranties

The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and shall expire and be terminated and extinguished on the Effective Date.

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ARTICLE 4
COVENANTS

4.1           Covenants of Kobex

Subject to Sections 6.1 and 6.3, Kobex hereby covenants and agrees with IMA and Barytex as follows:

(a)
Interim Order. As soon as practicable, Kobex shall file, proceed with and diligently prosecute an application to the Court for the Kobex Interim Order on terms and conditions acceptable to IMA acting reasonably.

(b)	Kobex Meeting. In a timely and expeditious manner, Kobex shall:

(i)	forthwith carry out such terms of the Kobex Interim Order as are required under the terms thereof to be carried out by Kobex;

(ii)
prepare, with the assistance of IMA and Barytex, and file the Proxy Circular (which shall be in a form satisfactory to IMA and Barytex, acting reasonably), together with any other documents required by applicable Laws, in all jurisdictions where the Proxy Circular is required to be filed and mail the Proxy Circular, as ordered by the Kobex Interim Order and in accordance with all applicable Laws, in and to all jurisdictions where the Proxy Circular is required to be mailed, complying in all material respects with all applicable Laws on the date of the mailing thereof and in the form and containing the information required by all applicable Laws, including all applicable corporate and securities legislation and requirements, and not containing any misrepresentation (as defined under applicable securities legislation and requirements) with respect thereto, other than with respect to any information relating to and provided by IMA and Barytex;

(iii)
subject to the terms of this Agreement, Kobex shall: (i) recommend to all Kobex Shareholders that they vote in favour of the Kobex Arrangement and the Kobex Resolution and the other transactions contemplated hereby or thereby; (ii) not withdraw, modify or qualify, or publicly propose to or publicly state that it intends to withdraw, modify or qualify in any manner adverse to IMA such recommendation or the approval, recommendation or declaration of advisability of the Kobex Board (a “Change of Kobex Recommendation”), it being understood that failing to affirm the approval or recommendation of the board of directors of Kobex of the transactions contemplated herein after a Kobex Acquisition Proposal has been publicly announced shall be considered an adverse modification except as expressly permitted by Sections 6.1 and 6.3;

(iv)	convene the Kobex Meeting by no later than September 25, 2009, or such other date as may be agreed by the parties, as provided in the Kobex Interim Order;

(v)	provide notice to IMA of the Kobex Meeting and allow representatives of IMA to attend the Kobex Meeting;

(vi)
provide IMA with information on the proxies received and the securityholder votes on the Kobex Resolution on a daily basis commencing at least ten (10) Business Days before the date of the Kobex Meeting to the extent that such information is available to Kobex;

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(vii)	conduct the Kobex Meeting in accordance with the Kobex Interim Order, the BCBCA, the Articles of Kobex and as otherwise required by applicable Laws; and

(viii)	take all such actions as may be required under the BCBCA in connection with the transactions contemplated by this Agreement and the Kobex Plan of Arrangement.

(c)
Adjournment. Kobex shall not adjourn, postpone or cancel the Kobex Meeting (or propose to do so), except (i) if quorum is not present at the Kobex Meeting; (ii) if required by applicable Laws; (iii) if required by the Kobex Shareholders; or (iv) if otherwise agreed with IMA.

(d)
Dissent Rights. Kobex shall provide IMA with a copy of any purported exercise of the Dissent Rights and written communications with such Kobex Shareholder purportedly exercising such Dissent Rights, and shall not settle or compromise any action brought by any present, former or purported holder of any of its securities in connection with the transactions contemplated by this Agreement, including the Kobex Arrangement, without the prior consent of IMA.

(e)
Amendments. In a timely and expeditious manner, Kobex shall prepare, (in consultation with IMA and Barytex), and file any mutually agreed (or as otherwise required by applicable Laws) amendments or supplements to the Proxy Circular (which amendments or supplements shall be in a form satisfactory to IMA and Barytex, acting reasonably) with respect to the Kobex Meeting and mail such amendments or supplements, as required by the Kobex Interim Order and in accordance with all applicable Laws, in and to all jurisdictions where such amendments or supplements are required to be mailed, complying in all material respects with all applicable Laws on the date of the mailing thereof.

(f)
Kobex Final Order. Subject to the approval of the Kobex Arrangement at the Kobex Meeting in accordance with the provisions of the Kobex Interim Order, Kobex shall forthwith file, proceed with and diligently prosecute an application for the Kobex Final Order, which application shall be in a form and substance satisfactory to the parties hereto, acting reasonably.

(g)	Compliance with Orders. Kobex shall forthwith carry out the terms of the Kobex Interim Order and the Kobex Final Order.

(h)
Copy of Documents. Kobex shall furnish promptly to IMA and Barytex a copy of any filings made under any applicable Law and any dealings or communications with any Governmental Entity, Securities Authority or stock exchange in connection with, or in any way affecting, the transactions contemplated by this Agreement.

(i)
Usual Business. Other than in contemplation of or as required to give effect to the transactions contemplated by this Agreement, Kobex shall and shall cause the Kobex Subsidiaries to conduct its business only, and to not take any action except, in the ordinary course consistent with its past practices.

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(j)
Certain Actions Prohibited. Except in contemplation of or as required to give effect to the transactions contemplated by this Agreement, Kobex shall not, without the prior written consent of IMA which consent shall not be unreasonably withheld, directly or indirectly do or cause any of the Kobex Subsidiaries to do, any of the following, except where to do so would be in the ordinary course of business and consistent with past practice:

(i)
issue, sell, grant, pledge, lease, dispose of, encumber or create any Encumbrance on or agree to issue, sell, grant, pledge, lease, dispose of, or encumber or create any Encumbrance on, or permit a Kobex Subsidiary to issue, sell, grant, pledge, lease, dispose of, encumber or create any Encumbrance on or agree to issue, sell, grant, pledge, lease, dispose of, or encumber or create any Encumbrance on, any shares of, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any shares of, Kobex or any of the Kobex Subsidiaries, other than the issue of Kobex Common Shares pursuant to the valid exercise of the Kobex Options issued and outstanding on the date hereof in accordance with their terms as of the date hereof;

(ii)
other than pursuant to obligations or rights under existing contracts, agreements and commitments (to the extent such rights have been exercised or initiated by other Persons), sell, lease, encumber or otherwise dispose of, or permit any of the Kobex Subsidiaries to sell, lease, encumber or otherwise dispose of, any property or assets or enter into any agreement or commitment in respect of any of the foregoing except where to do so would not have a Material Adverse Effect;

(iii)
amend or propose to amend the Notice of Articles, Articles or by-laws or their equivalent of Kobex or any of the Kobex Subsidiaries or any of the terms of the Kobex Options as they exist at the date of this Agreement;

(iv)
reduce its stated capital, or split, combine or reclassify any of the shares of Kobex or any of the Kobex Subsidiaries, or declare, set aside or pay any dividend or other distribution payable in cash, securities, property or otherwise with respect to the Kobex Common Shares or the shares of any of the Kobex Subsidiaries;

(v)
redeem, purchase or offer to purchase, or permit any of the Kobex Subsidiaries to redeem, purchase or offer to purchase, any Kobex Common Shares and, other than pursuant to the Kobex Stock Option Plan, any options or obligations or rights under existing contracts, agreements and commitments;

(vi)
adopt resolutions or enter into any agreement providing for the amalgamation, merger, consolidation, reorganization, liquidation, dissolution or any other extraordinary transaction in respect of itself, or adopt any plan of liquidation;

(vii)
acquire or agree to acquire any corporation, partnership, business corporation (or other entity or material interest therein) or division of any corporation or other entity, or make any investment or permit any of the Kobex Subsidiaries to acquire or agree to acquire any corporation, partnership or other entity (or material interest therein) or division of any corporation or other entity or make any investment;

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(viii)
(A) satisfy or settle any claim or dispute, except such as have been included in the consolidated financial statements of Kobex and which are, individually or in the aggregate, in an amount in excess of $50,000 or which constitutes a claim between Kobex and a Kobex Subsidiary or between Kobex Subsidiaries; (B) relinquish any contractual rights that are, individually or in the aggregate, in an amount in excess of $50,000; or (C) enter into any interest rate, currency or commodity swaps, hedges, caps, collars, forward sales or other similar financial instruments other than in the ordinary and regular course of business and not for speculative purposes;

(ix)
(A) acquire any material assets, (B) incur any indebtedness for borrowed money or any other material liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual or entity, or make any loans or advances (C) authorize, recommend or propose any release or relinquishment of any material contractual right, (D) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material license, lease, contract, production sharing agreement, government land concession or other material document, (E) enter into or terminate any hedges, swaps or other similar financial instruments or transactions, (F) enter into any agreements with its directors or officers or their respective affiliates, or (G) authorize, propose, permit or agree to any of the above;

(x)
enter into new commitments of a capital expenditure nature or incur any new contingent liabilities other than (A) ordinary course expenditures, (B) expenditures required by law, (C) expenditures made in connection with transactions contemplated in this Agreement, and (D) capital expenditures required to prevent the occurrence of a Material Adverse Effect;

(xi)
create any new obligations or liabilities or modify or in any manner amend any existing obligations and liabilities to pay any amount, including loan amounts, to its or their officers, directors, employees and consultants, other than for salary, bonuses under its or their existing bonus arrangements and directors’ fees in the ordinary course, in each case in amounts consistent with historic practices and obligations or liabilities or arising in the ordinary and usual course of business;

(xii)
adopt or amend or make any contribution to any bonus, profit sharing, option, deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, trust, fund or arrangements for the benefit of employees, except as is necessary to comply with the law or with respect to existing provisions of any such plans, programs, arrangements or agreements;

(xiii)	take actions that could reasonably be expected to be prejudicial to IMA’s interest in the business, property or assets of Kobex and its subsidiaries following the closing of the Kobex Arrangement; or

(xiv)
except as required by Canadian GAAP, any other generally accepted accounting principle to which any Kobex Subsidiary may be subject or any applicable Law, make any changes to the existing accounting practices of Kobex or make any material tax election inconsistent with past practice.

[149]

(k)
Employment Arrangements. Except where the prior intention to do so has been disclosed by Kobex, Kobex shall not, without the prior written consent of IMA, and shall cause the Kobex Subsidiaries not to, enter into or modify any employment, consulting, severance, collective bargaining or similar agreement, policy or arrangement with, or grant any bonus, salary increase, option to purchase shares, pension or supplemental pension benefit, profit sharing, retirement allowance, deferred compensation, incentive compensation, severance, change of control or termination pay to, or make any loan to, any officer, director, employee or consultant of Kobex or any of the Kobex Subsidiaries.

(l)
Insurance. Kobex shall use its commercially reasonable efforts, and shall cause the Kobex Subsidiaries to use their commercially reasonable efforts, to cause their respective current insurance (or reinsurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of internationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect.

(m)	Certain Actions. Kobex shall:

(i)
not take any action, or refrain from taking any action (subject to commercially reasonable efforts), or permit any action to be taken or not taken, inconsistent with the provisions of this Agreement or which would reasonably be expected to materially impede the completion of the transactions contemplated hereby or would render, or that could reasonably be expected to render, any representation or warranty made by Kobex in this Agreement untrue or inaccurate in any material respect at any time prior to the Effective Time if then made, or which would or could have a Material Adverse Effect on Kobex, provided that Kobex may take any such action or refrain from taking such action (subject to commercially reasonable efforts) as a result of this Agreement, in the event Kobex immediately notifies IMA in writing of such circumstances; and

(ii)
promptly notify IMA and Barytex of (A) any Material Adverse Change or Material Adverse Effect, or any change, event, occurrence or state of facts that could reasonably be expected to become a Material Adverse Change or to have a Material Adverse Effect, in respect of the business or in the conduct of the business of Kobex, (B) any material Governmental Entity or third person complaints, investigations or hearings (or communications indicating that the same may be contemplated), (C) any breach by Kobex of any covenant or agreement contained in this Agreement, and (D) any event occurring subsequent to the date hereof that would render any representation or warranty of Kobex contained in this Agreement, if made on or as of the date of such event or the Effective Date, to be untrue or inaccurate in any material respect.

(n)
No Compromise. Kobex shall not, and shall cause the Kobex Subsidiaries not to, settle or compromise any claim brought by any present, former or purported holder of any securities of Kobex in connection with the transactions contemplated by this Agreement prior to the Effective Time without the prior written consent of IMA.

[150]

(o)
Contractual Obligations. Without the prior written agreement of IMA, Kobex shall not, and shall cause the Kobex Subsidiaries not to, enter into, renew or modify in any respect any material contract, agreement, lease, commitment or arrangement to which Kobex or any of the Kobex Subsidiaries is a party or by which any of them is bound, except insofar as may be necessary to permit or provide for the completion of the Kobex Arrangement or where to do so would not have a Material Adverse Effect.

(p)
Satisfaction of Conditions. Subject to Section 6.1, Kobex shall use all commercially reasonable efforts to satisfy, or cause to be satisfied, all conditions precedent to its obligations to the extent that the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the transactions contemplated by this Agreement, including using its commercially reasonable efforts to:

(i)	obtain the Kobex Shareholder Approval for the Kobex Arrangement in accordance with the provisions of the BCBCA, the Kobex Interim Order and the requirements of any applicable regulatory authority;

(ii)
obtain all other consents, approvals and authorizations as are required to be obtained by Kobex or any of the Kobex Subsidiaries under any applicable Law or from any Governmental Entity or under the rules or policies of the TSXV that would, if not obtained, materially impede the completion of the transactions contemplated by this Agreement or have a Material Adverse Effect on Kobex;

(iii)
effect all necessary registrations, filings and submissions of information requested by Governmental Entities required to be effected by it in connection with the transactions contemplated by this Agreement and participate and appear in any proceedings of any party hereto before any Governmental Entity;

(iv)
oppose, lift or rescind any injunction or restraining order or other order or action challenging or affecting this Agreement, the transactions contemplated hereby or seeking to stop, or otherwise adversely affecting the ability of the parties hereto to consummate, the transactions contemplated hereby;

(v)	fulfill all conditions and satisfy all provisions of this Agreement and the Kobex Plan of Arrangement required to be fulfilled or satisfied by Kobex; and

(vi)
cooperate with IMA in connection with the performance by it of its obligations hereunder, provided however that the foregoing shall not be construed to obligate Kobex to pay or cause to be paid any monies to cause such performance to occur.

(q)
Keep Fully Informed. Subject to applicable laws, Kobex shall use commercially reasonable efforts to conduct itself so as to keep IMA fully informed as to the material decisions or actions required or required to be made with respect to the operation of its business.

(r)
Cooperation. Kobex shall make, or cooperate as necessary in the making of, all necessary filings and applications under all applicable Laws required in connection with the transactions contemplated hereby and take all reasonable action necessary to be in compliance with such Laws.

(s)
Representations. Kobex shall use its commercially reasonable efforts to conduct its affairs and to cause the Kobex Subsidiaries to conduct their affairs so that all of the representations and warranties of Kobex contained herein shall be true and correct on and as of the Effective Date as if made on and as of such date.

[151]

(t)
Confirmatory Review. Subject to applicable law, until the Effective Date, Kobex shall continue to make available and cause to be made available to IMA and Barytex and the agents and advisors thereto all documents, agreements, corporate records and minute books as may be necessary to enable IMA and Barytex to effect a thorough examination of Kobex and the Kobex Subsidiaries and the business, properties and financial status thereof, and shall cooperate with IMA and Barytex in securing access for IMA and Barytex to any documents, agreements, corporate records or minute books not in the possession or under the control of Kobex. Subject to applicable Laws, upon reasonable notice, until the Effective Date, Kobex shall, and shall cause the Kobex Subsidiaries to, afford officers, employees, counsel, accountants and other authorized representatives and advisors of IMA and Barytex reasonable access, during normal business hours, to the properties, operations, books, contracts and records as well as to the management personnel of Kobex and the Kobex Subsidiaries, and, during such period, Kobex shall, and shall cause the Kobex Subsidiaries to, furnish promptly to IMA and Barytex all information concerning the business, properties and personnel of Kobex and the Kobex Subsidiaries as IMA and Barytex may reasonably request. Following the Effective Date, Kobex shall, subject to applicable law, make available and cause to be made available to IMA and Barytex, and the agents and advisors thereto, information reasonably requested by IMA and Barytex for the purposes of preparing, considering and implementing integration and strategic plans for the combined businesses of Kobex, Barytex and IMA going forward and confirming the representations and warranties of Kobex set out in Section 3.1.

(u)
Closing Documents. Kobex shall execute and deliver, or cause to be executed and delivered, at the closing of the transactions contemplated hereby such customary agreements, certificates, resolutions, opinions and other closing documents as may be required by the other parties hereto, all in form satisfactory to the other parties hereto, acting reasonably.

4.2           Covenants of Barytex

Subject to Sections 6.2 and 6.4, Barytex hereby covenants and agrees with IMA and Kobex as follows:

(a)
Interim Order. As soon as practicable, Barytex shall file, proceed with and diligently prosecute an application to the Court for the Barytex Interim Order on terms and conditions acceptable to IMA acting reasonably.

(b)	Barytex Meeting. In a timely and expeditious manner, Barytex shall:

(i)	forthwith carry out such terms of the Barytex Interim Order as are required under the terms thereof to be carried out by Barytex;

(ii)
prepare, with the assistance of IMA and Kobex, and file the Proxy Circular (which shall be in a form satisfactory to IMA and Kobex, acting reasonably), together with any other documents required by applicable Laws, in all jurisdictions where the Proxy Circular is required to be filed and mail the Proxy Circular, as ordered by the Barytex Interim Order and in accordance with all applicable Laws, in and to all jurisdictions where the Proxy Circular is required to be mailed, complying in all material respects with all applicable Laws on the date of the mailing thereof and in the form and containing the information required by all applicable Laws, including all applicable corporate and securities legislation and requirements, and not containing any misrepresentation (as defined under applicable securities legislation and requirements) with respect thereto, other than with respect to any information relating to and provided by IMA and Kobex;

[152]

(iii)
subject to the terms of this Agreement, Barytex shall: (i) recommend to all Barytex Shareholders that they vote in favour of the Barytex Arrangement and the Barytex Resolution and the other transactions contemplated hereby or thereby; (ii) not withdraw, modify or qualify, or publicly propose to or publicly state that it intends to withdraw, modify or qualify in any manner adverse to IMA such recommendation or the approval, recommendation or declaration of advisability of the Barytex Board (a “Change of Barytex Recommendation”), it being understood that failing to affirm the approval or recommendation of the board of directors of Barytex of the transactions contemplated herein after a Barytex Acquisition Proposal has been publicly announced shall be considered an adverse modification except as expressly permitted by Sections 6.2 and 6.4;

(iv)	convene the Barytex Meeting by no later than September 25, 2009, or such other date as may be agreed by the parties, as provided in the Barytex Interim Order;

(v)	provide notice to IMA of the Barytex Meeting and allow representatives of IMA to attend the Barytex Meeting;

(vi)
provide IMA with information on the proxies received and the securityholder votes on the Barytex Resolution on a daily basis commencing at least ten (10) Business Days before the date of the Barytex Meeting to the extent that such information is available to Barytex;

(vii)	conduct the Barytex Meeting in accordance with the Barytex Interim Order, the BCBCA, the Articles of Barytex and as otherwise required by applicable Laws; and

(viii)	take all such actions as may be required under the BCBCA in connection with the transactions contemplated by this Agreement and the Barytex Plan of Arrangement.

(c)
Adjournment. Barytex shall not adjourn, postpone or cancel the Barytex Meeting (or propose to do so), except (i) if quorum is not present at the Barytex Meeting; (ii) if required by applicable Laws; (iii) if required by the Barytex Shareholders; or (iv) if otherwise agreed with IMA.

(d)
Dissent Rights. Barytex shall provide IMA with a copy of any purported exercise of the Dissent Rights and written communications with such Barytex Shareholder purportedly exercising such Dissent Rights, and shall not settle or compromise any action brought by any present, former or purported holder of any of its securities in connection with the transactions contemplated by this Agreement, including the Barytex Arrangement, without the prior consent of IMA.

[153]

(e)
Amendments. In a timely and expeditious manner, Barytex shall prepare, (in consultation with IMA and Kobex), and file any mutually agreed (or as otherwise required by applicable Laws) amendments or supplements to the Proxy Circular (which amendments or supplements shall be in a form satisfactory to IMA and Kobex, acting reasonably) with respect to the Barytex Meeting and mail such amendments or supplements, as required by the Barytex Interim Order and in accordance with all applicable Laws, in and to all jurisdictions where such amendments or supplements are required to be mailed, complying in all material respects with all applicable Laws on the date of the mailing thereof.

(f)
Barytex Final Order. Subject to the approval of the Barytex Arrangement at the Barytex Meeting in accordance with the provisions of the Barytex Interim Order, Barytex shall forthwith file, proceed with and diligently prosecute an application for the Barytex Final Order, which application shall be in a form and substance satisfactory to the parties hereto, acting reasonably.

(g)	Compliance with Orders. Barytex shall forthwith carry out the terms of the Barytex Interim Order and the Barytex Final Order.

(h)
Copy of Documents. Barytex shall furnish promptly to IMA a copy of any filings made under any applicable Law and any dealings or communications with any Governmental Entity, Securities Authority or stock exchange in connection with, or in any way affecting, the transactions contemplated by this Agreement.

(i)
Usual Business. Other than in contemplation of or as required to give effect to the transactions contemplated by this Agreement, Barytex shall and shall cause the Barytex Subsidiaries to conduct its business only, and to not take any action except, in the ordinary course consistent with its past practices.

(j)
Certain Actions Prohibited. Except in contemplation of or as required to give effect to the transactions contemplated by this Agreement, Barytex shall not, without the prior written consent of IMA which consent shall not be unreasonable withheld, directly or indirectly do or cause any of the Barytex Subsidiaries to do, any of the following, except where to do so would be in the ordinary course of business and consistent with past practice:

(i)
issue, sell, grant, pledge, lease, dispose of, encumber or create any Encumbrance on or agree to issue, sell, grant, pledge, lease, dispose of, or encumber or create any Encumbrance on, or permit a Barytex Subsidiary to issue, sell, grant, pledge, lease, dispose of, encumber or create any Encumbrance on or agree to issue, sell, grant, pledge, lease, dispose of, or encumber or create any Encumbrance on, any shares of, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any shares of, Barytex or any of the Barytex Subsidiaries, other than the issue of Barytex Common Shares pursuant to the valid exercise of the Barytex Options and Barytex Warrants issued and outstanding on the date hereof in accordance with their terms as of the date hereof;

(ii)
other than pursuant to obligations or rights under existing contracts, agreements and commitments (to the extent such rights have been exercised or initiated by other Persons), sell, lease, encumber or otherwise dispose of, or permit any of the Barytex Subsidiaries to sell, lease, encumber or otherwise dispose of, any property or assets or enter into any agreement or commitment in respect of any of the foregoing except where to do so would not have a Material Adverse Effect;

[154]

(iii)
amend or propose to amend the Notice of Articles, Articles or by-laws or their equivalent of Barytex or any of the Barytex Subsidiaries or any of the terms of the Barytex Options and Barytex Warrants as they exist at the date of this Agreement;

(iv)
reduce its stated capital, or split, combine or reclassify any of the shares of Barytex or any of the Barytex Subsidiaries, or declare, set aside or pay any dividend or other distribution payable in cash, securities, property or otherwise with respect to the Barytex Common Shares or the shares of any of the Barytex Subsidiaries;

(v)
redeem, purchase or offer to purchase, or permit any of the Barytex Subsidiaries to redeem, purchase or offer to purchase, any Barytex Common Shares and, other than pursuant to the Barytex Stock Option Plan, any options or obligations or rights under existing contracts, agreements and commitments;

(vi)
adopt resolutions or enter into any agreement providing for the amalgamation, merger, consolidation, reorganization, liquidation, dissolution or any other extraordinary transaction in respect of itself, or adopt any plan of liquidation;

(vii)
acquire or agree to acquire any corporation, partnership, business corporation (or other entity or material interest therein) or division of any corporation or other entity, or make any investment or permit any of the Barytex Subsidiaries to acquire or agree to acquire any corporation, partnership or other entity (or material interest therein) or division of any corporation or other entity or make any investment;

(viii)
(A) satisfy or settle any claim or dispute, except such as have been included in the consolidated financial statements of Barytex and which are, individually or in the aggregate, in an amount in excess of $50,000 or which constitutes a claim between Barytex and a Barytex Subsidiary or between Barytex Subsidiaries; (B) relinquish any contractual rights that are, individually or in the aggregate, in an amount in excess of $50,000; or (C) enter into any interest rate, currency or commodity swaps, hedges, caps, collars, forward sales or other similar financial instruments other than in the ordinary and regular course of business and not for speculative purposes;

(ix)
(A) acquire any material assets, (B) incur any indebtedness for borrowed money or any other material liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual or entity, or make any loans or advances (C) authorize, recommend or propose any release or relinquishment of any material contractual right, (D) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material license, lease, contract, production sharing agreement, government land concession or other material document, (E) enter into or terminate any hedges, swaps or other similar financial instruments or transactions, (F) enter into any agreements with its directors or officers or their respective affiliates, or (G) authorize, propose, permit or agree to any of the above;

[155]

(x)
enter into new commitments of a capital expenditure nature or incur any new contingent liabilities other than (A) ordinary course expenditures, (B) expenditures required by law, (C) expenditures made in connection with transactions contemplated in this Agreement, and (D) capital expenditures required to prevent the occurrence of a Material Adverse Effect;

(xi)
create any new obligations or liabilities or modify or in any manner amend any existing obligations and liabilities to pay any amount, including loan amounts, to its or their officers, directors, employees and consultants, other than for salary, bonuses under its or their existing bonus arrangements and directors’ fees in the ordinary course, in each case in amounts consistent with historic practices and obligations or liabilities or arising in the ordinary and usual course of business;

(xii)
adopt or amend or make any contribution to any bonus, profit sharing, option, deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, trust, fund or arrangements for the benefit of employees, except as is necessary to comply with the law or with respect to existing provisions of any such plans, programs, arrangements or agreements;

(xiii)
take actions that could reasonably be expected to be prejudicial to IMA’s interest in the business, property or assets of Barytex and its subsidiaries following the closing of the Barytex Arrangement; or

(xiv)
except as required by Canadian GAAP, any other generally accepted accounting principle to which any Barytex Subsidiary may be subject or any applicable Law, make any changes to the existing accounting practices of Barytex or make any material tax election inconsistent with past practice.

(k)
Employment Arrangements. Except where the prior intention to do so has been disclosed by Barytex, Barytex shall not, without the prior written consent of IMA, and shall cause the Barytex Subsidiaries not to, enter into or modify any employment, consulting, severance, collective bargaining or similar agreement, policy or arrangement with, or grant any bonus, salary increase, option to purchase shares, pension or supplemental pension benefit, profit sharing, retirement allowance, deferred compensation, incentive compensation, severance, change of control or termination pay to, or make any loan to, any officer, director, employee or consultant of Barytex or any of the Barytex Subsidiaries.

(l)
Insurance. Barytex shall use its commercially reasonable efforts, and shall cause the Barytex Subsidiaries to use their commercially reasonable efforts, to cause their respective current insurance (or reinsurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of internationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect.

[156]

(m)	Certain Actions. Barytex shall:

(i)
not take any action, or refrain from taking any action (subject to commercially reasonable efforts), or permit any action to be taken or not taken, inconsistent with the provisions of this Agreement or which would reasonably be expected to materially impede the completion of the transactions contemplated hereby or would render, or that could reasonably be expected to render, any representation or warranty made by Barytex in this Agreement untrue or inaccurate in any material respect at any time prior to the Effective Time if then made, or which would or could have a Material Adverse Effect on Barytex, provided that Barytex may take any such action or refrain from taking such action (subject to commercially reasonable efforts) as a result of this Agreement, in the event Barytex immediately notifies IMA in writing of such circumstances; and

(ii)
promptly notify IMA and Kobex of (A) any Material Adverse Change or Material Adverse Effect, or any change, event, occurrence or state of facts that could reasonably be expected to become a Material Adverse Change or to have a Material Adverse Effect, in respect of the business or in the conduct of the business of Barytex, (B) any material Governmental Entity or third person complaints, investigations or hearings (or communications indicating that the same may be contemplated), (C) any breach by Barytex of any covenant or agreement contained in this Agreement, and (D) any event occurring subsequent to the date hereof that would render any representation or warranty of Barytex contained in this Agreement, if made on or as of the date of such event or the Effective Date, to be untrue or inaccurate in any material respect.

(n)
No Compromise. Barytex shall not, and shall cause the Barytex Subsidiaries not to, settle or compromise any claim brought by any present, former or purported holder of any securities of Barytex in connection with the transactions contemplated by this Agreement prior to the Effective Time without the prior written consent of IMA.

(o)
Contractual Obligations. Without the prior written agreement of IMA, Barytex shall not, and shall cause the Barytex Subsidiaries not to, enter into, renew or modify in any respect any material contract, agreement, lease, commitment or arrangement to which Barytex or any of the Barytex Subsidiaries is a party or by which any of them is bound, except insofar as may be necessary to permit or provide for the completion of the Barytex Arrangement or where to do so would not have a Material Adverse Effect.

(p)
Satisfaction of Conditions. Subject to Section 6.2, Barytex shall use all commercially reasonable efforts to satisfy, or cause to be satisfied, all conditions precedent to its obligations to the extent that the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the transactions contemplated by this Agreement, including using its commercially reasonable efforts to:

(i)
obtain the Barytex Shareholder Approval for the Barytex Arrangement in accordance with the provisions of the BCBCA, the Barytex Interim Order and the requirements of any applicable regulatory authority;

(ii)
obtain all other consents, approvals and authorizations as are required to be obtained by Barytex or any of the Barytex Subsidiaries under any applicable Law or from any Governmental Entity or under the rules or policies of the TSXV that would, if not obtained, materially impede the completion of the transactions contemplated by this Agreement or have a Material Adverse Effect on Barytex;

[157]

(iii)
effect all necessary registrations, filings and submissions of information requested by Governmental Entities required to be effected by it in connection with the transactions contemplated by this Agreement and participate and appear in any proceedings of any party hereto before any Governmental Entity;

(iv)
oppose, lift or rescind any injunction or restraining order or other order or action challenging or affecting this Agreement, the transactions contemplated hereby or seeking to stop, or otherwise adversely affecting the ability of the parties hereto to consummate, the transactions contemplated hereby;

(v)	fulfill all conditions and satisfy all provisions of this Agreement and the Barytex Plan of Arrangement required to be fulfilled or satisfied by Barytex; and

(vi)
cooperate with IMA in connection with the performance by it of its obligations hereunder, provided however that the foregoing shall not be construed to obligate Barytex to pay or cause to be paid any monies to cause such performance to occur.

(q)
Keep Fully Informed. Subject to applicable laws, Barytex shall use commercially reasonable efforts to conduct itself so as to keep IMA fully informed as to the material decisions or actions required or required to be made with respect to the operation of its business.

(r)
Cooperation. Barytex shall make, or cooperate as necessary in the making of, all necessary filings and applications under all applicable Laws required in connection with the transactions contemplated hereby and take all reasonable action necessary to be in compliance with such Laws.

(s)
Representations. Barytex shall use its commercially reasonable efforts to conduct its affairs and to cause the Barytex Subsidiaries to conduct their affairs so that all of the representations and warranties of Barytex contained herein shall be true and correct on and as of the Effective Date as if made on and as of such date.

(t)
Confirmatory Review. Subject to applicable law, until the Effective Date, Barytex shall continue to make available and cause to be made available to IMA and Kobex and the agents and advisors thereto all documents, agreements, corporate records and minute books as may be necessary to enable IMA and Kobex to effect a thorough examination of Barytex and the Barytex Subsidiaries and the business, properties and financial status thereof, and shall cooperate with IMA and Kobex in securing access for IMA and Kobex to any documents, agreements, corporate records or minute books not in the possession or under the control of Barytex. Subject to applicable Laws, upon reasonable notice, until the Effective Date, Barytex shall, and shall cause the Barytex Subsidiaries to, afford officers, employees, counsel, accountants and other authorized representatives and advisors of IMA and Kobex reasonable access, during normal business hours, to the properties, operations, books, contracts and records as well as to the management personnel of Barytex and the Barytex Subsidiaries, and, during such period, Barytex shall, and shall cause the Barytex Subsidiaries to, furnish promptly to IMA and Kobex all information concerning the business, properties and personnel of Barytex and the Barytex Subsidiaries as IMA and Kobex may reasonably request. Following the effective date of this Agreement, Barytex shall, subject to applicable law, make available and cause to be made available to IMA and Kobex, and the agents and advisors thereto, information reasonably requested by IMA and Kobex for the purposes of preparing, considering and implementing integration and strategic plans for the combined businesses of Barytex, Kobex and IMA going forward and confirming the representations and warranties of Barytex set out in Section 3.2.

[158]

(u)
Closing Documents. Barytex shall execute and deliver, or cause to be executed and delivered, at the closing of the transactions contemplated hereby such customary agreements, certificates, resolutions, opinions and other closing documents as may be required by the other parties hereto, all in form satisfactory to the other parties hereto, acting reasonably.

4.3           Covenants of IMA

IMA hereby covenants and agrees with Kobex and Barytex as follows:

(a)
Proceedings. In a timely and expeditious manner, IMA shall take all such actions and do all such acts and things as are specified in the Interim Orders, the Plans of Arrangement (including issuing the IMA Common Shares contemplated pursuant to Section 3.1 of each of the Plans of Arrangement) and the Final Orders to be taken or done by IMA.

(b)
IMA Meeting. In a timely and expeditious manner, IMA shall prepare and file a proxy circular (which shall be in a form satisfactory to Kobex and Barytex, acting reasonably) in respect of the IMA Meeting to approve the Name Change and the Consolidation, together with any other documents required by applicable Laws, in all jurisdictions where the proxy circular is required to be filed and mail the proxy circular in accordance with all applicable Laws, in and to all jurisdictions where the proxy circular is required to be mailed, complying in all material respects with all applicable Laws on the date of the mailing thereof and in the form and containing the information required by all applicable Laws.

(c)
Information for Proxy Circular and Amendments. IMA shall promptly provide to Barytex and to Kobex all information as may be required by the Interim Order or applicable Laws for the Proxy Circular for the Meetings or in any amendment or supplement to such circular and hereby covenants that no information furnished by IMA in connection therewith or otherwise in connection with the consummation of the Arrangement will contain any misrepresentation or any untrue statement of material fact or omit to state any material fact required to be stated therein in order to make any information so furnished for use in any such document not misleading in the light of the circumstances in which it was provided.  IMA shall fully cooperate with Kobex and Barytex in the preparation of the Proxy Circular for the Meetings and shall provide such assistance, execute such certificates and provide such information and consents, as Kobex and Barytex may reasonably require. In a timely and expeditious manner, IMA shall provide Kobex and Barytex with information as requested by Kobex and Barytex in order to prepare any amendments or supplements to the Proxy Circular (which amendments or supplements shall be in a form satisfactory to IMA, acting reasonably) with respect to the Meetings in accordance with the Interim Orders of the Court.

[159]

(d)
Consents for Inclusion in the Proxy Circular. IMA shall use its commercially reasonable efforts to cause its independent auditor and any other of its advisors providing any expert information, including financial statements, for inclusion in the Proxy Circular for the Meetings to furnish to Kobex and Barytex a consent permitting such inclusion and the identification in the said circular of such advisor.

(e)
Copy of Documents. IMA shall furnish promptly to Kobex and Barytex a copy of any filing under any applicable Law and any dealings or communications with any Governmental Entity, Securities Authority or stock exchange in connection with, or in any way affecting, the transactions contemplated by this Agreement.

(f)
Certain Securities Law Matters. The IMA Common Shares to be issued in connection with the transactions contemplated herein, including the IMA Common Shares to be issued upon the exercise of the Exchanged IMA Options and the Exchanged IMA Warrants will not be subject to any statutory hold or restricted period under the securities legislation of any province or territory of Canada and, subject to restrictions contained therein in respect of “control distributions”, will be freely tradable within Canada by the holders thereof. The IMA Common Shares to be issued in connection with the Arrangements to Kobex Shareholders and Barytex Shareholders will not bear any 1933 Act restrictive legend, other than as may be required for IMA Common Shares held by persons who are “affiliates” of IMA within 90 days of the Effective Time.

(g)	Shares. The IMA Common Shares to be issued pursuant to the Arrangements will, upon issue, be issued as fully paid and non-assessable shares.

(h)
Certain Actions Prohibited. Other than in contemplation of or as required to give effect to the transactions contemplated by this Agreement, IMA shall not, without the prior written consent of Kobex and Barytex which consent shall not be unreasonably withheld, which consent shall not be unreasonably withheld or delayed, directly or indirectly do or permit to occur, or cause any of the IMA Subsidiaries to do any of the following:

(i)
issue, sell, grant, pledge, lease, dispose of, encumber or create any Encumbrance on or agree to issue, sell, grant, pledge, lease, dispose of, or encumber or create any Encumbrance on, or permit a IMA Subsidiary to issue, sell, grant, pledge, lease, dispose of, encumber or create any Encumbrance on or agree to issue, sell, grant, pledge, lease, dispose of, or encumber or create any Encumbrance on, any shares of, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any shares of, IMA or any of the IMA Subsidiaries, other than the issue of IMA Common Shares pursuant to the valid exercise of the IMA Options and the IMA Warrants issued and outstanding on the date hereof in accordance with their terms as of the date hereof;

(ii)
other than pursuant to obligations or rights under existing contracts, agreements and commitments (to the extent such rights have been exercised or initiated by other Persons), sell, lease, encumber or otherwise dispose of, or permit any of the IMA Subsidiaries to sell, lease, encumber or otherwise dispose of, any property or assets or enter into any agreement or commitment in respect of any of the foregoing except where to do so would not have a Material Adverse Effect;

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(iii)
amend or propose to amend the Notice of Articles, Articles or by-laws or their equivalent of IMA or any of the IMA Subsidiaries or any of the terms of the IMA Options or IMA Warrants as they exist at the date of this Agreement;

(iv)
reduce its stated capital, or split, combine or reclassify any of the shares of IMA or any of the IMA Subsidiaries, or declare, set aside or pay any dividend or other distribution payable in cash, securities, property or otherwise with respect to the IMA Common Shares or the shares of any of the IMA Subsidiaries;

(v)
redeem, purchase or offer to purchase, or permit any of the IMA Subsidiaries to redeem, purchase or offer to purchase, any IMA Common Shares and, other than pursuant to the IMA Stock Option Plan, any options or obligations or rights under existing contracts, agreements and commitments;

(vi)
adopt resolutions or enter into any agreement providing for the amalgamation, merger, consolidation, reorganization, liquidation, dissolution or any other extraordinary transaction in respect of itself, or adopt any plan of liquidation;

(vii)
acquire or agree to acquire any corporation, partnership, business corporation (or other entity or material interest therein) or division of any corporation or other entity, or make any investment or permit any of the IMA Subsidiaries to acquire or agree to acquire any corporation, partnership or other entity (or material interest therein) or division of any corporation or other entity or make any investment;

(viii)
(A) satisfy or settle any claim or dispute, except such as have been included in the consolidated financial statements of IMA and which are, individually or in the aggregate, in an amount in excess of $50,000 or which constitutes a claim between IMA and a IMA Subsidiary or between IMA Subsidiaries; (B) relinquish any contractual rights that are, individually or in the aggregate, in an amount in excess of $50,000; or (C) enter into any interest rate, currency or commodity swaps, hedges, caps, collars, forward sales or other similar financial instruments other than in the ordinary and regular course of business and not for speculative purposes;

(ix)
(A) acquire any material assets, (B) incur any indebtedness for borrowed money or any other material liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual or entity, or make any loans or advances (C) authorize, recommend or propose any release or relinquishment of any material contractual right, (D) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material license, lease, contract, production sharing agreement, government land concession or other material document, (E) enter into or terminate any hedges, swaps or other similar financial instruments or transactions, (F) enter into any agreements with its directors or officers or their respective affiliates, or (G) authorize, propose, permit or agree to any of the above;

(x)
enter into new commitments of a capital expenditure nature or incur any new contingent liabilities other than (A) ordinary course expenditures, (B) expenditures required by law, (C) expenditures made in connection with transactions contemplated in this Agreement, and (D) capital expenditures required to prevent the occurrence of a Material Adverse Effect;

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(xi)
create any new obligations or liabilities or modify or in any manner amend any existing obligations and liabilities to pay any amount, including loan amounts, to its or their officers, directors, employees and consultants, other than for salary, bonuses under its or their existing bonus arrangements and directors’ fees in the ordinary course, in each case in amounts consistent with historic practices and obligations or liabilities or arising in the ordinary and usual course of business;

(xii)
adopt or amend or make any contribution to any bonus, profit sharing, option, deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, trust, fund or arrangements for the benefit of employees, except as is necessary to comply with the law or with respect to existing provisions of any such plans, programs, arrangements or agreements;

(xiii)
take actions that could reasonably be expected to be prejudicial to the interest of the Kobex Shareholders and the Barytex Shareholders in the business, property or assets of IMA and its subsidiaries following the closing of the Arrangements; or

(xiv)
except as required by Canadian GAAP, any other generally accepted accounting principle to which any IMA Subsidiary may be subject or any applicable Law, make any changes to the existing accounting practices of IMA or make any material tax election inconsistent with past practice.

(i)	Certain Actions. IMA shall:

(i)
not take any action, or refrain from taking any action (subject to commercially reasonable efforts), or permit any action to be taken or not taken, inconsistent with the provisions of this Agreement or that would reasonably be expected to materially impede the completion of the transactions contemplated hereby or would render, or that could reasonably be expected to render, any representation or warranty made by IMA in this Agreement untrue or inaccurate in any material respect at any time prior to the Effective Time if then made or that would or could have a Material Adverse Effect on IMA, provided that IMA may take any such action or refrain from taking such action (subject to commercially reasonable efforts) as a result of this Agreement, in the event it immediately notifies Kobex and Barytex in writing of such circumstances;

(ii)
promptly notify Kobex and Barytex of (A) any Material Adverse Change or Material Adverse Effect, or any change, event, occurrence or state of facts that could reasonably be expected to become a Material Adverse Change or to have a Material Adverse Effect, in respect of the business or in the conduct of the business of IMA, (B) any material Governmental Entity or third person complaints, investigations or hearings (or communications indicating that the same may be contemplated), (C) any breach by IMA of any covenant or agreement contained in this Agreement, and (D) any event occurring subsequent to the date hereof that would render any representation or warranty of IMA contained in this Agreement, if made on or as of the date of such event or the Effective Date, to be untrue or inaccurate in any material respect; and

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(iii)
subject to the terms of this Agreement, IMA shall not withdraw, modify, qualify or change in a manner adverse to Kobex and Barytex, or publicly propose to withdraw, modify, qualify or change in a manner adverse to Kobex or Barytex the approval, recommendation or declaration of advisability of the IMA Board (a “Change of IMA Recommendation”).

(j)
No Compromise. IMA shall not, and shall cause the IMA Subsidiaries not to, settle or compromise any claim brought by any present, former or purported holder of any securities of IMA in connection with the transactions contemplated by this Agreement prior to the Effective Time without the prior written consent of Kobex and Barytex.

(k)
Contractual Obligations. Without the prior written agreement of Kobex and Barytex, IMA shall not, and shall cause the IMA Subsidiaries not to, enter into, renew or modify in any respect any material contract, agreement, lease, commitment or arrangement to which IMA or any of the IMA Subsidiaries is a party or by which any of them is bound, except insofar as may be necessary to permit or provide for the completion of the Arrangements or where to do so would not have a Material Adverse Effect.

(l)
Satisfaction of Conditions. IMA shall use all commercially reasonable efforts to satisfy, or cause to be satisfied, all of the conditions precedent to its obligations to the extent the same is within its control and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the transactions contemplated by this Agreement, including using its commercially reasonable efforts to:

(i)
obtain all consents, approvals and authorizations as are required to be obtained by IMA or any of the IMA Subsidiaries under any applicable Law or from any Governmental Entity or under the rules or policies of the TSXV or AMEX that would, if not obtained, materially impede the completion of the transactions contemplated hereby or have a Material Adverse Effect on IMA;

(ii)
effect all necessary registrations, filings and submissions of information requested by Governmental Entities required to be effected by it in connection with the transactions contemplated by this Agreement and participate, and appear in any proceedings of, any party hereto before any Governmental Entity;

(iii)
oppose, lift or rescind any injunction or restraining order or other order or action challenging or affecting this Agreement, the transactions contemplated hereby or seeking to stop, or otherwise adversely affecting the ability of the parties hereto to consummate, the transactions contemplated hereby;

(iv)	fulfill all conditions and satisfy all provisions of this Agreement and the Plans of Arrangement required to be fulfilled or satisfied by it, and

(v)
cooperate with Kobex and Barytex in connection with the performance by Kobex and Barytex of their obligations hereunder, provided however that the foregoing shall not be construed to obligate IMA to pay or cause to be paid any monies to cause such performance to occur.

(m)
Cooperation. IMA shall make, or cooperate as necessary in the making of, all necessary filings and applications under all applicable Laws required in connection with the transactions contemplated hereby and take all reasonable action necessary to be in compliance with such Laws.

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(n)
Representations. IMA shall use its commercially reasonable efforts to conduct its affairs and to cause the IMA Subsidiaries to conduct their affairs so that all of the representations and warranties of IMA contained herein shall be true and correct on and as of the Effective Date as if made on and as of such date.

(o)
Confirmatory Review. Subject to applicable law, until the Effective Date, IMA shall continue to make available and cause to be made available to Kobex and Barytex and the agents and advisors thereto all documents, agreements, corporate records and minute books as may be necessary to enable Kobex and Barytex to effect a thorough examination of IMA and the IMA Subsidiaries and the business, properties and financial status thereof, and shall cooperate with Kobex and Barytex in securing access for Kobex and Barytex to any documents, agreements, corporate records or minute books not in the possession or under the control of IMA. Subject to applicable Laws, upon reasonable notice, until the Effective Date, IMA shall, and shall cause the IMA Subsidiaries to, afford officers, employees, counsel, accountants and other authorized representatives and advisors of Kobex and Barytex reasonable access, during normal business hours to the properties, books, contracts and records as well as to the management personnel of IMA and the IMA Subsidiaries, and, during such period, IMA shall, and shall cause the IMA Subsidiaries to, furnish promptly to Kobex and Barytex all information concerning the business, properties and personnel of IMA and the IMA Subsidiaries as Kobex and Barytex may reasonably request.

(p)
Closing Documents. IMA shall execute and deliver, or cause to be executed and delivered at the closing of the transactions contemplated hereby such customary agreements, certificates, opinions, resolutions and other closing documents as may be required by Kobex and Barytex, all in form satisfactory to Kobex and Barytex, acting reasonably.

(q)
Usual Business. Other than in contemplation of or as required to give effect to the transactions contemplated by this Agreement, from the date hereof until the earlier of the Termination Date and the Effective Date IMA shall and shall cause the IMA Subsidiaries to conduct its business only, and shall not take any action except, in the ordinary course consistent with its past practices.

(r)
Keep Fully Informed. Subject to applicable Laws, IMA shall use commercially reasonable efforts to conduct itself so as to keep Kobex and Barytex fully informed as to the material decisions or actions required or required to be made with respect to the operation of its business.

(s)	Newcos. IMA shall:

(i)
take all such action as is necessary or desirable to cause each of Kobex Newco and Barytex Newco to satisfy its obligations hereunder and in the Plans of Arrangement, including without limitation, passing resolutions, on or prior to September 25, 2009 in form and substance satisfactory to each of IMA, Kobex and Barytex, acting reasonably, duly approving the Arrangements in accordance with the Interim Orders;

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(ii)
prior to the Effective Date, not cause or permit either of Kobex Newco or Barytex Newco to issue any securities or enter into any agreements to issue or grant options, warrants or rights to purchase any of its securities except for the issuance of a nominal number of Kobex Newco Shares and Barytex Newco Shares to IMA, or carry on any business, enter into any transaction or effect any corporate act whatsoever, other than as contemplated herein or as reasonably necessary to carry out the transactions contemplated in the Plans of Arrangement, unless previously consented to in writing by Kobex and Barytex; and

(iii)
after the Effective Date, cause each of Kobex Amalco and Barytex Amalco to satisfy any obligations which Kobex Amalco or Barytex Amalco may have to a Kobex Shareholder or Barytex Shareholder who exercises Dissent Rights.

(t)
Shares. IMA will issue, at the Effective Time, IMA Common Shares, in accordance with the terms of the Plans of Arrangement, to those Kobex Shareholders and Barytex Shareholders who are entitled to receive IMA Common Shares pursuant to the Arrangements.

(u)
Kobex Options. IMA will, at the Effective Time, in accordance with the terms of the Kobex Plan of Arrangement, issue Exchanged IMA Options to the holders of the Kobex Options transferred to IMA, in accordance with the terms of the Kobex Plan of Arrangement.

(v)
Barytex Options and Barytex Warrants. IMA will, at the Effective Time, in accordance with the terms of the Barytex Plan of Arrangement, issue Exchanged IMA Warrants and Exchanged IMA Options to the holders of the Barytex Warrants and Barytex Options transferred to IMA, as the case may be, in accordance with the terms of the Barytex Plan of Arrangement.

(w)	Directors. The IMA Board shall be reconstituted in accordance with Section 2.6.

(x)
Name Change and Consolidation. Provided that the IMA Shareholders have approved the Name Change and the Consolidation at the IMA Meeting, IMA will forthwith upon completion of the Arrangements, effect the Name Change and the Consolidation.

4.4           Ordinary Course and Subsequent Acquisitions

Notwithstanding anything contained in Section 4.1 in respect of Kobex, Section 4.2 in respect of Barytex or Section 4.3 in respect of IMA, each of IMA, Kobex and Barytex will conduct their respective businesses in the ordinary course until the Effective Date.  IMA, Kobex and Barytex may not dispose of any mineral assets without the consent of the other parties.  In addition, any acquisition, option, joint venture or similar transaction by one party prior to the Effective Date requiring a commitment of $500,000 or more must be approved in writing by the other parties.  If a party (a “Disapproving Party”) does not approve of a proposed acquisition by a party, the Disapproving Party may terminate its obligation to complete the applicable Arrangement or Arrangements, without the payment of any Termination Payment to the other parties. Any new project or acquisition will be funded solely by the party pursuing the project or acquisition.  If the Arrangements do not complete, the party funding the project or acquisition will have an exclusive interest in the new project or acquisition. Until the Effective Date, any party pursuing a new project or acquisition will retain all information relating to the project or acquisition in strict confidence. In addition to the restrictions in the Confidentiality Agreement, information will be released by such party only to those employees, officers and directors who have a need to know such information to properly perform their duties. No decision will be made by any of the parties to implement a transaction which would constitute a “material change” within the meaning of the securities Laws in British Columbia without the prior approval of the other parties.

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4.5           Termination of Oxbow Management Agreement

IMA shall terminate the Oxbow Management Agreement effective at the Effective Time pursuant to section 5.6 or section 5.7 of the Oxbow Management Agreement, and shall provide notice of such termination to Oxbow prior to the Effective Time in accordance with the Oxbow Management Agreement.  IMA shall fully comply with any and all of its obligations under the Oxbow Management Agreement including, without limitation, its obligations to pay Oxbow: (i) all Accrued Fees and Accrued Expenses to the date of termination; (ii) the Deferred Bonus; (iii) an amount equal to three times the Annual Fee (as such terms are defined in the Oxbow Management Agreement); and any other payment payable to Oxbow pursuant to the Oxbow Management Agreement.  Barytex and Kobex expressly acknowledge the existence of the Oxbow Management Agreement and all of IMA’s obligations thereunder.

4.6           Kobex Options and Barytex Options

IMA shall take all corporate action necessary to reserve for issuance a sufficient number of IMA Common Shares for delivery upon the exercise of the Exchanged IMA Options assumed in accordance with Sections 2.3(d) and 2.4(d).

4.7           Barytex Warrants

IMA shall take all corporate action necessary to reserve for issuance a sufficient number of IMA Common Shares for delivery upon the exercise of the Exchanged IMA Warrants assumed in accordance with Section 2.4(e).

4.8           Indemnification and Insurance

(a)
IMA hereby covenants and agrees that all rights to indemnification or exculpation in favour of the current and former directors and officers of Kobex, the Kobex Subsidiaries, Barytex, and the Barytex Subsidiaries provided in the current articles or by-laws of Kobex, the Kobex Subsidiaries, Barytex, or the Barytex Subsidiaries, or in any agreement, and any directors’ and officers’ insurance now existing in favour of the directors or officers of Kobex, the Kobex Subsidiaries, Barytex, and the Barytex Subsidiaries shall survive the completion of the Arrangements (or be replaced with substantially equivalent coverage from another provider) and shall continue in full force and effect (either directly or via run-off insurance or insurance provided by an alternative provider) for a period of not less than six years from the Effective Date and IMA undertakes to ensure that this covenant shall remain binding upon its successors and assigns.

(b)
IMA hereby covenants and agrees that all rights to indemnification or exculpation in favour of the current and former directors and officers of IMA and the IMA Subsidiaries provided in the current articles of IMA or the constating documents of any IMA Subsidiaries, or in any agreement, and any directors’ and officers’ insurance now existing in favour of the directors or officers of IMA and any IMA Subsidiary shall survive the completion of the Arrangements (or be replaced with substantially equivalent coverage from another provider) and shall continue in full force and effect (either directly or via run-off insurance or insurance provided by an alternative provider) for a period of not less than six years from the Effective Date and IMA undertakes to ensure that this covenant shall remain binding upon its successors and assigns.

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(c)
This Section 4.8 shall survive the execution and delivery of this Agreement and the completion of the Arrangements and shall be enforceable against IMA by the Persons described in Sections (a) and (b).

ARTICLE 5
CONDITIONS

5.1           Mutual Conditions of Kobex and IMA to Kobex Arrangement

The respective obligations of Kobex and IMA to complete the Kobex Arrangement contemplated herein are subject to the fulfillment of the following conditions at or before the Effective Time or such other time as is specified below:

(a)
the Kobex Interim Order shall have been granted in form and substance satisfactory to Kobex and IMA, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to Kobex and IMA, acting reasonably, on appeal or otherwise;

(b)
the Kobex Shareholder Approval shall have been obtained at the Kobex Meeting by the Kobex Shareholders in accordance with the provisions of the BCBCA, the Kobex Interim Order and the requirements of any applicable regulatory authority;

(c)
the Kobex Final Order shall have been granted in form and substance satisfactory to Kobex and IMA, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to Kobex and IMA, acting reasonably, on appeal or otherwise;

(d)
there shall not be in force any Law, ruling, order or decree, and there shall not have been any action taken under any Law or by any Governmental Entity or other regulatory authority, that makes it illegal or otherwise directly or indirectly restrains, enjoins or prohibits the consummation of the Kobex Arrangement in accordance with the terms hereof or results or could reasonably be expected to result in a judgment, order, decree or assessment of damages, directly or indirectly, relating to the Kobex Arrangement that has, or could reasonably be expected to have, a Material Adverse Effect on Kobex or IMA;

(e)
(A) the TSXV and, if required, AMEX shall have conditionally approved the listing thereon, subject to official notice of issuance, of the IMA Common Shares to be issued pursuant to the Kobex Arrangement (including the IMA Common Shares which are issuable upon the exercise of the Exchanged IMA Options) as of the Effective Date, or as soon as possible thereafter, and (B) the TSXV shall have, if required, accepted notice for filing of all transactions of Kobex contemplated herein or necessary to complete the Kobex Arrangement, subject only to compliance with the usual requirements of the TSXV, as applicable;

(f)
(A) all consents, waivers, permits, exemptions, orders and approvals of, and any registrations and filings with, any Governmental Entity, in connection with, or required to permit, the completion of the Kobex Arrangement including, without limitation, the laws of any jurisdiction which IMA and Kobex reasonably determine to be applicable, and (B) all third person and other consents, waivers, permits, exemptions, orders, approvals, agreements and amendments and modifications to agreements, indentures or arrangements, the failure of which to obtain or the non-expiry of which would, or could reasonably be expected to have, a Material Adverse Effect on Kobex or IMA or materially impede the completion of the Kobex Arrangement, shall have been obtained or received on terms that are reasonably satisfactory to each party hereto;

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(g)
the Kobex Arrangement will be carried out with the intention that the IMA Common Shares and Exchanged IMA Options to be issued pursuant to the Arrangement to the securityholders of Kobex will be issued by IMA in reliance on the exemption from the registration requirements of the 1933 Act provided by Section 3(a)(10) of the 1933 Act (the “Section 3(a)(10) Exemption”).  In order to ensure the availability of the Section 3(a)(10) Exemption, the Kobex Arrangement will be carried out on the following basis:

(i)	the Kobex Arrangement will be subject to the approval of the Court;

(ii)	the Court will be advised as to the intention of the parties to rely on the Section 3(a)(10) Exemption prior to the hearing required to approve the Kobex Arrangement;

(iii)	the Court will be required to satisfy itself as to the fairness of the Kobex Arrangement;

(iv)	the order approving the Kobex Arrangement that is obtained from the Court will expressly state that the Kobex Arrangement is approved by the Court as being fair to the securityholders of Kobex;

(v)
each securityholder of Kobex entitled to receive securities on completion of the Kobex Arrangement will be given adequate notice advising them of their right to attend the hearing of the Court to give approval of the Kobex Arrangement and providing them with sufficient information necessary for them to exercise that right;

(vi)
each securityholder of Kobex will be advised that the securities issued in the Kobex Plan of Arrangement have not been registered under the 1933 Act and will be issued by IMA in reliance on the exemption from the registration requirements of the 1933 Act provided by Section 3(a)(10) of the 1933 Act and may be subject to restrictions on resale under the securities laws of the United States, including, as applicable, Rule 144 under the 1933 Act with respect to affiliates;

(vii)
the Kobex Interim Order approving the meeting of the securityholders of Kobex to approve the Kobex Arrangement will specify that each securityholder will have the right to appear before the Court so long as they enter an appearance within a reasonable time; and

(viii)	the Kobex Final Order shall include a statement to the following effect:

“This Order will serve as a basis of a claim to an exemption, pursuant to section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that Act, regarding the distribution of securities of IMA Exploration Inc., pursuant to the Plan of Arrangement.”;

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(h)
the IMA Common Shares and Exchanged IMA Options to be issued pursuant to the Kobex Arrangement shall be exempt from registration requirements under Section 3(a)(10) of the 1933 Act and the IMA Common Shares to be distributed pursuant to the Kobex Arrangement are not subject to resale restrictions in the United States under the 1933 Act, (other than as may be prescribed by Rule 144 under the 1933 Act);

(i)	this Agreement shall not have been terminated pursuant to Section 7.3; and

(j)	the Kobex Arrangement shall have been completed on or before September 30, 2009 or such other date as may be agreed between the parties.

The foregoing conditions are for the mutual benefit of Kobex and IMA and may be waived by mutual consent of IMA and Kobex in writing at any time. If any of such conditions shall not be complied with or waived as aforesaid on or before the Completion Deadline or, if earlier, the date required for the performance thereof, then, subject to Section 5.7, IMA or Kobex may terminate this Agreement by written notice to the other in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Agreement by such rescinding party hereto.

5.2           Kobex Conditions to Kobex Arrangement

The obligation of Kobex to complete the Kobex Arrangement contemplated herein is subject to the fulfillment of the following additional conditions at or before the Effective Date or such other time as is specified below:

(a)
the representations and warranties made by IMA in this Agreement that are qualified by the expression “Material Adverse Change” or “Material Adverse Effect” shall be true and correct as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), and all other representations and warranties made by IMA in this Agreement shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), in either case, except where any failures or breaches of representations and warranties would not either individually or in the aggregate, in the reasonable judgment of Kobex, have a Material Adverse Effect on IMA, and IMA shall have provided to Kobex a certificate of two officers thereof certifying such accuracy or lack of Material Adverse Effect on the Effective Date. No representation or warranty made by IMA hereunder shall be deemed not to be true and correct if the facts or circumstances which make such representation or warranty untrue or incorrect are disclosed or referred to, or provided for, or stated to be exceptions under this Agreement;

(b)
from the date of this Agreement to the Effective Date, there shall not have occurred, and IMA or any of the IMA Subsidiaries shall not have incurred or suffered, any one or more changes, effects, events, occurrences or states of facts that, either individually or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect on IMA;

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(c)
IMA shall have complied in all material respects with its covenants herein and IMA shall have provided to Kobex a certificate of two officers thereof, certifying that, as of the Effective Date, it has so complied with their covenants herein;

(d)	IMA shall have caused its proxy circular for the IMA Meeting to be mailed to the IMA Shareholders by no later than August 31, 2009;

(e)	the directors of IMA shall have adopted all necessary resolutions and all other necessary corporate action shall have been taken by IMA to permit the consummation of the Arrangement;

(f)	the directors of IMA shall not have effected a Change of IMA Recommendation;

(g)	no Person, or Persons acting jointly or in concert, shall have acquired beneficial ownership of more than 50% of the outstanding IMA Common Shares at any time from the date of this Agreement; and

(h)	Kobex shall have received customary legal opinions, satisfactory to Kobex, acting reasonably, including in respect of IMA and IMA’s securities.

The foregoing conditions are for the benefit of Kobex and may be waived, in whole or in part, by Kobex in writing at any time.  If any of such conditions shall not be complied with or waived by Kobex on or before the Completion Deadline or, if earlier, the date required for the performance thereof, then, subject to Section 5.7, Kobex may terminate this Agreement by written notice to IMA in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Agreement by Kobex.

5.3           IMA Conditions to Kobex Arrangement

The obligation of IMA to complete the Kobex Arrangement contemplated herein is subject to the fulfillment of the following additional conditions at or before the Effective Date or such other time as is specified below:

(a)
the representations and warranties made by Kobex in this Agreement that are qualified by the expression “Material Adverse Change” or “Material Adverse Effect” shall be true and correct as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), and all other representations and warranties made by Kobex  in this Agreement that are not so qualified shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), in either case, except where any failures or breaches of representations and warranties would not either, individually or in the aggregate, in the reasonable judgment of IMA, have a Material Adverse Effect on Kobex, and Kobex shall have provided to IMA a certificate of two officers thereof certifying such accuracy or lack of Material Adverse Effect on the Effective Date. No representation or warranty made by Kobex hereunder shall be deemed not to be true and correct if the facts or circumstances that make such representation or warranty untrue or incorrect are disclosed or referred to, or provided for, or stated to be exceptions under this Agreement;

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(b)
from the date of this Agreement to the Effective Date, there shall not have occurred, and Kobex or any of the Kobex Subsidiaries shall not have incurred or suffered, any one or more changes, effects, events, occurrences or states of facts that, either individually or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect on Kobex;

(c)
Kobex shall have complied in all material respects with its covenants herein and Kobex shall have provided to IMA a certificate of two officers thereof certifying that, as of the Effective Date, Kobex has so complied with its covenants herein;

(d)	Kobex shall have caused the Proxy Circular and all related material to be mailed to the Kobex Shareholders by no later than August 28, 2009;

(e)
Kobex Shareholders holding no more than 5% of the outstanding Kobex Common Shares shall have exercised their Dissent Rights (and not withdrawn such exercise) and IMA shall have received a certificate dated the day immediately preceding the Effective Date of two officers of Kobex to such effect;

(f)
the directors of Kobex and each of the Kobex Subsidiaries shall have adopted all necessary resolutions and all other necessary corporate action shall have been taken by Kobex and the Kobex Subsidiaries to permit the consummation of the Arrangement;

(g)	the directors of Kobex shall not have effected a Change of Kobex Recommendation; and

(h)	IMA shall have received customary legal opinions, satisfactory to IMA, acting reasonably, including in respect of Kobex.

The foregoing conditions are for the benefit of IMA and may be waived, in whole or in part, by IMA in writing at any time. If any of such conditions shall not be complied with or waived by IMA on or before the Completion Deadline or, if earlier, the date required for the performance thereof, then, subject to Section 5.7, IMA may terminate this Agreement by written notice to Kobex in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Agreement by IMA.

5.4           Mutual Conditions of Barytex and IMA to Barytex Arrangement

The respective obligations of Barytex and IMA to complete the Barytex Arrangement contemplated herein are subject to the fulfillment of the following conditions at or before the Effective Time or such other time as is specified below:

(a)
the Barytex Interim Order shall have been granted in form and substance satisfactory to Barytex and IMA, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to Barytex and IMA, acting reasonably, on appeal or otherwise;

(b)
the Barytex Shareholder Approval shall have been obtained at the Barytex Meeting by the Barytex Shareholders in accordance with the provisions of the BCBCA, the Barytex Interim Order and the requirements of any applicable regulatory authority;

(c)
the Barytex Final Order shall have been granted in form and substance satisfactory to Barytex and IMA, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to Barytex and IMA, acting reasonably, on appeal or otherwise;

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(d)
there shall not be in force any Law, ruling, order or decree, and there shall not have been any action taken under any Law or by any Governmental Entity or other regulatory authority, that makes it illegal or otherwise directly or indirectly restrains, enjoins or prohibits the consummation of the Barytex Arrangement in accordance with the terms hereof or results or could reasonably be expected to result in a judgment, order, decree or assessment of damages, directly or indirectly, relating to the Barytex Arrangement that has, or could reasonably be expected to have, a Material Adverse Effect on Barytex or IMA;

(e)
(A) the TSXV and, if required, AMEX shall have conditionally approved the listing thereon, subject to official notice of issuance, of the IMA Common Shares to be issued pursuant to the Barytex Arrangement (including the IMA Common Shares which are issuable upon the exercise of the Exchanged IMA Options and Exchanged IMA Warrants) as of the Effective Date, or as soon as possible thereafter, and (B) the TSXV shall have, if required, accepted notice for filing of all transactions of Barytex contemplated herein or necessary to complete the Barytex Arrangement, subject only to compliance with the usual requirements of the TSXV, as applicable;

(f)
(A) all consents, waivers, permits, exemptions, orders and approvals of, and any registrations and filings with, any Governmental Entity, in connection with, or required to permit, the completion of the Barytex Arrangement including, without limitation, the laws of any jurisdiction which IMA and Barytex reasonably determine to be applicable, and (B) all third person and other consents, waivers, permits, exemptions, orders, approvals, agreements and amendments and modifications to agreements, indentures or arrangements, the failure of which to obtain or the non-expiry of which would, or could reasonably be expected to have, a Material Adverse Effect on Barytex or IMA or materially impede the completion of the Barytex Arrangement, shall have been obtained or received on terms that are reasonably satisfactory to each party hereto;

(g)
the Barytex Arrangement will be carried out with the intention that the IMA Common Shares and Exchanged IMA Options and Exchanged IMA Warrants to be issued pursuant to the Arrangement to the securityholders of Barytex will be issued by IMA in reliance on the Section 3(a)(10) Exemption.  In order to ensure the availability of the Section 3(a)(10) Exemption, the Barytex Arrangement will be carried out on the following basis:

(i)	the Barytex Arrangement will be subject to the approval of the Court;

(ii)	the Court will be advised as to the intention of the parties to rely on the Section 3(a)(10) Exemption prior to the hearing required to approve the Barytex Arrangement;

(iii)	the Court will be required to satisfy itself as to the fairness of the Barytex Arrangement;

(iv)	the order approving the Barytex Arrangement that is obtained from the Court will expressly state that the Barytex Arrangement is approved by the Court as being fair to the securityholders of Barytex;

(v)
each securityholder of Barytex entitled to receive securities on completion of the Barytex Arrangement will be given adequate notice advising them of their right to attend the hearing of the Court to give approval of the Barytex Arrangement and providing them with sufficient information necessary for them to exercise that right;

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(vi)
each securityholder of Barytex will be advised that the securities issued in the Barytex Plan of Arrangement have not been registered under the 1933 Act and will be issued by IMA in reliance on the exemption from the registration requirements of the 1933 Act provided by Section 3(a)(10) of the 1933 Act and may be subject to restrictions on resale under the securities laws of the United States, including, as applicable, Rule 144 under the 1933 Act with respect to affiliates;

(vii)
the Barytex Interim Order approving the meeting of the securityholders of Barytex to approve the Barytex Arrangement will specify that each securityholder will have the right to appear before the Court so long as they enter an appearance within a reasonable time; and

(viii)	the Barytex Final Order shall include a statement to the following effect:

“This Order will serve as a basis of a claim to an exemption, pursuant to section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that Act, regarding the distribution of securities of IMA Exploration Inc., pursuant to the Plan of Arrangement.”;

(h)
the IMA Common Shares and Exchanged IMA Options to be issued pursuant to the Barytex Arrangement shall be exempt from registration requirements under Section 3(a)(10) of the 1933 Act and the IMA Common Shares to be distributed pursuant to the Barytex Arrangement are not subject to resale restrictions in the United States under the 1933 Act, (other than as may be prescribed by Rule 144 under the 1933 Act);

(i)	this Agreement shall not have been terminated pursuant to Section 7.3;

(j)	the Kobex Arrangement shall have been completed on or before September 30, 2009 or such other date as may be agreed between the parties; and

(k)	the Barytex Arrangement shall have been completed on or before September 30, 2009 or such other date as may be agreed between the parties.

The foregoing conditions are for the mutual benefit of Barytex and IMA and may be waived by mutual consent of IMA and Barytex in writing at any time. If any of such conditions shall not be complied with or waived as aforesaid on or before the Completion Deadline or, if earlier, the date required for the performance thereof, then, subject to Section 5.7, IMA or Barytex may terminate this Agreement by written notice to the other in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Agreement by such rescinding party hereto.

5.5           Barytex Conditions to Barytex Arrangement

The obligation of Barytex to complete the Barytex Arrangement contemplated herein is subject to the fulfillment of the following additional conditions at or before the Effective Date or such other time as is specified below:

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(a)
the representations and warranties made by IMA in this Agreement that are qualified by the expression “Material Adverse Change” or “Material Adverse Effect” shall be true and correct as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), and all other representations and warranties made by IMA in this Agreement shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), in either case, except where any failures or breaches of representations and warranties would not either individually or in the aggregate, in the reasonable judgment of Barytex, have a Material Adverse Effect on IMA, and IMA shall have provided to Barytex a certificate of two officers thereof certifying such accuracy or lack of Material Adverse Effect on the Effective Date. No representation or warranty made by IMA hereunder shall be deemed not to be true and correct if the facts or circumstances which make such representation or warranty untrue or incorrect are disclosed or referred to, or provided for, or stated to be exceptions under this Agreement;

(b)
from the date of this Agreement to the Effective Date, there shall not have occurred, and IMA or any of the IMA Subsidiaries shall not have incurred or suffered, any one or more changes, effects, events, occurrences or states of facts that, either individually or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect on IMA;

(c)
IMA shall have complied in all material respects with its covenants herein and IMA shall have provided to Barytex a certificate of two officers thereof, certifying that, as of the Effective Date, it has so complied with their covenants herein;

(d)	IMA shall have caused its proxy circular for the IMA Meeting to be mailed to the IMA Shareholders by no later than August 31, 2009;

(e)	the directors of IMA shall have adopted all necessary resolutions and all other necessary corporate action shall have been taken by IMA to permit the consummation of the Arrangement;

(f)	the directors of IMA shall not have effected a Change of IMA Recommendation;

(g)	no Person, or Persons acting jointly or in concert, shall have acquired beneficial ownership of more than 50% of the outstanding IMA Common Shares at any time from the date of this Agreement; and

(h)	Barytex shall have received customary legal opinions, satisfactory to Barytex, acting reasonably, including in respect of IMA and IMA’s securities.

The foregoing conditions are for the benefit of Barytex and may be waived, in whole or in part, by Barytex in writing at any time.  If any of such conditions shall not be complied with or waived by Barytex on or before the Completion Deadline or, if earlier, the date required for the performance thereof, then, subject to Section 5.7, Barytex may terminate this Agreement by written notice to IMA in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Agreement by Barytex.

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5.6           IMA Conditions to Barytex Arrangement

The obligation of IMA to complete the Barytex Arrangement contemplated herein is subject to the fulfillment of the following additional conditions at or before the Effective Date or such other time as is specified below:

(a)
the representations and warranties made by Barytex in this Agreement that are qualified by the expression “Material Adverse Change” or “Material Adverse Effect” shall be true and correct as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), and all other representations and warranties made by Barytex  in this Agreement that are not so qualified shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), in either case, except where any failures or breaches of representations and warranties would not either, individually or in the aggregate, in the reasonable judgment of IMA, have a Material Adverse Effect on Barytex, and Barytex shall have provided to IMA a certificate of two officers thereof certifying such accuracy or lack of Material Adverse Effect on the Effective Date. No representation or warranty made by Barytex hereunder shall be deemed not to be true and correct if the facts or circumstances that make such representation or warranty untrue or incorrect are disclosed or referred to, or provided for, or stated to be exceptions under this Agreement;

(b)
from the date of this Agreement to the Effective Date, there shall not have occurred, and Barytex or any of the Barytex Subsidiaries shall not have incurred or suffered, any one or more changes, effects, events, occurrences or states of facts that, either individually or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect on Barytex;

(c)
Barytex shall have complied in all material respects with its covenants herein and Barytex shall have provided to IMA a certificate of two officers thereof certifying that, as of the Effective Date, Barytex has so complied with its covenants herein;

(d)	Barytex shall have caused the Proxy Circular and all related material to be mailed to the Barytex Shareholders by no later than August 28, 2009;

(e)
Barytex Shareholders holding no more than 5% of the outstanding Barytex Common Shares shall have exercised their Dissent Rights (and not withdrawn such exercise) and IMA shall have received a certificate dated the day immediately preceding the Effective Date of two officers of Barytex to such effect;

(f)
the directors of Barytex and each of the Barytex Subsidiaries shall have adopted all necessary resolutions and all other necessary corporate action shall have been taken by Barytex and the Barytex Subsidiaries to permit the consummation of the Arrangement;

(g)	the directors of Barytex shall not have effected a Change of Barytex Recommendation; and

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(h)	IMA shall have received customary legal opinions, satisfactory to IMA, acting reasonably, including in respect of Barytex.

The foregoing conditions are for the benefit of IMA and may be waived, in whole or in part, by IMA in writing at any time. If any of such conditions shall not be complied with or waived by IMA on or before the Completion Deadline or, if earlier, the date required for the performance thereof, then, subject to Section 5.7, IMA may terminate this Agreement by written notice to Barytex in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Agreement by IMA.

5.7           Notice and Cure Provisions

Each party hereto shall give prompt notice to the others of them of the occurrence, or failure to occur, at any time from the date hereof until the Effective Date, of any event or state of facts which occurrence or failure would or would be likely to:

(a)	cause any of the representations or warranties of such party hereto contained herein to be untrue or inaccurate in any material respect on the date hereof or on the Effective Date;

(b)	result in the failure to comply in any material respect with or satisfy any covenant or agreement to be complied with or satisfied by such party hereto prior to the Effective Date; or

(c)	result in the failure to satisfy any of the conditions precedent in favour of the other parties hereto contained in Section 5.1, 5.2 , 5.3, 5.4, 5.5 or 5.6, as the case may be.

Subject as herein provided, a party hereto may (a) elect not to complete the transactions contemplated hereby by virtue of any of the conditions for its benefit contained in Section 5.1, 5.2, 5.3, 5.4, 5.5 or 5.6 not being satisfied or waived or (b) exercise any termination right arising therefrom; provided, however, that (i) promptly and in any event prior to the Effective Date, the party hereto intending to rely thereon has delivered a written notice to the other party hereto specifying in reasonable detail the breaches of covenants or untruthfulness or inaccuracy of representations and warranties or other matters that the party hereto delivering such notice is asserting as the basis for the exercise of the termination right, as the case may be, and (ii) if any such notice is delivered, and a party hereto proceeds diligently, at its own expense, to cure such matter, if such matter is susceptible to being cured, the party hereto that has delivered such notice may not terminate this Agreement until the expiration of a period of 15 days from date of delivery of such notice.

5.8           Merger of Conditions

If no notice has been sent by a party pursuant to Section 5.7 prior to the Effective Time, the conditions set out in Section 5.1, 5.2, 5.3, 5.4, 5.5 or 5.6 shall be conclusively deemed to have been satisfied, fulfilled or waived as of the Effective Time.

ARTICLE 6
NON-SOLICITATION, STANDSTILL AND TERMINATION PAYMENTS

6.1           Kobex Covenant Regarding Non-Solicitation

(a)	Kobex shall not, directly or indirectly, through any officer, director, employee, representative, advisor or agent of Kobex or any of the Kobex Subsidiaries, or otherwise:

[176]

(i)
make, solicit, initiate, facilitate, entertain, encourage or promote (including by way of furnishing information, permitting any visit to facilities or properties of Kobex or any Kobex Subsidiary or entering into any form of agreement, arrangement or understanding) any inquiries or proposals regarding, constituting or that may reasonably be expected to lead to a Kobex Acquisition Proposal or potential Kobex Acquisition Proposal;

(ii)
participate, directly or indirectly, in any discussions or negotiations regarding, or furnish to any Person any information or otherwise co-operate with, respond to, assist or participate in, any Kobex Acquisition Proposal or potential Kobex Acquisition Proposal;

(iii)
agree to, approve or recommend, or propose publicly to agree to, approve or recommend any Kobex Acquisition Proposal or potential Kobex Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to a Kobex Acquisition Proposal until 15 calendar days following formal commencement of such Kobex Acquisition Proposal shall not be considered a violation of this Section 6.1(a)(iii)); or

(iv)	accept, enter into, or propose publicly to accept or enter into, any agreement, understanding or arrangement related to any Kobex Acquisition Proposal or potential Kobex Acquisition Proposal;

provided, however, that, notwithstanding the preceding part of this Section 6.1(a), but subject to the following provisions of this Section 6.1, the directors of Kobex and on the direction of any of the directors of Kobex, any officer, employee, representative, agent or advisor of Kobex may, prior to the approval of the Arrangement by Kobex Shareholders, consider, participate in discussions or negotiate or provide information to any unsolicited Kobex Acquisition Proposal that may constitute a Kobex Superior Proposal, and the directors of Kobex may make a Change of Kobex Recommendation in respect of a Kobex Superior Proposal, or approve or recommend to the Kobex Shareholders or enter into an agreement in respect of a Kobex Superior Proposal in accordance with the provisions of the following subsections of this Section 6.1 but in each case only if the Kobex Superior Proposal did not result from a breach of this Agreement by Kobex and if the directors of Kobex determine in good faith after consulting with outside counsel (which may include written opinions or advice) that failure to take such action would be inconsistent with the fiduciary duties of such directors under applicable Law.

(b)
Kobex shall, and shall cause the officers, directors, employees, consultants, representatives and agents of Kobex and its subsidiaries to, immediately terminate and cease any discussions or negotiations with any parties (other than IMA and Barytex) with respect to any proposal that constitutes, or may reasonably be expected to constitute, a Kobex Acquisition Proposal. Kobex agrees not to release any third party from any confidentiality agreement relating to a potential Kobex Acquisition Proposal to which such third party is a party. Kobex further agrees not to release any third party from any standstill agreement or provision to which such third party is a party. Kobex shall immediately request the return or destruction of all information provided to any third party that has entered into a confidentiality agreement with Kobex relating to a potential Kobex Acquisition Proposal to the extent that such information has not previously been returned or destroyed, and shall use all commercially reasonable efforts to ensure that such requests are honoured.

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(c)
Promptly after receipt by any director or officer of Kobex of any Kobex Acquisition Proposal, or any amendment to the foregoing, or any request for non-public information relating to Kobex or any of the Kobex Subsidiaries in connection with any potential Kobex Acquisition Proposal or for access to the properties, books or records of Kobex or any of the Kobex Subsidiaries by any Person that informs Kobex, any of the Kobex Subsidiaries that it is considering making, or has made, a Kobex Acquisition Proposal, Kobex shall notify IMA thereof, at first orally and then, as soon as possible thereafter, in writing. Such written notice shall include the identity of the Person(s) making such proposal and all material terms and conditions of the Kobex Acquisition Proposal and provide such other details of the Kobex Acquisition Proposal, inquiry or contact as IMA may reasonably request.

(d)
If Kobex receives a request for material non-public information from a Person who is considering making or has made a written Kobex Acquisition Proposal (the existence and content of which have been disclosed to IMA), and the directors of Kobex determine that such proposal could, if consummated in accordance with its terms, reasonably be expected to result in a Kobex Superior Proposal or does constitute a Kobex Superior Proposal and Kobex is permitted, subject to and as contemplated under this Section 6.1(d) then, and only in such case, the directors of Kobex may, subject to the execution of a confidentiality agreement on terms that are not more favourable to the Person making or considering making the Kobex Acquisition Proposal than those set forth in the Confidentiality Agreement and which includes a standstill provision substantially similar to that contained in the Confidentiality Agreement, provide such Person with access to information regarding Kobex; provided, however, that Kobex sends a copy of any such confidentiality agreement to IMA immediately upon the execution thereof and IMA is provided with a list of or a copy of the information, if any, provided to such Person that was not previously provided to IMA and IMA is immediately provided with access to similar information.

(e)
Kobex shall ensure that its officers, directors, consultants and employees and any financial advisors or other advisors or representatives retained by Kobex are aware of the provisions of this Section 6.1, and Kobex shall be responsible for any breach of this Section 6.1 by its financial advisors or other advisors or representatives.

6.2           Barytex Covenant Regarding Non-Solicitation

(a)	Barytex shall not, directly or indirectly, through any officer, director, employee, representative, advisor or agent of Barytex or any of the Barytex Subsidiaries, or otherwise:

(i)
make, solicit, initiate, facilitate, entertain, encourage or promote (including by way of furnishing information, permitting any visit to facilities or properties of Barytex or any Barytex Subsidiary or entering into any form of agreement, arrangement or understanding) any inquiries or proposals regarding, constituting or that may reasonably be expected to lead to a Barytex Acquisition Proposal or potential Barytex Acquisition Proposal;

[178]

(ii)
participate, directly or indirectly, in any discussions or negotiations regarding, or furnish to any Person any information or otherwise co-operate with, respond to, assist or participate in, any Barytex Acquisition Proposal or potential Barytex Acquisition Proposal;

(iii)
agree to, approve or recommend, or propose publicly to agree to, approve or recommend any Barytex Acquisition Proposal or potential Barytex Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to a Barytex Acquisition Proposal until 15 calendar days following formal commencement of such Barytex Acquisition Proposal shall not be considered a violation of this Section 6.2(a)(iii)); or

(iv)	accept, enter into, or propose publicly to accept or enter into, any agreement, understanding or arrangement related to any Barytex Acquisition Proposal or potential Barytex Acquisition Proposal;

provided, however, that, notwithstanding the preceding part of this Section 6.2(a), but subject to the following provisions of this Section 6.2, the directors of Barytex and on the direction of any of the directors of Barytex, any officer, employee, representative, agent or advisor of Barytex may, prior to the approval of the Arrangement by Barytex Shareholders, consider, participate in discussions or negotiate or provide information to any unsolicited Barytex Acquisition Proposal that may constitute a Barytex Superior Proposal, and the directors of Barytex may make a Change of Barytex Recommendation in respect of a Barytex Superior Proposal, or approve or recommend to the Barytex Shareholders or enter into an agreement in respect of a Barytex Superior Proposal in accordance with the provisions of the following subsections of this Section 6.2 but in each case only if the Barytex Superior Proposal did not result from a breach of this Agreement by Barytex and if the directors of Barytex determine in good faith after consulting with outside counsel (which may include written opinions or advice) that failure to take such action would be inconsistent with the fiduciary duties of such directors under applicable Law.

(b)
Barytex shall, and shall cause the officers, directors, employees, consultants, representatives and agents of Barytex and its subsidiaries to, immediately terminate and cease any discussions or negotiations with any parties (other than IMA and Kobex) with respect to any proposal that constitutes, or may reasonably be expected to constitute, a Barytex Acquisition Proposal. Barytex agrees not to release any third party from any confidentiality agreement relating to a potential Barytex Acquisition Proposal to which such third party is a party. Barytex further agrees not to release any third party from any standstill agreement or provision to which such third party is a party. Barytex shall immediately request the return or destruction of all information provided to any third party that has entered into a confidentiality agreement with Barytex relating to a potential Barytex Acquisition Proposal to the extent that such information has not previously been returned or destroyed, and shall use all commercially reasonable efforts to ensure that such requests are honoured.

(c)
Promptly after receipt by any director or officer of Barytex of any Barytex Acquisition Proposal, or any amendment to the foregoing, or any request for non-public information relating to Barytex or any of the Barytex Subsidiaries in connection with any potential Barytex Acquisition Proposal or for access to the properties, books or records of Barytex or any of the Barytex Subsidiaries by any Person that informs Barytex, any of the Barytex Subsidiaries that it is considering making, or has made, a Barytex Acquisition Proposal, Barytex shall notify IMA thereof, at first orally and then, as soon as possible thereafter, in writing. Such written notice shall include the identity of the Person(s) making such proposal and all material terms and conditions of the Barytex Acquisition Proposal and provide such other details of the Barytex Acquisition Proposal, inquiry or contact as IMA may reasonably request.

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(d)
If Barytex receives a request for material non-public information from a Person who is considering making or has made a written Barytex Acquisition Proposal (the existence and content of which have been disclosed to IMA), and the directors of Barytex determine that such proposal could, if consummated in accordance with its terms, reasonably be expected to result in a Barytex Superior Proposal or does constitute a Barytex Superior Proposal and Barytex is permitted, subject to and as contemplated under this Section 6.2(d) then, and only in such case, the directors of Barytex may, subject to the execution of a confidentiality agreement on terms that are not more favourable to the Person making or considering making the Barytex Acquisition Proposal than those set forth in the Confidentiality Agreement and which includes a standstill provision substantially similar to that contained in the Confidentiality Agreement, provide such Person with access to information regarding Barytex; provided, however, that Barytex sends a copy of any such confidentiality agreement to IMA immediately upon the execution thereof and IMA is provided with a list of or a copy of the information, if any, provided to such Person that was not previously provided to IMA and IMA is immediately provided with access to similar information.

(e)
Barytex shall ensure that its officers, directors, consultants and employees and any financial advisors or other advisors or representatives retained by Barytex are aware of the provisions of this Section 6.2, and Barytex shall be responsible for any breach of this Section 6.2 by its financial advisors or other advisors or representatives.

6.3           Notice of Kobex Superior Proposal Determination

(a)
Kobex and the directors of Kobex shall not accept, approve, recommend or enter into any agreement in respect of a Kobex Acquisition Proposal (other than a confidentiality agreement and a standstill agreement contemplated by Section 6.1(d)) on the basis that it would constitute a Kobex Superior Proposal, unless (i) Kobex has complied with its obligations under Section 6.1 and the other provisions of this Article 6, (ii) such Kobex Superior Proposal does not provide for the payment of any break, termination or other fees or expenses to the other party in the event that Kobex completes the Arrangement or any similar other transaction with IMA or any of its affiliates agreed prior to any termination of this Agreement, (iii) it has provided IMA with the information about such Kobex Acquisition Proposal as required under Section 6.1(c) that the directors of Kobex have determined would be a Kobex Superior Proposal pursuant to Section 6.1(a), and (iv) seven (7) Business Days shall have elapsed from the later of the date IMA received notice of the determination of the directors of Kobex to accept, approve, recommend or enter into an agreement in respect of such Kobex Superior Proposal and the date IMA received the documents pursuant to Section 6.1(c).

(b)
During the seven Business Days referred to in Section 6.3(a), IMA shall have the opportunity, but not the obligation, to offer in writing to amend the terms of this Agreement and the Arrangement. The directors of Kobex shall review any offer by IMA to amend the terms of this Agreement and the Arrangement in order to determine in good faith, as of the later of the dates referred to in Section 6.3(a)(iv), whether the offer of IMA upon acceptance by Kobex would result in the Kobex Acquisition Proposal not being a Kobex Superior Proposal. If the directors of Kobex so determine, Kobex shall enter into an amended agreement with IMA reflecting the amended proposal of IMA and will promptly reaffirm its recommendation of the Arrangement as amended.

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(c)
Kobex acknowledges and agrees that each successive modification of any Kobex Acquisition Proposal shall constitute a new Kobex Acquisition Proposal for purposes of the requirement under Section 6.3(a)(iv) and shall initiate an additional seven Business Day period.

(d)
If the Proxy Circular has been sent to Kobex Shareholders prior to the expiry of the seven Business Day period set forth in Section 6.3(a)(iv) and, during such period, IMA requests in writing that the Kobex Meeting proceed, unless otherwise ordered by the Court, Kobex shall continue to take all reasonable steps necessary to hold the Kobex Meeting and to cause the Arrangement to be voted on at the Kobex Meeting.

(e)
Where at any time before the Kobex Meeting, Kobex has provided IMA with a notice under Section 6.1(c), a Kobex Acquisition Proposal has been publicly disclosed or announced, and the seven (7) Business Day period under Section 6.2(a)(iv) has not elapsed, then, subject to applicable Laws, at IMA’s request, Kobex will postpone or adjourn the Kobex Meeting at the Kobex Meeting (but not beforehand without IMA’s consent) to a date acceptable to IMA, acting reasonably, which shall not be less than five (5) days and not more than ten (10) Business Days after the scheduled date of the Kobex Meeting and shall, in the event that IMA and Kobex amend the terms of this Agreement pursuant to Section 6.3(b), ensure that the details of such amended Agreement are communicated to the Kobex Shareholders prior to the resumption of the adjourned Kobex Meeting.

6.4           Notice of Barytex Superior Proposal Determination

(a)
Barytex and the directors of Barytex shall not accept, approve, recommend or enter into any agreement in respect of a Barytex Acquisition Proposal (other than a confidentiality agreement and a standstill agreement contemplated by Section 6.2(d)) on the basis that it would constitute a Barytex Superior Proposal, unless (i) Barytex has complied with its obligations under Section 6.2 and the other provisions of this Article 6, (ii) such Barytex Superior Proposal does not provide for the payment of any break, termination or other fees or expenses to the other party in the event that Barytex completes the Arrangement or any similar other transaction with IMA or any of its affiliates agreed prior to any termination of this Agreement, (iii) it has provided IMA with the information about such Barytex Acquisition Proposal as required under Section 6.2(c) that the directors of Barytex have determined would be a Barytex Superior Proposal pursuant to Section 6.2(a), and (iv) seven (7) Business Days shall have elapsed from the later of the date IMA received notice of the determination of the directors of Barytex to accept, approve, recommend or enter into an agreement in respect of such Barytex Superior Proposal and the date IMA received the documents pursuant to Section 6.2(c).

(b)
During the seven Business Days referred to in Section 6.4(a), IMA shall have the opportunity, but not the obligation, to offer in writing to amend the terms of this Agreement and the Arrangement. The directors of Barytex shall review any offer by IMA to amend the terms of this Agreement and the Arrangement in order to determine in good faith, as of the later of the dates referred to in Section 6.4(a)(iv), whether the offer of IMA upon acceptance by Barytex would result in the Barytex Acquisition Proposal not being a Barytex Superior Proposal. If the directors of Barytex so determine, Barytex shall enter into an amended agreement with IMA reflecting the amended proposal of IMA and will promptly reaffirm its recommendation of the Arrangement as amended.

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(c)
Barytex acknowledges and agrees that each successive modification of any Barytex Acquisition Proposal shall constitute a new Barytex Acquisition Proposal for purposes of the requirement under Section 6.4(a)(iv) and shall initiate an additional seven Business Day period.

(d)
If the Proxy Circular has been sent to Barytex Shareholders prior to the expiry of the seven Business Day period set forth in Section 6.4(a)(iv) and, during such period, IMA requests in writing that the Barytex Meeting proceed, unless otherwise ordered by the Court, Barytex shall continue to take all reasonable steps necessary to hold the Barytex Meeting and to cause the Arrangement to be voted on at the Barytex Meeting.

(e)
Where at any time before the Barytex Meeting, Barytex has provided IMA with a notice under Section 6.2(c), a Barytex Acquisition Proposal has been publicly disclosed or announced, and the seven (7) Business Day period under Section 6.4(a)(iv) has not elapsed, then, subject to applicable Laws, at IMA’s request, Barytex will postpone or adjourn the Barytex Meeting at the Barytex Meeting (but not beforehand without IMA’s consent) to a date acceptable to IMA, acting reasonably, which shall not be less than five (5) days and not more than ten (10) Business Days after the scheduled date of the Barytex Meeting and shall, in the event that IMA and Barytex amend the terms of this Agreement pursuant to Section 6.4(b), ensure that the details of such amended Agreement are communicated to the Barytex Shareholders prior to the resumption of the adjourned Barytex Meeting.

6.5           IMA Covenant Regarding Non-Solicitation

(a)	IMA shall not, directly or indirectly, through any officer, director, employee, representative, advisor or agent of IMA or any of the IMA Subsidiaries, or otherwise:

(i)
make, solicit, initiate, facilitate, entertain, encourage or promote (including by way of furnishing information, permitting any visit to facilities or properties of IMA or any IMA Subsidiary or entering into any form of agreement, arrangement or understanding) any inquiries or proposals regarding, constituting or that may reasonably be expected to lead to an IMA Acquisition Proposal or potential IMA Acquisition Proposal;

(ii)
participate, directly or indirectly, in any discussions or negotiations regarding, or furnish to any Person any information or otherwise co-operate with, respond to, assist or participate in, any IMA Acquisition Proposal or potential IMA Acquisition Proposal;

(iii)
agree to, approve or recommend, or propose publicly to agree to, approve or recommend any IMA Acquisition Proposal or potential IMA Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an IMA Acquisition Proposal until 15 calendar days following formal commencement of such IMA Acquisition Proposal shall not be considered a violation of this Section 6.5(a)(iii)); or

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(iv)	accept, enter into, or propose publicly to accept or enter into, any agreement, understanding or arrangement related to any IMA Acquisition Proposal or potential IMA Acquisition Proposal;

provided, however, that, notwithstanding the preceding part of this Section 6.5(a), but subject to the following provisions of Section 6.5 the directors of IMA and on the direction of any of the directors of IMA, any officer, employee, representative, agent or advisor of IMA may consider, participate in discussions or negotiate or provide information to any unsolicited IMA Acquisition Proposal and the directors of IMA may approve or recommend to the IMA Shareholders or enter into an agreement in respect to an IMA Acquisition Proposal if the directors of IMA determine in good faith after consulting with outside counsel (which may include written opinions or advice) that failure to take such action would be inconsistent with the fiduciary duties of such directors under applicable Law.

(b)
IMA shall, and shall cause the officers, directors, employees, consultants, representatives and agents of IMA and its subsidiaries to, immediately terminate and cease any discussions or negotiations with any parties (other than Kobex) with respect to any proposal that constitutes, or may reasonably be expected to constitute, an IMA Acquisition Proposal. IMA agrees not to release any third party from any confidentiality agreement relating to a potential IMA Acquisition Proposal to which such third party is a party. IMA further agrees not to release any third party from any standstill agreement or provision to which such third party is a party. IMA shall immediately request the return or destruction of all information provided to any third party that has entered into a confidentiality agreement with IMA relating to a potential IMA Acquisition Proposal to the extent that such information has not previously been returned or destroyed, and shall use all commercially reasonable efforts to ensure that such requests are honoured.

(c)
If IMA receives a request for material non-public information from a Person who is considering making or has made a written IMA Acquisition Proposal, the directors of IMA may, subject to the execution of a confidentiality agreement on terms that are not more favourable to the Person making or considering making the IMA Acquisition Proposal than those set forth in the Confidentiality Agreement and which includes a standstill provision substantially similar to that contained in the Confidentiality Agreement, provide such Person with access to information regarding IMA; provided, however, that IMA sends a copy of any such confidentiality agreement to Kobex immediately upon the execution thereof and Kobex is provided with a list of or a copy of the information, if any, provided to such Person that was not previously provided to Kobex and Kobex is immediately provided with access to similar information.

(d)
IMA shall ensure that its officers, directors, consultants and employees and any financial advisors or other advisors or representatives retained by IMA are aware of the provisions of this Section 6.5, and IMA shall be responsible for any breach of this Section 6.5 by its financial advisors or other advisors or representatives.

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6.6           Standstill

Each party covenants and agrees that it shall not, and it shall cause its directors, officers, employees and their respective affiliates (including any Person, directly or indirectly, through one or more intermediaries, controlled by or under common control with it or acting jointly or in concert with it or such Person) not to, directly or indirectly, without the prior written consent of the other parties:

(a)	acquire or agree to acquire or make any proposal to acquire, in any manner, any securities of any of the other parties, other than as contemplated by this Agreement;

(b)	commence a take-over bid (as defined in the securities Laws of British Columbia) for any securities of any of the other parties;

(c)
solicit proxies of the shareholders of any of the other parties, or form, join or in any way participate in a proxy group, or seek to advise or influence any Person with respect to the voting of any voting securities of any of the other parties;

(d)	act alone or with others to seek to control or influence the management, the board of directors or the policies of any of the other parties, other than as contemplated by this Agreement;

(e)	make any public announcement with respect to the foregoing, except as may be required by applicable Law; or

(f)	assist, advise or encourage any Person in doing any of the foregoing (including, without limitation, by providing or arranging financing).

6.7           IMA Termination Payment

In the event that this Agreement is terminated pursuant to Sections 7.3(d)(i), (d)(ii) or (l) (to the extent that the breach under paragraph (l) is by IMA or any IMA Subsidiaries or other person described in paragraph (l) in relation to IMA), then IMA shall pay, within 2 Business Days of the termination of this Agreement, an aggregate amount in cash equal to $710,000 (the “IMA Termination Payment”) allocated to Kobex and Barytex pro rata in accordance with what their interests in IMA would have been upon completion of the Arrangements, in immediately available funds. IMA hereby acknowledges that the IMA Termination Payment is a payment of liquidated damages which is a genuine pre-estimate of the damages which Kobex and Barytex will suffer or incur as a result of the event giving rise to such damages and the resultant non-completion of the Arrangements and are not penalties. IMA hereby irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. Upon receipt of payment of the IMA Termination Payment by Kobex and Barytex, Kobex and Barytex shall have no further claim against IMA in respect of the failure to complete the Arrangements, provided that nothing herein shall preclude Kobex or Barytex from seeking injunctive relief to restrain any breach or threatened breach by IMA of any of its obligations hereunder or otherwise to obtain specific performance without the necessity of posting bond or security in connection therewith.

6.8           Kobex Termination Payment

In the event that this Agreement is terminated pursuant to Sections 7.3(c), (e), (f), (h), (i) or (l) (to the extent that the breach under paragraph (l) is by Kobex or any Kobex Subsidiaries or other person described in paragraph (l) in relation to Kobex), then Kobex shall pay, within 2 Business Days of the termination of this Agreement, an aggregate amount in cash equal to $630,000 (the “Kobex Termination Payment”) allocated to IMA and Barytex pro rata in accordance with what their interests in IMA would have been upon completion of the Arrangements, in immediately available funds. Kobex hereby acknowledges that the Kobex Termination Payment is a payment of liquidated damages which are a genuine pre-estimate of the damages which IMA and Barytex will suffer or incur as a result of the event giving rise to such damages and the resultant non-completion of the Arrangements and are not penalties. Kobex hereby irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. Upon receipt of payment of the Kobex Termination Payment by IMA and Barytex, IMA and Barytex shall have no further claim against Kobex in respect of the failure to complete the Arrangements, provided that nothing herein shall preclude IMA or Barytex from seeking injunctive relief to restrain any breach or threatened breach by Kobex of any of its obligations hereunder or otherwise to obtain specific performance without the necessity of posting bond or security in connection therewith.

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6.9           Barytex Termination Payment

In the event that this Agreement is terminated pursuant to Sections 7.3(j), (k) or (l) to the extent that the breach under paragraph (l) is by Barytex or any Barytex Subsidiaries or other person described in paragraph (l) in relation to Barytex), then Barytex shall pay, within 2 Business Days of the termination of this Agreement, an aggregate amount in cash equal to $185,000 (the “Barytex Termination Payment”) allocated to IMA and Kobex pro rata in accordance with what their interests in IMA would have been upon completion of the Arrangements, in immediately available funds. Barytex hereby acknowledges that the Barytex Termination Payment is a payment of liquidated damages which are a genuine pre-estimate of the damages which IMA and Kobex will suffer or incur as a result of the event giving rise to such damages and the resultant non-completion of the Arrangements and are not penalties. Barytex hereby irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. Upon receipt of payment of the Barytex Termination Payment by IMA and Kobex, IMA and Kobex shall have no further claim against Barytex in respect of the failure to complete the Arrangements, provided that nothing herein shall preclude IMA or Kobex from seeking injunctive relief to restrain any breach or threatened breach by Barytex of any of its obligations hereunder or otherwise to obtain specific performance without the necessity of posting bond or security in connection therewith.

ARTICLE 7
AMENDMENT AND TERMINATION

7.1           Amendment

This Agreement may, at any time and from time to time before or after the holding of the Meetings be amended by mutual written agreement of the parties hereto without, subject to applicable Law, further notice to or authorization on the part of the Kobex Shareholders or the Barytex Shareholders and any such amendment may, without limitation:

(a)	change the time for the performance of any of the obligations or acts of either of the parties hereto;

(b)	waive any inaccuracies in or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained and waive or modify the performance of any of the obligations of any of the parties hereto; and

(d)	waive compliance with or modify any condition herein contained;

provided, however, that notwithstanding the foregoing, following the Meetings, the Kobex Exchange Ratio shall not be amended without the approval of the Kobex Shareholders given in the same manner as required for the approval of the Kobex Arrangement or as may be ordered by the Court, and the Barytex Exchange Ratio shall not be amended without the approval of the Barytex Shareholders given in the same manner as required for the approval of the Barytex Arrangement or as may be ordered by the Court.  This Agreement and the Plans of Arrangement may be amended in accordance with the Final Orders, but in the event that the terms of the Final Orders require any such amendment, the rights of the parties hereto under Sections 5.1, 5.2, 5.3, 5.4, 5.5, 5.6 or 6.6 and Article 7 shall remain unaffected.

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7.2           Mutual Understanding Regarding Amendments

(a)
The parties hereto mutually agree that if a party hereto proposes any other amendment or amendments to this Agreement or to the Plans of Arrangement, Kobex and Barytex on the one hand, and IMA on the other hand, will act reasonably in considering such amendment and if the other of them and the shareholders thereof are not materially prejudiced by reason of any such amendment they will co-operate in a reasonable fashion with the party hereto proposing the amendment so that such amendment can be effected subject to applicable Laws and the rights of Kobex Shareholders and the Barytex Shareholders.

(b)
At any time and from time to time prior to the Effective Time: (i) Kobex, Barytex and IMA shall each be entitled to propose to the other modifications to the Arrangements in order to facilitate the tax or other planning objectives of Kobex, Barytex, IMA, the Kobex Shareholders, the Barytex Shareholders; and (ii) Kobex and Barytex shall be entitled to propose to IMA modifications to the manner in which the Kobex Options, the Barytex Options and the Barytex Warrants are to be dealt with pursuant to this Agreement or under the Arrangements in order to take into account the tax planning or other objectives of the holders of such securities, provided, in each case that: (A) any such proposal is not likely to materially prejudice the other party or the Kobex Shareholders or the Barytex Shareholders, (B) would not impede or materially delay the completion of the transactions contemplated hereby, (C) the party making the proposal has provided notice of such proposal to the other party not less than 3 Business Days prior to the Effective Date and (D) implementation of the proposal would not result in a transaction that is inconsistent with the fundamental terms of this Agreement, including, without limitation, the Kobex Exchange Ratio or the Barytex Exchange Ratio.

Each of Kobex, Barytex and IMA agree that any such modifications and any transactions or steps taken in accordance therewith shall not be considered in determining whether any representation or warranty made by them under this Agreement has been breached if such modifications, transactions and steps are the sole cause of such breach.

Kobex, Barytex and IMA shall enter into an amending agreement reflecting the proposed amendments to the Arrangements and this Agreement and the Plans of Arrangement shall be modified accordingly and Kobex, Barytex and IMA shall each use its respective commercially reasonable efforts to communicate any such modifications to Kobex Shareholders and Barytex Shareholders and to ensure that any such modifications are, to the extent required under applicable Law, presented to the Kobex Shareholders at the Kobex Meeting and the Barytex Shareholders at the Barytex Meeting.

7.3           Termination

This Agreement may be terminated at any time prior to the Effective Date:

(a)	by the mutual written consent, duly authorized by the board of directors of each of the parties hereto;

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(b)	if any of the conditions in Section 5.1, 5.2, 5.3, 5.4, 5.5 or 5.6 for the benefit of the terminating party is not satisfied or waived in accordance with those sections;

(c)	by IMA if a Kobex Acquisition Proposal has been made or proposed and the directors of Kobex:

(i)	shall have made a Change of Kobex Recommendation; or

(ii)
except as permitted under Section 6.1(a)(iii), shall have failed, after being requested by IMA in writing, to reaffirm its approval or recommendation of the Arrangement and the transactions contemplated herein as promptly as possible (but in any event within five (5) Business Days) after receipt of such written request from IMA; or

(iii)	shall have accepted, approved, recommended or entered into an agreement (other than a confidentiality agreement that complies with Section 6.1(d)) in respect of any Kobex Acquisition Proposal;

(d)	by Kobex or Barytex if:

(i)	IMA enters into any written agreement with respect to an IMA Acquisition Proposal; or

(ii)
IMA is subject to a take-over bid (as defined under the securities laws of British Columbia) and initiated by a third party in accordance with the securities laws of British Columbia and other applicable securities Laws;

(e)
by IMA if Kobex shall have failed to hold the Kobex Meeting on or before September 30, 2009, unless such failure results from an adjournment of such meeting for not more than seven business days due to its obligation to adjourn the meeting in the circumstances described in Section 6.2;

(f)	by IMA or by Kobex if the Kobex Meeting shall have been held and completed and the Kobex Shareholder Approval shall not have been obtained;

(g)
by either IMA or Kobex if the Kobex Arrangement shall not have been completed by the Completion Deadline provided however, if the Arrangement has not been completed by such date because the Kobex Meeting has not been held due to the fault of Kobex (the parties acknowledging that Kobex is not at fault in the event that the Kobex Meeting has not been held due to an order of a Governmental Entity), then Kobex shall not be entitled to terminate this Agreement;

(h)	by IMA if the directors of Kobex shall have made a Change of Kobex Recommendation;

(i)	by Kobex if Kobex proposes to enter into a definitive agreement with respect to a Kobex Superior Proposal in compliance with Section 6.1 and 6.3;

(j)	by Barytex if Barytex proposes to enter into a definitive agreement with respect to a Barytex Superior Proposal in compliance with Section 6.2 and 6.4;

(k)	by Barytex if the Barytex Meeting shall have been held and completed and the Barytex Shareholder Approval shall not have been obtained; and

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(l)
by any party if there is an intentional breach of the covenants by any other party, any of its subsidiaries or any of their respective directors, officers, employees, agents, consultants or any other representative, in each case, prior to the Effective Date;

provided that any termination by a party hereto in accordance with the paragraphs above shall be made by such party delivering written notice thereof to the other party or parties hereto prior to the Effective Date and specifying therein in reasonable detail the matter or matters giving rise to such termination right. In the event of any such termination, subject to the obligations of Kobex and IMA contained in Article 6, including the payment required by Section 6.7, 6.8 or 6.9, as applicable, each party hereto shall be deemed to have released, remised and forever discharged the other parties hereto in respect of any and all claims arising in respect of this Agreement, except as otherwise provided herein.

ARTICLE 8
GENERAL

8.1           Notices

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a party hereto shall be in writing and shall be delivered by hand to the party hereto to which the notice is to be given at the following address or sent by facsimile to the following numbers or to such other address or facsimile number as shall be specified by a party hereto by like notice. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a Business Day or, if not, then the next succeeding Business Day) and if sent by facsimile be deemed to have been given and received at the time of receipt (if a Business Day or, if not, then the next succeeding Business Day) unless actually received after 5:00 p.m. (local time) at the point of delivery in which case it shall be deemed to have been given and received on the next Business Day.

The address for service of each of the parties hereto shall be as follows:

(a)	if to Kobex:

Kobex Resources Ltd.
Suite 1700 - 700 West Pender Street
Vancouver, British Columbia V6C 1G8

Attention:                     H. Leo King
Facsimile:                      (604) 688-9336

with a copy (which shall not constitute notice) to:

Aydin Bird
Suite 530 – 650 West 41st Avenue
North Office Tower, Oakridge Center
Vancouver, British Columbia V5Z 2M9

Attention:                     Geoff Bird
Facsimile:                      (604) 266-3929

(b)	if to Barytex:

International Barytex Resources Ltd.
Suite 1700- 700 West Pender Street
Vancouver, British Columbia V6C 1G8

            Attention:                     H. Leo King
Facsimile:                      (604) 688-9336

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with a copy (which shall not constitute notice) to:

DuMoulin Black LLP
10th Floor – 595 Howe Street
Vancouver, British Columbia V6C 3L2

Attention:                     Mary P. Collyer
Facsimile:                      (604) 687-3635

(c)	if to IMA:

IMA Exploration Inc.
Suite 709 – 837 West Hastings Street
Vancouver, British Columbia V6C 3N6

Attention:                    Joseph Grosso
Facsimile:                      (604) 687-1858

with a copy (which shall not constitute notice) to:

McCullough O’Connor Irwin LLP
1100 – 888 Dunsmuir Street
Vancouver, British Columbia V6C 3K4

Attention:                    Jonathan McCullough
Facsimile:                      (604) 687-7099

8.2           Remedies

The parties hereto acknowledge and agree that an award of money damages may be inadequate for any breach of this Agreement by any party hereto or its representatives and advisors and that such breach may cause the non-breaching party hereto irreparable harm. Accordingly, the parties hereto agree that, in the event of any such breach or threatened breach of this Agreement by one of the parties hereto, Kobex and Barytex (if IMA is the breaching party) or IMA (if Kobex or Barytex is the breaching party) will be entitled, without the requirement of posting a bond or other security, to seek equitable relief, including injunctive relief and specific performance. Subject to any other provision hereof including, without limitation, Section 6.6 or 6.7, such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available hereunder or at law or in equity to each of the parties hereto.

8.3           Expenses

The parties hereto agree that all out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby, the Meetings, and the preparation and mailing of the Proxy Circular, including legal and accounting fees, printing costs, financial advisor fees and all disbursements by advisors, shall be paid by the party hereto incurring such expense and that nothing in this Agreement shall be construed so as to prevent the payment of such expenses. The provisions of this Section 8.3 shall survive the termination of this Agreement.

8.4           Time of the Essence

Time shall be of the essence in this Agreement.

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8.5           Entire Agreement

This Agreement, together with the agreements and other documents herein or therein referred to, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties hereto with respect to the subject matter hereof, including the Letter Agreement. There are no representations, warranties, covenants or conditions with respect to the subject matter hereof except as contained herein.

8.6           Further Assurances

Each party hereto shall, from time to time, and at all times hereafter, at the request of the other of them, but without further consideration, do, or cause to be done, all such other acts and execute and deliver, or cause to be executed and delivered, all such further agreements, transfers, assurances, instruments or documents as shall be reasonably required in order to fully perform and carry out the terms and intent hereof including, without limitation, the Plan of Arrangement.

8.7           Governing Law

This Agreement shall be governed by, and be construed in accordance with, the laws of the Province of British Columbia and the laws of Canada applicable therein but the reference to such laws shall not, by conflict of laws rules or otherwise, require the application of the law of any jurisdiction other than the Province of British Columbia. The parties hereto irrevocably attorn to the non-exclusive jurisdiction of the courts of the Province of British Columbia.

8.8           Execution in Counterparts

This Agreement may be executed in one or more counterparts, each of which shall conclusively be deemed to be an original and all such counterparts collectively shall be conclusively deemed to be one and the same. Delivery of an executed counterpart of the signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement, and any party delivering an executed counterpart of the signature page to this Agreement by facsimile to any other party shall thereafter also promptly deliver a manually executed original counterpart of this Agreement to such other party, but the failure to deliver such manually executed original counterpart shall not affect the validity, enforceability or binding effect of this Agreement.

8.9           Waiver

No waiver or release by any party hereto shall be effective unless in writing and executed by the party granting such waiver or release and any waiver or release shall affect only the matter, and the occurrence thereof, specifically identified and shall not extend to any other matter or occurrence. Waivers may only be granted upon compliance with the provisions governing amendments set forth in Section 7.1.

8.10         No Personal Liability

(a)
No director or officer of Kobex shall have any personal liability whatsoever (other than in the case of fraud, negligence or wilful misconduct) to IMA or Barytex under this Agreement or any other document delivered in connection with this Agreement or the Kobex Arrangement by or on behalf of Kobex.

(b)
No director or officer of Barytex shall have any personal liability whatsoever (other than in the case of fraud, negligence or wilful misconduct) to IMA or Kobex under this Agreement or any other document delivered in connection with this Agreement or the Barytex Arrangement by or on behalf of Barytex.

(c)
No director or officer of IMA shall have any personal liability whatsoever (other than in the case of fraud, negligence or wilful misconduct) to Kobex or Barytex under this Agreement or any other document delivered in connection with this Agreement or the Arrangements by or on behalf of IMA.

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8.11         Enurement and Assignment

This Agreement shall enure to the benefit of the parties hereto and their respective successors and permitted assigns and shall be binding upon the parties hereto and their respective successors. This Agreement may not be assigned by any party hereto without the prior written consent of each of the other parties hereto.

[EXECUTION PAGE FOLLOWS]

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IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

IMA EXPLORATION INC.
Per:	(signed) “Joseph Grosso”

KOBEX RESOURCES LTD.
Per:	(signed) “Leo King”

INTERNATIONAL BARYTEX RESOURCES LTD.
Per:	(signed) “Leo King”

SCHEDULE A
KOBEX PLAN OF ARRANGEMENT

KOBEX PLAN OF ARRANGEMENT

UNDER SECTION 288 OF THE
BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1           Definitions

In this Kobex Plan of Arrangement, unless the context otherwise requires, the following words and terms with the initial letter or letters thereof capitalized shall have the meanings ascribed to them below:

(a)	“affiliate” shall have the meaning ascribed to such term under the BCBCA;

(b)
“Arrangement Agreement” means the arrangement agreement dated as of August 17, 2009 among IMA, Kobex and International Barytex Resources Ltd., as amended, amended and restated, or supplemented from time to time, to which this Kobex Plan of Arrangement is attached as Schedule A;

(c)	“BCBCA” means the Business Corporations Act (British Columbia);

(d)	“Business Day” means any day other than a Saturday, a Sunday or a statutory holiday in Vancouver, British Columbia;

(e)	“Certificate of Amalgamation” means the certificate of amalgamation issued pursuant to Section 281 of the BCBCA in connection with the Kobex Arrangement;

(f)	“Code” means the United States Internal Revenue Code of 1986, as amended;

(g)	“Court” means the Supreme Court of British Columbia;

(h)
“Depositary” means Computershare Investor Services Inc. or any other trust company, bank or financial institution agreed to in writing between IMA and Kobex for the purpose of, among other things, exchanging certificates representing Kobex Common Shares for IMA Common Shares in connection with the Kobex Arrangement;

(i)
“Dissent Procedures” means the procedures set forth in Division 2 of Part 8 of the BCBCA required to be taken by a registered holder of Kobex Common Shares to exercise the right of dissent in respect of such Kobex Common Shares in connection with the Kobex Arrangement, as modified by Article 4, the Kobex Interim Order and the Kobex Final Order;

(j)	“Dissent Rights” means the rights of dissent in respect of the Kobex Arrangement described in Article 4 of the Kobex Plan of Arrangement;

(k)
“Dissenting Shareholder” means a registered holder of Kobex Common Shares who dissents in respect of the Kobex Arrangement in strict compliance with the Dissent Procedures and who is ultimately entitled to be paid fair value for their Kobex Common Shares;

(l)
“Effective Date” means the date shown on the Certificate of Amalgamation, which date shall be such date as IMA and Kobex may agree upon or, in the absence of agreement, one Business Day following a satisfaction or waiver of all of the conditions to completion of the Kobex Arrangement in sections 5.1, 5.2 and 5.3 of the Arrangement Agreement and delivery of all documents agreed to be delivered thereunder to the satisfaction of the recipient, acting reasonably;

(m)	“Effective Time” means 12:01 a.m. on the Effective Date, or such other time on the Effective Date as Kobex and IMA shall agree;

(n)	“Exchanged IMA Option” shall have the meaning ascribed thereto in Section 3.1(b)(ii);

(o)	“IMA” means IMA Exploration Inc., a corporation existing under the BCBCA;

(p)	“IMA Common Shares” means the common shares in the capital of IMA;

(q)	“Kobex” means Kobex Resources Ltd., a company existing under the BCBCA;

(r)	“Kobex Amalco” means the company resulting from the amalgamation of Kobex and Kobex Newco pursuant to the Kobex Arrangement;

(s)	“Kobex Amalco Shares” means the common shares in the capital of Kobex Amalco;

(t)	“Kobex Amalgamating Corporations” means Kobex and Kobex Newco, collectively;

(u)	“Kobex Amalgamation” means the amalgamation of the Kobex Amalgamating Corporations as contemplated by this Kobex Plan of Arrangement;

(v)	“Kobex Amalgamation Application” means the Form 13 Kobex Amalgamation Application for the Kobex Amalgamating Corporations;

(w)
“Kobex Arrangement” means an arrangement pursuant to Section 288 of the BCBCA on the terms and conditions set forth in the Arrangement Agreement and the Kobex Plan of Arrangement, subject to any amendment or supplement thereto made in accordance therewith, herewith or made at the direction of the Court (with the consent of the parties, acting reasonably) either in the Kobex Interim Order or Kobex Final Order;

(x)	“Kobex Common Shares” means the issued and outstanding common shares of Kobex;

(y)	“Kobex Exchange Ratio” shall have the meaning ascribed thereto in Section 3.1(b)(i)(A);

(z)
“Kobex Final Order” means the order of the Court pursuant to Subsection 291 of the BCBCA approving the Kobex Arrangement, as such order may be amended by the Court (with the consent of the parties, acting reasonably) at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

(aa)	“Kobex Interim Order” means the interim order of the Court, including any amendment thereto, made pursuant to Section 291 of the BCBCA made in connection with the Kobex Arrangement;

(bb)
“Kobex Meeting” means the special meeting, including any adjournments or postponements thereof, of the Kobex Shareholders to be held to consider and, if deemed advisable, to approve the Kobex Arrangement;

(cc)	“Kobex Newco” means 0858666 B.C. Ltd., a wholly-owned subsidiary of IMA incorporated for the purposes of completing the Kobex Arrangement;

(dd)	“Kobex Newco Shares” means common shares in the capital of Kobex Newco;

(ee)	“Kobex Options” means those options set out in Schedule “C” to the Arrangement Agreement;

(ff)
“Kobex Plan of Arrangement” means this plan of arrangement, including any appendices hereto, as amended, modified or supplemented from time to time in accordance with the terms hereof, the Arrangement Agreement or at the direction of or in accordance with any order of the Court;

(gg)	“Kobex Securityholders” means, collectively, the holders of Kobex Common Shares and Kobex Options and “Kobex Securityholder” means a holder of any of the foregoing.

(hh)	“Kobex Shareholders” means, the holders of Kobex Common Shares immediately prior to the Effective Time;

(ii)	“Kobex Stock Option Plan” means the stock option plan of Kobex approved by the shareholders on December 22, 2008;

(jj)
“Letter of Transmittal” means the letter of transmittal to be sent by Kobex to the Kobex Shareholders to be used by Kobex Shareholders to surrender the certificates representing their Kobex Common Shares to receive certificates for the IMA Common Shares issued to them pursuant to the Kobex Arrangement;

(kk)	“Meeting Date” means the date of the Kobex Meeting;

(ll)	“Registrar” means the Registrar of Companies for British Columbia; and

(mm)	“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended from time to time.

In addition, words and phrases used herein and defined in the BCBCA and not otherwise defined herein shall have the same meaning herein as in the BCBCA unless the context otherwise requires.

1.2           Interpretation Not Affected by Headings

The division of this Kobex Plan of Arrangement into articles, sections, paragraphs and subparagraphs and the insertion of headings herein are for convenience of reference only and shall not affect the construction or interpretation of this Kobex Plan of Arrangement. The terms “this Kobex Plan of Arrangement”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions refer to this Kobex Plan of Arrangement and not to any particular article, section or other portion hereof and include any instrument supplementary or ancillary hereto.

1.3           Number, Gender and Persons

In this Kobex Plan of Arrangement, unless the context otherwise requires, words importing the singular shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter and the word “person” and words importing “persons” shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any governmental agency, political subdivision or instrumentality thereof) and any other entity or group of Persons of any kind or nature whatsoever.

1.4           Date for any Action

If the date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5           Time

Time shall be of the essence in every matter or action contemplated hereunder.  All times expressed herein or in the Letter of Transmittal are local time (Vancouver, British Columbia) unless otherwise stipulated.

1.6           Statutory References

Any reference in this Kobex Plan of Arrangement to a statute includes all regulations made thereunder, all amendments to such statute or regulation in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

1.7           Currency

Unless otherwise stated, all references herein to amounts of money are expressed in lawful money of Canada.

ARTICLE 2
ARRANGEMENT AGREEMENT

2.1           Arrangement Agreement

This Kobex Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Arrangement Agreement.

2.2           Effect of Kobex Arrangement

As and from the Effective Time, this Kobex Plan of Arrangement will be effective and binding on all registered and beneficial Kobex Securityholders, Kobex Newco, all registered and beneficial holders of Kobex Newco Shares and Kobex Amalco.

The notation in the corporate register that Kobex and Kobex Newco have been amalgamated shall be conclusive evidence that the Kobex Arrangement has become effective and that each of the provisions of Article 3 has become effective in the sequence and at the times set out therein.

ARTICLE 3
KOBEX ARRANGEMENT

3.1           Kobex Arrangement

At the Effective Time, each of the following transactions shall occur and shall be deemed to occur in the following sequence without any further act or formality:

(a)	the Kobex Amalgamating Corporations shall amalgamate pursuant to the BCBCA and continue as one company on the following terms and those prescribed in this Kobex Plan of Arrangement;

(i)	the name of Kobex Amalco shall be “Kobex Resources Ltd.”;

(ii)	the property, rights and interests of each Kobex Amalgamating Corporation continue to be the property, rights and interests of Kobex Amalco;

(iii)	Kobex Amalco continues to be liable for the obligations of each Kobex Amalgamating Corporation;

(iv)	an existing cause of action, claim or liability to prosecution of a Kobex Amalgamating Corporation is unaffected by the Kobex Amalgamation;

(v)	a civil, criminal or administrative action or proceeding pending by or against a Kobex Amalgamating Corporation may be continued to be prosecuted by or against Kobex Amalco;

(vi)	a conviction against, or ruling, order or judgement in favour of or against, a Kobex Amalgamating Corporation may be enforced by or against Kobex Amalco;

(vii)	the Certificate of Amalgamation resulting from the Kobex Amalgamation of the Kobex Amalgamating Corporations is deemed to be the Certificate of Incorporation of Kobex Amalco;

(viii)	Kobex Amalco shall have as its Notice of Articles, the notice of articles contained in the Kobex Amalgamation Application;

(ix)	Kobex Amalco shall have as its Articles, the articles of Kobex Newco as ordered by the Court in the Kobex Final Order; and

(x)	the registered office and records office of Kobex Amalco shall be located at 1700 – 700 West Pender Street, Vancouver, BC V6C 1G8, as set out in its Notice of Articles; and

(xi)
the first directors of Kobex Amalco shall be the Persons set out in its Notice of Articles, being Roman Shklanka, having a prescribed address of 1775 Blanca Street, Vancouver, BC V6R 4E4 and Alfred Hills, having a prescribed address of 13326 23A Avenue, Surrey BC V4A 9S9.

(b)	on the Kobex Amalgamation,

(i)
the issued and outstanding common shares of each of the Kobex Amalgamating Corporations, other than Kobex Common Shares held by a holder who has validly exercised its Dissent Rights and who is ultimately entitled to be paid fair value for the holder’s Kobex Common Shares, shall be exchanged for IMA Common Shares or, as applicable, converted into issued and outstanding Kobex Amalco Shares as follows:

(A)	each Kobex Common Share held by a Kobex Shareholder shall be exchanged for 1.311 fully paid and non-assessable IMA Common Shares (the “Kobex Exchange Ratio”), subject to Article 5 pursuant to which:

1.	such holder shall cease to be a holder of Kobex Common Shares and the name of such holder shall be deemed to be removed from the central securities register of holders of Kobex Common Shares;

2.
IMA shall issue from treasury and cause to be delivered to such holder the IMA Common Shares to which such holder is entitled as aforesaid and the name of such holder shall be added to the central securities register of holders of IMA Common Shares showing such holder as the registered holder of the IMA Common Shares so issued;

3.	each Kobex Common Share so exchanged shall be cancelled;

(B)
all Kobex Newco Shares shall be deemed to be converted on a share for share basis into fully paid and non-assessable Kobex Amalco Shares on the basis of one fully paid and non-assessable Kobex Amalco Share for each one Kobex Newco Share;

(ii)
each Kobex Option outstanding immediately prior to the Effective Time shall be deemed to be exchanged for an option (an “Exchanged IMA Option”) to acquire, 1.311 IMA Common Shares and otherwise on the same terms and conditions as were applicable to such Kobex Option immediately before the Effective Time under the Kobex Stock Option Plan under which it was issued and the agreement evidencing the grant thereof except that the Exchanged IMA Options shall continue to be exercisable for the duration of the original term of the Kobex Options for which they were exchanged, including for those holders of Kobex Options who cease to be an employee, director, officer or consultant of Kobex as of the Effective Date and do not then become an employee, director, officer or consultant of IMA or an IMA subsidiary on that date. The exercise price per IMA Common Share subject to any such Exchanged IMA Option shall be an amount equal to the exercise price per Kobex Common Share subject to such Kobex Option immediately before the Effective Time divided by 1.311. The obligations of Kobex under the Kobex Options as so exchanged shall be assumed by IMA.  For greater certainty, holders of Kobex Options who exercise their rights under the Exchanged IMA Options will be entitled to the same number of IMA Common Shares as they would be entitled to had they exercised their Kobex Options immediately before the Effective Time for the same aggregate exercise price;

(c)	all Kobex Common Shares, if any, held by Kobex Newco shall be cancelled without any repayment of capital in respect thereof;

(d)	all Kobex Newco Shares, if any, held by Kobex shall be cancelled without repayment of capital in respect thereof; and

(e)	Kobex Amalco shall be a wholly-owned subsidiary of IMA and shall have no issued or outstanding options, warrants or other rights or privileges to acquire securities of Kobex Amalco.

3.2           Post-Effective Time Procedures

(a)
On or promptly after the Effective Date, IMA shall issue from treasury and deliver or arrange to be delivered to the Depositary certificates representing the IMA Common Shares required to be issued to Kobex Shareholders in accordance with the provisions of Section 3.1, such certificates shall be held by the Depositary as agent and nominee for such Kobex Shareholders for distribution to such Kobex Shareholders in accordance with the provisions of Article 5  .

(b)
Subject to the provisions of Article 5  former Kobex Shareholders shall be entitled to receive delivery of the certificates representing the IMA Common Shares to which they are entitled pursuant to Section 3.1(b). Certificates representing former Kobex Common Shares, other than those to which Article 4 applies, shall represent only the right to receive the IMA Common Shares to which the former Kobex Shareholder is entitled to receive pursuant to the Kobex Arrangement.

(c)
IMA shall, as soon as practicable following the later of the Effective Date and the date of deposit by a former Kobex Shareholder of a duly completed Letter of Transmittal and the certificates representing such Kobex Common Shares, either:

(i)	forward or cause to be forwarded by first class mail (postage prepaid) to such former holder of Kobex Common Shares at the address specified in the Letter of Transmittal; or

(ii)
if requested by such former holder of Kobex Common Shares in the Letter of Transmittal, make available or cause to be made available at the Depository for pickup by such former holder of Kobex Common Shares, certificates representing the number of IMA Common Shares, issued to such former holder of Kobex Common Shares under the Kobex Arrangement.

(d)
After the Effective Time, the certificates representing the former Kobex Common Shares to which Article 4  herein applies shall represent only the right to receive payment, which the Dissenting Shareholders are entitled to receive pursuant to Article 4.

ARTICLE 4
DISSENT PROCEDURES

4.1          Dissent Procedures

Holders of Kobex Common Shares may exercise dissent rights (“Dissent Rights”) conferred by the Kobex Interim Order and this Kobex Plan of Arrangement.  Dissent Procedures with respect to Kobex Common Shares in connection with the Kobex Arrangement, provided that, notwithstanding the Dissent Procedures, the written objection to the special resolution to approve the Kobex Arrangement contemplated by Section 242 of the BCBCA must be sent to Kobex by holders who wish to dissent at least two days before the Kobex Meeting or any date to which the Kobex Meeting may be postponed or adjourned and provided further that holders who exercise such Dissent Rights and who:

(a)
are ultimately entitled to be paid fair value for their Kobex Common Shares, which fair value shall be the fair value of such shares immediately before the passing by the holders of the Kobex Common Shares of the resolution approving the Kobex Arrangement, shall be paid an amount equal to such fair value by IMA; and

(b)
are ultimately not entitled, for any reason, to be paid fair value for their Kobex Common Shares shall be deemed to have participated in the Kobex Arrangement, as of the Effective Time, on the same basis as a non-dissenting holder of Kobex Common Shares and shall be entitled to receive only the consideration contemplated in Section 3.1(b) that such holder would have received pursuant to the Kobex Arrangement if such holder had not exercised Dissent Procedures, but further provided that in no case shall IMA, Kobex or any other Person be required to recognize holders of Kobex Common Shares who exercise Dissent Rights as holders of Kobex Common Shares after the time that is immediately prior to the Effective Time, and the names of such holders of Kobex Common Shares who exercise Dissent Procedures shall be deleted from the central securities register as holders of Kobex Common Shares at the Effective Time.

ARTICLE 5
DELIVERY OF IMA COMMON SHARES

5.1          Delivery of IMA Common Shares

(a)
Upon surrender to the Depositary, as specified in the Letter of Transmittal, for cancellation of a certificate that immediately before the Effective Time represented one or more outstanding Kobex Common Shares that were exchanged for IMA Common Shares in accordance with Section 3.1, together with a completed Letter of Transmittal and such other documents and instruments as would have been required to effect the transfer of the Kobex Common Shares formerly represented by such certificate under the BCBCA and the articles of Kobex and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder following the Effective Time, a certificate representing the IMA Common Shares that such holder is entitled to receive in accordance with Section 3.1.

(b)
After the Effective Time and until surrendered for cancellation as contemplated by Section 5.1(a), each certificate that immediately prior to the Effective Time represented one or more Kobex Common Shares shall be deemed at all times to represent only the right to receive in exchange therefore a certificate representing the IMA Common Shares that the holder of such certificate is entitled to receive in accordance with Section 3.1.

5.2          Lost Certificates

In the event any certificate, that immediately prior to the Effective Time represented one or more outstanding Kobex Common Shares that were exchanged for IMA Common Shares in accordance with Section 3.1, shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, the Depositary shall deliver in exchange for such lost, stolen or destroyed certificate, a certificate representing the IMA Common Shares that such holder is entitled to receive in accordance with Section 3.1. When authorizing such delivery of a certificate representing the IMA Common Shares that such holder is entitled to receive in exchange for such lost, stolen or destroyed certificate, the holder to whom a certificate representing such IMA Common Shares is to be delivered shall, as a condition precedent to the delivery of such IMA Common Shares, give a bond satisfactory to IMA and the Depositary in such amount as IMA and the Depositary may direct, or otherwise indemnify IMA and the Depositary in a manner satisfactory to IMA and the Depositary, against any claim that may be made against IMA or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed and shall otherwise take such actions as may be required by the articles of Kobex.

5.3          Distributions with Respect to Unsurrendered Certificates

No dividend or other distribution declared or made after the Effective Time with respect to IMA Common Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate that, immediately prior to the Effective Time, represented outstanding Kobex Common Shares unless and until the holder of such certificate shall have complied with the provisions of Section 5.1 or Section 5.2. Subject to applicable law and to Section 5.4, at the time of such compliance, there shall, in addition to the delivery of a certificate representing the IMA Common Shares to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect to such IMA Common Shares.

5.4          Withholding Rights

IMA and the Depositary shall be entitled to deduct and withhold from all dividends or other distributions or amounts otherwise payable to any Kobex Shareholder such amounts as IMA or the Depositary is required or permitted to deduct and withhold with respect to such payment under the Tax Act, the Code or any provision of any applicable federal, provincial, state, local or foreign tax law or treaty, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Kobex Shareholder in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

5.5          No Fractional Shares

No certificates representing fractional IMA Common Shares shall be issued pursuant to Section 5.1 and no dividend, stock split or other change in the capital structure of IMA shall relate to any such fractional security and such fractional interests shall not entitle the owner thereof to exercise any rights as a securityholder of IMA.  The aggregate number of IMA Common Shares for which no certificates are issued as a result of the foregoing provisions of this Section 5.5 shall be deemed to have been surrendered by the owners thereof, to IMA for no additional consideration at the Effective Time.

5.6           Limitation and Proscription

To the extent that a Kobex Shareholder shall not have complied with the provisions of Section 5.1 or Section 5.2 on or before the date that is six years after the Effective Date (the “final proscription date”), then the IMA Common Shares that such Kobex Shareholder was entitled to receive shall be automatically cancelled without any repayment of capital in respect thereof and the certificates representing such IMA Common Shares to which such Kobex Shareholder was entitled, shall be delivered to IMA by the Depositary and the share certificates shall be cancelled by IMA, and the interest of the Kobex Shareholder in such IMA Common Shares to which it was entitled shall be terminated as of such final proscription date.

ARTICLE 6
AMENDMENTS

6.1           Amendments to Kobex Plan of Arrangement

(a)
IMA and Kobex reserve the right to amend, modify or supplement this Kobex Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification or supplement must be (i) set out in writing, (ii) agreed to in writing by IMA and Kobex, filed with the Court and, if made following the Kobex Meeting, approved by the Court, and communicated to holders or former holders of Kobex Common Shares if and as required by the Court.

(b)
Any amendment, modification or supplement to this Kobex Plan of Arrangement may be proposed by Kobex at any time prior to the Kobex Meeting provided that IMA shall have consented thereto in writing, with or without any other prior notice or communication, and, if so proposed and accepted by the Persons voting at the Kobex Meeting (other than as may be required under the Kobex Interim Order), shall become part of this Kobex Plan of Arrangement for all purposes.

(c)
Any amendment, modification or supplement to this Kobex Plan of Arrangement that is approved by the Court following the Kobex Meeting shall be effective only if: (i) it is consented to in writing by each of IMA and Kobex; and (ii) if required by the Court, it is consented to by Kobex Shareholders voting in the manner directed by the Court.

(d)
Any amendment, modification or supplement to this Kobex Plan of Arrangement may be made following the Effective Time unilaterally by IMA provided that it concerns a matter which, in the reasonable opinion of IMA, is of an administrative nature required to better give effect to the implementation of this Kobex Plan of Arrangement and is not adverse to the financial or economic interests of any former Kobex Securityholders.

SCHEDULE B
BARYTEX PLAN OF ARRANGEMENT

BARYTEX PLAN OF ARRANGEMENT

UNDER SECTION 288 OF THE
BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1          Definitions

In this Barytex Plan of Arrangement, unless the context otherwise requires, the following words and terms with the initial letter or letters thereof capitalized shall have the meanings ascribed to them below:

(a)	“affiliate” shall have the meaning ascribed to such term under the BCBCA;

(b)
“Arrangement Agreement” means the arrangement agreement dated as of August 17, 2009 among IMA, Barytex and Kobex Resources Ltd., as amended, amended and restated, or supplemented from time to time, to which this Barytex Plan of Arrangement is attached as Schedule B;

(c)	“Barytex” means International Barytex Resources Ltd., a company existing under the BCBCA;

(d)	“Barytex Amalco” means the company resulting from the amalgamation of Barytex and Barytex Newco pursuant to the Barytex Arrangement;

(e)	“Barytex Amalco Shares” means the common shares in the capital of Barytex Amalco;

(f)	“Barytex Amalgamating Corporations” means Barytex and Barytex Newco, collectively;

(g)	“Barytex Amalgamation” means the amalgamation of the Barytex Amalgamating Corporations as contemplated by this Barytex Plan of Arrangement;

(h)	“Barytex Amalgamation Application” means the Form 13 Amalgamation Application for the Barytex Amalgamating Corporations;

(i)
“Barytex Arrangement” means an arrangement pursuant to Section 288 of the BCBCA on the terms and conditions set forth in the Arrangement Agreement and the Barytex Plan of Arrangement, subject to any amendment or supplement thereto made in accordance therewith, herewith or made at the direction of the Court (with the consent of the parties, acting reasonably) either in the Barytex Interim Order or Barytex Final Order;

(j)	“Barytex Common Shares” means the issued and outstanding common shares of Barytex;

(k)	“Barytex Exchange Ratio” shall have the meaning ascribed thereto in Section 3.1(b)(i)(A);

(l)
“Barytex Final Order” means the order of the Court pursuant to Subsection 291 of the BCBCA approving the Barytex Arrangement, as such order may be amended by the Court (with the consent of the parties, acting reasonably) at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

(m)	“Barytex Interim Order” means the interim order of the Court, including any amendment thereto, made pursuant to Section 291 of the BCBCA made in connection with the Barytex Arrangement;

(n)
“Barytex Meeting” means the special meeting, including any adjournments or postponements thereof, of the Barytex Shareholders to be held to consider and, if deemed advisable, to approve the Barytex Arrangement;

(o)	“Barytex Newco” means 0858665 B.C. Ltd., a wholly-owned subsidiary of IMA for the purposes of completing the Barytex Arrangement;

(p)	“Barytex Newco Shares” means common shares in the capital of Barytex Newco;

(q)	“Barytex Options” means those options set out in Schedule “D” to the Arrangement Agreement;

(r)
“Barytex Plan of Arrangement” means this plan of arrangement, including any appendices hereto, as amended, modified or supplemented from time to time in accordance hereof, the Arrangement Agreement or at the direction of or in accordance with any order of the Court;

(s)	“Barytex Securityholders” means, collectively, the holders of Barytex Common Shares, Barytex Options and Barytex Warrants and “Barytex Securityholder” means a holder of any of the foregoing;

(t)	“Barytex Shareholders” means, the holders of Barytex Common Shares immediately prior to the Effective Time;

(u)	“Barytex Stock Option Plan” means the stock option plan of Barytex dated April 24, 2003;

(v)	“Barytex Warrants” means the outstanding share purchase warrants of Barytex as at August 17, 2009 to purchase an aggregate of 7,008,750 Barytex Common Shares;

(w)	“BCBCA” means the Business Corporations Act (British Columbia);

(x)	“Business Day” means any day other than a Saturday, a Sunday or a statutory holiday in Vancouver, British Columbia;

(y)	“Certificate of Amalgamation” means the certificate of amalgamation issued pursuant to Section 281 of the BCBCA in connection with the Barytex Arrangement;

(z)	“Code” means the United States Internal Revenue Code of 1986, as amended;

(aa)	“Court” means the Supreme Court of British Columbia;

(bb)
“Depositary” means Computershare Investor Services Inc. or any other trust company, bank or financial institution agreed to in writing between IMA and Barytex for the purpose of, among other things, exchanging certificates representing Barytex Common Shares for IMA Common Shares in connection with the Barytex Arrangement;

(cc)
“Dissent Procedures” means the procedures set forth in Division 2 of Part 8 of the BCBCA required to be taken by a registered holder of Barytex Common Shares to exercise the right of dissent in respect of such Barytex Common Shares in connection with the Barytex Arrangement, as modified by Article 4, the Barytex Interim Order and the Barytex Final Order;

(dd)	“Dissent Rights” means the rights of dissent in respect of the Barytex Arrangement described in Article 4 of the Barytex Plan of Arrangement;

(ee)
“Dissenting Shareholder” means a registered holder of Barytex Common Shares who dissents in respect of the Barytex Arrangement in strict compliance with the Dissent Procedures and who is ultimately entitled to be paid fair value for their Barytex Common Shares;

(ff)
“Effective Date” means the date shown on the Certificate of Amalgamation, which date shall be such date as IMA and Barytex may agree upon or, in the absence of agreement, one Business Day following a satisfaction or waiver of all of the conditions to completion of the Barytex Arrangement in sections 5.4, 5.5 and 5.6 of the Arrangement Agreement and delivery of all documents agreed to be delivered thereunder to the satisfaction of the recipient, acting reasonably;

(gg)	“Effective Time” means 12:01 a.m. on the Effective Date, or such other time on the Effective Date as Barytex and IMA shall agree;

(hh)	“Exchanged IMA Option” shall have the meaning ascribed thereto in Section 3.1(b)(ii);

(ii)	“IMA” means IMA Exploration Inc., a corporation existing under the BCBCA;

(jj)	“IMA Common Shares” means the common shares in the capital of IMA;

(kk)
“Letter of Transmittal” means the letter of transmittal to be sent by Barytex to the Barytex Shareholders to be used by Barytex Shareholders to surrender the certificates representing their Barytex Common Shares to receive certificates for the IMA Common Shares issued to them pursuant to the Barytex Arrangement;

(ll)	“Meeting Date” means the date of the Barytex Meeting;

(mm)	“Registrar” means the Registrar of Companies for British Columbia; and

(nn)	“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended from time to time.

In addition, words and phrases used herein and defined in the BCBCA and not otherwise defined herein shall have the same meaning herein as in the BCBCA unless the context otherwise requires.

1.2           Interpretation Not Affected by Headings

The division of this Barytex Plan of Arrangement into articles, sections, paragraphs and subparagraphs and the insertion of headings herein are for convenience of reference only and shall not affect the construction or interpretation of this Barytex Plan of Arrangement. The terms “this Barytex Plan of Arrangement”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions refer to this Barytex Plan of Arrangement and not to any particular article, section or other portion hereof and include any instrument supplementary or ancillary hereto.

1.3           Number, Gender and Persons

In this Barytex Plan of Arrangement, unless the context otherwise requires, words importing the singular shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter and the word “person” and words importing “persons” shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any governmental agency, political subdivision or instrumentality thereof) and any other entity or group of Persons of any kind or nature whatsoever.

1.4           Date for any Action

If the date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5           Time

Time shall be of the essence in every matter or action contemplated hereunder.  All times expressed herein or in the Letter of Transmittal are local time (Vancouver, British Columbia) unless otherwise stipulated.

1.6           Statutory References

Any reference in this Barytex Plan of Arrangement to a statute includes all regulations made thereunder, all amendments to such statute or regulation in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

1.7           Currency

Unless otherwise stated, all references herein to amounts of money are expressed in lawful money of Canada.

ARTICLE 2
ARRANGEMENT AGREEMENT

2.1           Arrangement Agreement

This Barytex Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Arrangement Agreement.

2.2           Effect of Barytex Arrangement

As and from the Effective Time, this Barytex Plan of Arrangement will be effective and binding on all registered and beneficial Barytex Securityholders, Barytex Newco, all registered and beneficial holders of Barytex Newco Shares and Barytex Amalco.

The notation in the corporate register that Barytex and Barytex Newco have been amalgamated shall be conclusive evidence that the Barytex Arrangement has become effective and that each of the provisions of Article 3 has become effective in the sequence and at the times set out therein.

ARTICLE 3
BARYTEX ARRANGEMENT

3.1           Barytex Arrangement

At the Effective Time, each of the following transactions shall occur and shall be deemed to occur in the following sequence without any further act or formality:

(a)	the Barytex Amalgamating Corporations shall amalgamate pursuant to the BCBCA and continue as one company on the following terms and those prescribed in this Barytex Plan of Arrangement;

(i)	the name of Barytex Amalco shall be “International Barytex Resources Ltd.”;

(ii)	the property, rights and interests of each Barytex Amalgamating Corporation continue to be the property, rights and interests of Barytex Amalco;

(iii)	Barytex Amalco continues to be liable for the obligations of each Barytex Amalgamating Corporation;

(iv)	an existing cause of action, claim or liability to prosecution of a Barytex Amalgamating Corporation is unaffected by the Barytex Amalgamation;

(v)	a civil, criminal or administrative action or proceeding pending by or against a Barytex Amalgamating Corporation may be continued to be prosecuted by or against Barytex Amalco;

(vi)	a conviction against, or ruling, order or judgement in favour of or against, a Barytex Amalgamating Corporation may be enforced by or against Barytex Amalco;

(vii)	the Certificate of Amalgamation resulting from the Barytex Amalgamation of the Barytex Amalgamating Corporations is deemed to be the Certificate of Incorporation of Barytex Amalco;

(viii)	Barytex Amalco shall have as its Notice of Articles, the notice of articles contained in the Barytex Amalgamation Application;

(ix)	Barytex Amalco shall have as its Articles, the articles of Newco as ordered by the Court in the Barytex Final Order; and

(x)	the registered office and records office of Barytex Amalco shall be located at 1700 – 700 West Pender Street, Vancouver, BC V6C 1G8, as set out in its Notice of Articles; and

(xi)
the first directors of Barytex Amalco shall be the Persons set out in its Notice of Articles, being Roman Shklanka, having a prescribed address of 1775 Blanca Street, Vancouver, BC V6R 4E4 and Alfred Hills, having a prescribed address of 13326 23A Avenue, Surrey, BC V4A 9S9.

(b)	on the Barytex Amalgamation,

(i)
the issued and outstanding common shares of each of the Barytex Amalgamating Corporations, other than Barytex Common Shares held by a holder who has validly exercised its Dissent Rights and who is ultimately entitled to be paid fair value for the holder’s Barytex Common Shares, shall be exchanged for IMA Common Shares or, as applicable, converted into issued and outstanding Barytex Amalco Shares as follows:

(A)
each Barytex Common Share held by a Barytex Shareholder shall be exchanged for 0.221 fully paid and non-assessable IMA Common Shares (the “Barytex Exchange Ratio”), subject to Article 5 pursuant to which:

1.	such holder shall cease to be a holder of Barytex Common Shares and the name of such holder shall be deemed to be removed from the central securities register of holders of Barytex Common Shares;

2.
IMA shall issue from treasury and cause to be delivered to such holder the IMA Common Shares to which such holder is entitled as aforesaid and the name of such holder shall be added to the central securities register of holders of IMA Common Shares showing such holder as the registered holder of the IMA Common Shares so issued;

3.	each Barytex Common Share so exchanged shall be cancelled;

(B)
all Barytex Newco Shares shall be deemed to be converted on a share for share basis into fully paid and non-assessable Barytex Amalco Shares on the basis of one fully paid and non-assessable Barytex Amalco Share for each one Barytex Newco Share;

(ii)
each Barytex Option outstanding immediately prior to the Effective Time shall be deemed to be exchanged for an option (an “Exchanged IMA Option”) to acquire, 0.221 IMA Common Shares and otherwise on the same terms and conditions as were applicable to such Barytex Option immediately before the Effective Time under the Barytex Stock Option Plan under which it was issued and the agreement evidencing the grant thereof except that the Exchanged IMA Options shall continue to be exercisable for the duration of the original term of the Barytex Options for which they were exchanged, including for those holders of Barytex Options who cease to be an employee, director, officer or consultant of Barytex as of the Effective Date and do not then become an employee, director, officer or consultant of IMA or an IMA subsidiary on that date. The exercise price per IMA Common Share subject to any such Exchanged IMA Option shall be an amount equal to the exercise price per Barytex Common Share subject to such Barytex Option immediately before the Effective Time divided by 0.221. The obligations of Barytex under the Barytex Options as so exchanged shall be assumed by IMA.  For greater certainty, holders of Barytex Options who exercise their rights under the Exchanged IMA Options will be entitled to the same number of IMA Common Shares as they would be entitled to had they exercised their Barytex Options immediately prior to the Effective Time for the same aggregate exercise price;

(iii)
each Barytex Warrant outstanding immediately prior to the Effective Time shall be deemed to be exchanged for a warrant (an “Exchanged IMA Warrant”) to acquire, on the same terms and conditions as were applicable to such Barytex Warrant immediately before the Effective Time and the agreement evidencing the grant thereof, 0.221 IMA Common Shares. The exercise price per IMA Common Share subject to any such Exchanged IMA Warrant shall be an amount equal to the exercise price per Barytex Common Share subject to such Barytex Warrant immediately before the Effective Time divided by 0.221. The expiry date of any Exchanged IMA Warrant shall be the same as the expiry date of the Barytex Warrant with which it was exchanged. The obligations of Barytex under the Barytex Warrants as so exchanged shall be assumed by IMA.  For greater certainty, holders of Barytex Warrants who exercise their rights under the Exchanged IMA Warrants will be entitled to the same number of IMA Common Shares as they would be entitled to had they exercised their Barytex Warrants immediately before the Effective Time for the same aggregate exercise price;

(c)	all Barytex Common Shares, if any, held by Barytex Newco shall be cancelled without any repayment of capital in respect thereof;

(d)	all Barytex Newco Shares, if any, held by Barytex shall be cancelled without repayment of capital in respect thereof; and

(e)	Barytex Amalco shall be a wholly-owned subsidiary of IMA and shall have no issued or outstanding options, warrants or other rights or privileges to acquire securities of Barytex Amalco.

3.2           Post-Effective Time Procedures

(a)
On or promptly after the Effective Date, IMA shall issue from treasury and deliver or arrange to be delivered to the Depositary certificates representing the IMA Common Shares required to be issued to Barytex Shareholders in accordance with the provisions of Section 3.1, such certificates shall be held by the Depositary as agent and nominee for such Barytex Shareholders for distribution to such Barytex Shareholders in accordance with the provisions of Article 5.

(b)
Subject to the provisions of Article 5 former Barytex Shareholders shall be entitled to receive delivery of the certificates representing the IMA Common Shares to which they are entitled pursuant to Section 3.1(b). Certificates representing former Barytex Common Shares, other than those to which Article 4 applies, shall represent only the right to receive the IMA Common Shares to which the former Barytex Shareholder is entitled to receive pursuant to the Barytex Arrangement.

(c)
IMA shall, as soon as practicable following the later of the Effective Date and the date of deposit by a former Barytex Shareholder of a duly completed Letter of Transmittal and the certificates representing such Barytex Common Shares, either:

(i)	forward or cause to be forwarded by first class mail (postage prepaid) to such former holder of Barytex Common Shares at the address specified in the Letter of Transmittal; or

(ii)
if requested by such former holder of Barytex Common Shares in the Letter of Transmittal, make available or cause to be made available at the Depository for pickup by such former holder of Barytex Common Shares, certificates representing the number of IMA Common Shares, issued to such former holder of Barytex Common Shares under the Barytex Arrangement.

(d)
After the Effective Time, the certificates representing the former Barytex Common Shares to which Article 4 herein applies shall represent only the right to receive payment, which the Dissenting Shareholders are entitled to receive pursuant to Article 4.

ARTICLE 4
DISSENT PROCEDURES

4.1           Dissent Procedures

Holders of Barytex Common Shares may exercise dissent rights (“Dissent Rights”) conferred by the Barytex Interim Order and this Barytex Plan of Arrangement with respect to Barytex Common Shares in connection with the Barytex Arrangement, provided that, notwithstanding the Dissent Procedures, the written objection to the special resolution to approve the Barytex Arrangement contemplated by Section 242 of the BCBCA must be sent to Barytex by holders who wish to dissent at least two days before the Barytex Meeting or any date to which the Barytex Meeting may be postponed or adjourned and provided further that holders who exercise such Dissent Rights and who:

(a)
are ultimately entitled to be paid fair value for their Barytex Common Shares, which fair value shall be the fair value of such shares immediately before the passing by the holders of the Barytex Common Shares of the resolution approving the Barytex Arrangement, shall be paid an amount equal to such fair value by IMA; and

(b)
are ultimately not entitled, for any reason, to be paid fair value for their Barytex Common Shares shall be deemed to have participated in the Barytex Arrangement, as of the Effective Time, on the same basis as a non-dissenting holder of Barytex Common Shares and shall be entitled to receive only the consideration contemplated in Section 3.1(b) that such holder would have received pursuant to the Barytex Arrangement if such holder had not exercised Dissent Procedures, but further provided that in no case shall IMA, Barytex or any other Person be required to recognize holders of Barytex Common Shares who exercise Dissent Rights as holders of Barytex Common Shares after the time that is immediately prior to the Effective Time, and the names of such holders of Barytex Common Shares who exercise Dissent Procedures shall be deleted from the central securities register as holders of Barytex Common Shares at the Effective Time.

ARTICLE 5
DELIVERY OF IMA COMMON SHARES

5.1           Delivery of IMA Common Shares

(a)
Upon surrender to the Depositary, as specified in the Letter of Transmittal, for cancellation of a certificate that immediately before the Effective Time represented one or more outstanding Barytex Common Shares that were exchanged for IMA Common Shares in accordance with Section 3.1, together with a completed Letter of Transmittal and such other documents and instruments as would have been required to effect the transfer of the Barytex Common Shares formerly represented by such certificate under the BCBCA and the articles of Barytex and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder following the Effective Time, a certificate representing the IMA Common Shares that such holder is entitled to receive in accordance with Section 3.1.

(b)
After the Effective Time and until surrendered for cancellation as contemplated by Section 5.1(a), each certificate that immediately prior to the Effective Time represented one or more Barytex Common Shares shall be deemed at all times to represent only the right to receive in exchange therefore a certificate representing the IMA Common Shares that the holder of such certificate is entitled to receive in accordance with Section 3.1.

5.2           Lost Certificates

In the event any certificate, that immediately prior to the Effective Time represented one or more outstanding Barytex Common Shares that were exchanged for IMA Common Shares in accordance with Section 3.1, shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, the Depositary shall deliver in exchange for such lost, stolen or destroyed certificate, a certificate representing the IMA Common Shares that such holder is entitled to receive in accordance with Section 3.1. When authorizing such delivery of a certificate representing the IMA Common Shares that such holder is entitled to receive in exchange for such lost, stolen or destroyed certificate, the holder to whom a certificate representing such IMA Common Shares is to be delivered shall, as a condition precedent to the delivery of such IMA Common Shares, give a bond satisfactory to IMA and the Depositary in such amount as IMA and the Depositary may direct, or otherwise indemnify IMA and the Depositary in a manner satisfactory to IMA and the Depositary, against any claim that may be made against IMA or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed and shall otherwise take such actions as may be required by the articles of Barytex.

5.3           Distributions with Respect to Unsurrendered Certificates

No dividend or other distribution declared or made after the Effective Time with respect to IMA Common Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate that, immediately prior to the Effective Time, represented outstanding Barytex Common Shares unless and until the holder of such certificate shall have complied with the provisions of Section 5.1 or Section 5.2. Subject to applicable law and to Section 5.4, at the time of such compliance, there shall, in addition to the delivery of a certificate representing the IMA Common Shares to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect to such IMA Common Shares.

5.4           Withholding Rights

IMA and the Depositary shall be entitled to deduct and withhold from all dividends or other distributions or amounts otherwise payable to any Barytex Shareholder such amounts as IMA or the Depositary is required or permitted to deduct and withhold with respect to such payment under the Tax Act, the Code or any provision of any applicable federal, provincial, state, local or foreign tax law or treaty, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Barytex Shareholder in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

5.5           No Fractional Shares

No certificates representing fractional IMA Common Shares shall be issued pursuant to Section 5.1 and no dividend, stock split or other change in the capital structure of IMA shall relate to any such fractional security and such fractional interests shall not entitle the owner thereof to exercise any rights as a securityholder of IMA.  The aggregate number of IMA Common Shares for which no certificates are issued as a result of the foregoing provisions of this Section 5.5 shall be deemed to have been surrendered by the owners thereof, to IMA for no additional consideration at the Effective Time.

5.6           Limitation and Proscription

To the extent that a Barytex Shareholder shall not have complied with the provisions of Section 5.1 or Section 5.2 on or before the date that is six years after the Effective Date (the “final proscription date”), then the IMA Common Shares that such Barytex Shareholder was entitled to receive shall be automatically cancelled without any repayment of capital in respect thereof and the certificates representing such IMA Common Shares to which such Barytex Shareholder was entitled, shall be delivered to IMA by the Depositary and the share certificates shall be cancelled by IMA, and the interest of the Barytex Shareholder in such IMA Common Shares to which it was entitled shall be terminated as of such final proscription date.

ARTICLE 6
AMENDMENTS

6.1           Amendments to Barytex Plan of Arrangement

(a)
IMA and Barytex reserve the right to amend, modify or supplement this Barytex Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification or supplement must be (i) set out in writing, (ii) agreed to in writing by IMA and Barytex, filed with the Court and, if made following the Barytex Meeting, approved by the Court, and communicated to holders or former holders of Barytex Common Shares if and as required by the Court.

(b)
Any amendment, modification or supplement to this Barytex Plan of Arrangement may be proposed by Barytex at any time prior to the Barytex Meeting provided that IMA shall have consented thereto in writing, with or without any other prior notice or communication, and, if so proposed and accepted by the Persons voting at the Barytex Meeting (other than as may be required under the Barytex Interim Order), shall become part of this Barytex Plan of Arrangement for all purposes.

(c)
Any amendment, modification or supplement to this Barytex Plan of Arrangement that is approved by the Court following the Barytex Meeting shall be effective only if: (i) it is consented to in writing by each of IMA and Barytex; and (ii) if required by the Court, it is consented to by Barytex Shareholders voting in the manner directed by the Court.

(d)
Any amendment, modification or supplement to this Barytex Plan of Arrangement may be made following the Effective Time unilaterally by IMA provided that it concerns a matter which, in the reasonable opinion of IMA, is of an administrative nature required to better give effect to the implementation of this Barytex Plan of Arrangement and is not adverse to the financial or economic interests of any former Barytex Securityholder.

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SCHEDULE C
DESCRIPTION OF KOBEX OPTIONS

# of Shares Outstanding	34,860,658

# of Warrants Outstanding	Nil

Options	Granted	Vested	Exercise price	Expiry date
	470,000	470,000	$1.48	January 28, 2010
	210,000	210,000	$0.99	February 6, 2011
	280,000	280,000	$1.38	February 6, 2012
	220,000	220,000	$1.87	March 16, 2012
	125,000	90,000	$1.11	November 15, 2012
	392,000	392,000	$0.91	December 12, 2012
	670,000	670,000	$0.29	February 26, 2014

	2,367,000	2,332,000	$1.01

D - 1

SCHEDULE D
DESCRIPTION OF BARYTEX OPTIONS

# of Shares Outstanding	55,894,525

# of Warrants Outstanding	7,008,750 with an exercise price of $1.50 and an expiry date of April 22, 2010

Options	Number of options granted	Number of options vested	Exercise price per share	Expiry date
	530,000	530,000	$0.80	August 23, 2009
	590,000	590,000	$1.06	September 28, 2010
	500,000	300,000	$2.28	July 5, 2011
	370,000	370,000	$1.87	March 16, 2012
	125,000	90,000	$1.23	November 7, 2012
	15,000	10,000	$1.18	November 8, 2012
	344,000	344,000	$0.62	February 5, 2013
	800,000	800,000	$0.10	February 25, 2014

	3,274,000	3,034,000	$1.02

E - 1

SCHEDULE E
FORM OF KOBEX RESOLUTION

RESOLVED as a special resolution that:

1.
the Arrangement under Section 288 of the Business Corporations Act (British Columbia) set forth in the Plan of Arrangement attached as Appendix F to the Joint Information Circular of Kobex Resources Ltd. (“Kobex”), International Barytex Resources Ltd. and IMA Exploration Inc. accompanying the Kobex Notice of Meeting, and all transactions contemplated thereby and any amendment thereto made in accordance with the terms of the Kobex Plan of Arrangement or the Arrangement Agreement, is authorized and approved;

2.
the board of directors of Kobex, without further notice to or approval of the securityholders of Kobex, may, in accordance with the terms of the Arrangement, elect not to proceed with the Arrangement or otherwise give effect to the special resolution, at any time prior to the Arrangement becoming effective; and

3.
any one or more of the directors and officers of Kobex be authorized and directed to perform all such acts, deeds and things and execute, under the seal of Kobex or otherwise, all such documents and other writings, including as may be required to give effect to the true intent of this resolution.

F - 1

SCHEDULE F
FORM OF BARYTEX RESOLUTION

RESOLVED as a special resolution that:

1.
the Arrangement under Section 288 of the Business Corporations Act (British Columbia) set forth in the Plan of Arrangement attached as Appendix E to the Joint Information Circular of International Barytex Resources Ltd. (“Barytex”), Kobex Resources Ltd., International Barytex Resources Ltd. and IMA Exploration Inc. accompanying the Barytex Notice of Meeting, and all transactions contemplated thereby and any amendment thereto made in accordance with the terms of the Barytex Plan of Arrangement or the Arrangement Agreement, is authorized and approved;

2.
the board of directors of Barytex, without further notice to or approval of the securityholders of Barytex, may, in accordance with the terms of the Arrangement, elect not to proceed with the Arrangement or otherwise give effect to the special resolution, at any time prior to the Arrangement becoming effective; and

3.
any one or more of the directors and officers of Barytex be authorized and directed to perform all such acts, deeds and things and execute, under the seal of Barytex or otherwise, all such documents and other writings, including as may be required to give effect to the true intent of this resolution.

G - 2

SCHEDULE G
AMALGAMATION APPLICATION AND ARTICLES OF KOBEX AMALCO

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Ministry of Finance	AMALGAMATION APPLICATION
Corporate and Personal	FORM 13 – BC COMPANY
Property Registries	Section 275 Business Corporations Act
www.fin.gov.bc.ca/registries

Telephone: 250 356 – 8626	Freedom of Information and Protection of Privacy Act (FIPPA)
DO NOT MAIL THIS FORM to the Corporate and Personal Property Registries unless you are instructed to do so by registry staff. The Regulation under the Business Corporations Act requires the electronic version of this form to be filed on the Internet at www.corporateonline.gov.bc.ca

The personal information requested on this form is made available to the public under the authority of the Business Corporations Act. Questions about how the FIPPA applies to this personal information can be directed to the Administrative Assistant of the Corporate and Personal Property Registries at 250 356-1198, PO Box 9431 Stn Prov Govt, Victoria BC V8W 9V3.

A.	NAME OF COMPANY – Choose one of the following:

	☐	The name _______________________________ is the name reserved for the amalgamated company. The name reservation number is: _________________, OR

	☐	The company is to be amalgamated with a name created by adding “B.C. Ltd.” after the incorporation number, OR

The amalgamated company is to adopt, as its name, the name of one of the amalgamating companies.

The name of the amalgamating company being adopted is:

	☑	Kobex Resources Ltd.

The incorporation number of that company is: BC0526251

Please note: If you want the name of an amalgamating corporation that is a foreign corporation, you must obtain a name approval before completing this amalgamation application.
B.	AMALGAMATION STATEMENT – Please indicate the statement applicable to the amalgamation.

With Court Approval:
☑
This amalgamation has been approved by the court and a copy of the entered court order approving the amalgamation has been obtained and has been deposited in the records office of each of the amalgamating companies.

OR

Without Court Approval:
☐
This amalgamation has been effected without court approval. A copy of all of the required affidavits under section 277(1) have been obtained and the affidavit obtained from each amalgamating company has been deposited in that company’s records office.

C.	AMALGAMATION EFFECTIVE DATE – Choose one of the following:

	☐	The amalgamation is to take effect at the time that this application is filed with the registrar.

	☑	The amalgamation is to take effect at 12:01 a.m. Pacific Time on _________________ being a date that is not more than ten days after the date of the filing of this application.

	☐	The amalgamation is to take effect at __________ ☐ a.m. or ☐ p.m. Pacific Time on __________ being a date and time that is not more than ten days after the date of the filing of this application.

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D.	AMALGAMATING CORPORATIONS

Enter the name of each amalgamating corporation below. For each company, enter the incorporation number. If the amalgamating corporation is a foreign corporation, enter the foreign corporation’s jurisdiction and if registered in BC as an extraprovincial company, enter the extraprovincial company’s registration number. Attach an additional sheet if more space is required.

NAME OF AMALGAMATING CORPORATION	BC INCORPORATION NUMBER, OR EXTRAPROVINCIAL REGISTRATION NUMBER IN BC	FOREIGN CORPORATION’S JURISDICTION
1. Kobex Resources Ltd.	BC0526251	Not Applicable
2. 0858666 B.C. Ltd.	BC0858666	Not Applicable

E.	FORMALITIES TO AMALGAMATION
If any amalgamating corporation is a foreign corporation, section 275 (1)(b) requires an authorization for the amalgamation from the foreign corporation’s jurisdiction to be filed.

☐ This is to confirm that each authorization for the amalgamation required under section 275(1)(b) is being submitted for filing concurrently with this application.
F.	CERTIFIED CORRECT – I have read this form and found it to be correct.

This form must be signed by an authorized signing authority for each of the amalgamating companies as set out in Item D.

NAME OF AUTHORIZED SIGNING AUTHORITY FOR THE AMALGAMATING CORPORATION	SIGNATURE OF AUTHORIZED SIGNING AUTHORITY FOR THE AMALGAMATING CORPORATION	DATE SIGNED (YYYY / MM / DD)

1. Kobex Resources Ltd.	X
NAME OF AUTHORIZED SIGNING AUTHORITY FOR THE AMALGAMATING CORPORATION	SIGNATURE OF AUTHORIZED SIGNING AUTHORITY FOR THE AMALGAMATING CORPORATION	DATE SIGNED (YYYY / MM / DD)

2. 0858666 B.C. Ltd.	X
NAME OF AUTHORIZED SIGNING AUTHORITY FOR THE AMALGAMATING CORPORATION	SIGNATURE OF AUTHORIZED SIGNING AUTHORITY FOR THE AMALGAMATING CORPORATION	DATE SIGNED (YYYY / MM / DD)

3.	X
NAME OF AUTHORIZED SIGNING AUTHORITY FOR THE AMALGAMATING CORPORATION	SIGNATURE OF AUTHORIZED SIGNING AUTHORITY FOR THE AMALGAMATING CORPORATION	DATE SIGNED (YYYY / MM / DD)

4.	X
NAME OF AUTHORIZED SIGNING AUTHORITY FOR THE AMALGAMATING CORPORATION	SIGNATURE OF AUTHORIZED SIGNING AUTHORITY FOR THE AMALGAMATING CORPORATION	DATE SIGNED (YYYY / MM / DD)

5.	X

NOTICE OF ARTICLES

A.	NAME OF COMPANY
Set out the name of the company as set out in Item A of the Amalgamation Application.
Kobex Resources Ltd.

B.	TRANSLATION OF COMPANY NAME
Set out every translation of the company name that the company intends to use outside of Canada.

Not Applicable

C.	DIRECTOR NAME(S) AND ADDRESS(ES)

Set out the full name, delivery address and mailing address (if different) of every director of the company. The director  may select to provide either (a) the delivery address and, if different, the mailing address for the office at which the  individual can usually be served with records between 9:00 a.m. and 4 p.m. on business days or (b) the delivery  address and, if different, the mailing address of the individual’s residence. The delivery address must not be a post  office box. Attach an additional sheet if more space is required.

last name	first name	middle name	DELIVERY ADDRESS INCLUDING province/state, country and postal/zip code	MAILING ADDRESS INCLUDING province/state, country and postal/zip code
Shklanka Roman			1775 Blanca Street Vancouver, BC V6R 4E4	1775 Blanca Street Vancouver, BC V6R 4E4
Hills Alfred			13326 23A Avenue Surrey, BC V4A 9S9	13326 23A Avenue Surrey, BC V4A 9S9

D.	REGISTERED OFFICE ADDRESSES
DELIVERY ADDRESS OF THE COMPANY’S REGISTERED OFFICE (INCLUDING BC and POSTAL CODE)
Suite 1700 – 700 West Pender Street, Vancouver, BC V6C 1G8

MAILING ADDRESS OF THE COMPANY’S REGISTERED OFFICE (INCLUDING BC and POSTAL CODE)
Suite 1700 – 700 West Pender Street, Vancouver, BC V6C 1G8

E.	RECORDS OFFICE ADDRESSES
DELIVERY ADDRESS OF THE COMPANY’S RECORDS OFFICE (INCLUDING BC and POSTAL CODE)
Suite 1700 – 700 West Pender Street, Vancouver, BC V6C 1G8

MAILING ADDRESS OF THE COMPANY’S RECORDS OFFICE (INCLUDING BC and POSTAL CODE)
Suite 1700 – 700 West Pender Street, Vancouver, BC V6C 1G8

F.	AUTHORIZED SHARE STRUCTURE

	Maximum number of shares of this class or series of shares that the company is authorized to issue, or indicate there is no maximum number	Kind of shares of this class or series of shares		Are there special rights or restrictions attached to the shares of this class or series of shares?
Identifying name of class or series of shares	maximum number of shares authorized or no maximum number	par value or without par value	type of currency	yes/no

Common		Without	n/a

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Kobex Resources Ltd.

(the “Company”)

 The Company has as its articles the following articles.
Full name and signature of each incorporator	Date of signing

M.O.I. CORPORATE SERVICES LTD.

Per:
Authorized Signatory

(the “Company”)

ARTICLES

1.	Interpretation
2.	Shares and Share Certificates
3.	Issue of Shares
4.	Share Registers
5.	Share Transfers
6.	Transmission of Shares
7.	Purchase of Shares
8.	Borrowing Powers
9.	Alterations
10.	Meetings of Shareholders
11.	Proceedings at Meetings of Shareholders
12.	Votes of Shareholders
13.	Directors
14.	Election and Removal of Directors
15.	Alternate Directors
16.	Powers and Duties of Directors
17.	Disclosure of Interest of Directors
18.	Proceedings of Directors
19.	Executive and Other Committees
20.	Officers
21.	Indemnification
22.	Dividends and Reserves
23.	Documents, Records and Reports
24.	Notices
25.	Seal
26.	Prohibitions

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1.      Interpretation

1.1           Definitions

In these Articles, unless the context otherwise requires:

(1)	“board of directors”, “directors” and “board” mean the directors or sole director of the Company for the time being;

(2)	“Business Corporations Act” means the Business Corporations Act (British Columbia) as amended from time to time and includes all regulations as amended from time to time made pursuant to that Act;

(3)	“legal personal representative” means the personal or other legal representative of the shareholder;

(4)	“registered address” of a shareholder means the shareholder’s address as recorded in the central securities register;

(5)	“seal” means the seal of the Company, if any.

1.2           Business Corporations Act and Interpretation Act Definitions Applicable

The definitions in the Business Corporations Act and the definitions and rules of construction in the Interpretation Act, with the necessary changes, so far as applicable, and unless the context requires otherwise, apply to these Articles as if they were an enactment. If there is a conflict between a definition in the Business Corporations Act and a definition or rule in the Interpretation Act relating to a term used in these Articles, the definition in the Business Corporations Act will prevail in relation to the use of the term in these Articles. If there is a conflict between these Articles and the Business Corporations Act, the Business Corporations Act will prevail.

2.     Shares and Share Certificates

2.1           Authorized Share Structure

The authorized share structure of the Company consists of shares of the class or classes and series, if any, described in the Notice of Articles of the Company.

2.2           Form of Share Certificate

Each share certificate issued by the Company must comply with, and be signed as required by, the Business Corporations Act.

2.3           Shareholder Entitled to Certificate or Acknowledgment

Each shareholder is entitled, without charge, to (a) one share certificate representing the shares of each class or series of shares registered in the shareholder’s name or (b) a non-transferable written acknowledgment of the shareholder’s right to obtain such a share certificate, provided that in respect of a share held jointly by several persons, the Company is not bound to issue more than one share certificate and delivery of a share certificate for a share to one of several joint shareholders or to one of the shareholders’ duly authorized agents will be sufficient delivery to all.

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2.4           Delivery by Mail

Any share certificate or non-transferable written acknowledgment of a shareholder’s right to obtain a share certificate may be sent to the shareholder by mail at the shareholder’s registered address and neither the Company nor any director, officer or agent of the Company is liable for any loss to the shareholder because the share certificate or acknowledgement is lost in the mail or stolen.

2.5           Replacement of Worn Out or Defaced Certificate or Acknowledgement

If the directors are satisfied that a share certificate or a non-transferable written acknowledgment of the shareholder’s right to obtain a share certificate is worn out or defaced, they must, on production to them of the share certificate or acknowledgment, as the case may be, and on such other terms, if any, as they think fit:

(1)	order the share certificate or acknowledgment, as the case may be, to be cancelled; and

(2)	issue a replacement share certificate or acknowledgment, as the case may be.

2.6           Replacement of Lost, Stolen or Destroyed Certificate or Acknowledgment

If a share certificate or a non-transferable written acknowledgment of a shareholder’s right to obtain a share certificate is lost, stolen or destroyed, a replacement share certificate or acknowledgment, as the case may be, must be issued to the person entitled to that share certificate or acknowledgment, as the case may be, if the directors receive:

(1)	proof satisfactory to them that the share certificate or acknowledgment is lost, stolen or destroyed; and

(2)	any indemnity the directors consider adequate.

2.7           Splitting Share Certificates

If a shareholder surrenders a share certificate to the Company with a written request that the Company issue in the shareholder’s name two or more share certificates, each representing a specified number of shares and in the aggregate representing the same number of shares as the share certificate so surrendered, the Company must cancel the surrendered share certificate and issue replacement share certificates in accordance with that request.

2.8           Certificate Fee

There must be paid to the Company, in relation to the issue of any share certificate under Articles 2.5, 2.6 or 2.7, the amount, if any and which must not exceed the amount prescribed under the Business Corporations Act, determined by the directors.

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2.9           Recognition of Trusts

Except as required by law or statute or these Articles, no person will be recognized by the Company as holding any share upon any trust, and the Company is not bound by or compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future or partial interest in any share or fraction of a share or (except as by law or statute or these Articles provided or as ordered by a court of competent jurisdiction) any other rights in respect of any share except an absolute right to the entirety thereof in the shareholder.

3.           Issue of Shares

3.1           Directors Authorized

Subject to the Business Corporations Act and the rights of the holders of issued shares of the Company, the Company may issue, allot, sell or otherwise dispose of the unissued shares, and issued shares held by the Company, at the times, to the persons, including directors, in the manner, on the terms and conditions and for the issue prices (including any premium at which shares with par value may be issued) that the directors may determine. The issue price for a share with par value must be equal to or greater than the par value of the share.

3.2           Commissions and Discounts

The Company may at any time pay a reasonable commission or allow a reasonable discount to any person in consideration of that person purchasing or agreeing to purchase shares of the Company from the Company or any other person or procuring or agreeing to procure purchasers for shares of the Company.

3.3           Brokerage

The Company may pay such brokerage fee or other consideration as may be lawful for or in connection with the sale or placement of its securities.

3.4           Conditions of Issue

Except as provided for by the Business Corporations Act, no share may be issued until it is fully paid. A share is fully paid when:

(1)	consideration is provided to the Company for the issue of the share by one or more of the following:

(a)	past services performed for the Company;

(b)	property;

(c)	money; and

(2)	the value of the consideration received by the Company equals or exceeds the issue price set for the share under Article 3.1.

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3.5           Share Purchase Warrants and Rights

Subject to the Business Corporations Act, the Company may issue share purchase warrants, options and rights upon such terms and conditions as the directors determine, which share purchase warrants, options and rights may be issued alone or in conjunction with debentures, debenture stock, bonds, shares or any other securities issued or created by the Company from time to time.

4.      Share Registers

4.1           Central Securities Register

As required by and subject to the Business Corporations Act, the Company must maintain in British Columbia a central securities register. The directors may, subject to the Business Corporations Act, appoint an agent to maintain the central securities register. The directors may also appoint one or more agents, including the agent which keeps the central securities register, as transfer agent for its shares or any class or series of its shares, as the case may be, and the same or another agent as registrar for its shares or such class or series of its shares, as the case may be. The directors may terminate such appointment of any agent at any time and may appoint another agent in its place.

4.2           Closing Register

The Company must not at any time close its central securities register.

5.   Share Transfers

5.1           Registering Transfers

A transfer of a share of the Company must not be registered unless:

(1)	a duly signed instrument of transfer in respect of the share has been received by the Company;

(2)	if a share certificate has been issued by the Company in respect of the share to be transferred, that share certificate has been surrendered to the Company; and

(3)
if a non-transferable written acknowledgment of the shareholder’s right to obtain a share certificate has been issued by the Company in respect of the share to be transferred, that acknowledgment has been surrendered to the Company.

5.2           Form of Instrument of Transfer

The instrument of transfer in respect of any share of the Company must be either in the form, if any, on the back of the Company’s share certificates or in any other form that may be approved by the directors from time to time.

5.3           Transferor Remains Shareholder

Except to the extent that the Business Corporations Act otherwise provides, the transferor of shares is deemed to remain the holder of the shares until the name of the transferee is entered in a securities register of the Company in respect of the transfer.

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5.4           Signing of Instrument of Transfer

If a shareholder, or his or her duly authorized attorney, signs an instrument of transfer in respect of shares registered in the name of the shareholder, the signed instrument of transfer constitutes a complete and sufficient authority to the Company and its directors, officers and agents to register the number of shares specified in the instrument of transfer or specified in any other manner, or, if no number is specified, all the shares represented by the share certificates or set out in the written acknowledgments deposited with the instrument of transfer:

(1)	in the name of the person named as transferee in that instrument of transfer; or

(2)	if no person is named as transferee in that instrument of transfer, in the name of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered.

5.5           Enquiry as to Title Not Required

Neither the Company nor any director, officer or agent of the Company is bound to inquire into the title of the person named in the instrument of transfer as transferee or, if no person is named as transferee in the instrument of transfer, of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered or is liable for any claim related to registering the transfer by the shareholder or by any intermediate owner or holder of the shares, of any interest in the shares, of any share certificate representing such shares or of any written acknowledgment of a right to obtain a share certificate for such shares.

5.6           Transfer Fee

There must be paid to the Company, in relation to the registration of any transfer, the amount, if any, determined by the directors.

6.   Transmission of Shares

6.1           Legal Personal Representative Recognized on Death

In case of the death of a shareholder, the legal personal representative, or if the shareholder was a joint holder, the surviving joint holder, will be the only person recognized by the Company as having any title to the shareholder’s interest in the shares. Before recognizing a person as a legal personal representative, the directors may require proof of appointment by a court of competent jurisdiction, a grant of letters probate, letters of administration or such other evidence or documents as the directors consider appropriate.

6.2           Rights of Legal Personal Representative

The legal personal representative has the same rights, privileges and obligations that attach to the shares held by the shareholder, including the right to transfer the shares in accordance with these Articles, provided the documents required by the Business Corporations Act and the directors have been deposited with the Company.

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7.     Purchase of Shares

7.1           Company Authorized to Purchase Shares

Subject to Article 7.2, the special rights and restrictions attached to the shares of any class or series and the Business Corporations Act, the Company may, if authorized by the directors, purchase or otherwise acquire any of its shares at the price and upon the terms specified in such resolution.

7.2           Purchase When Insolvent

The Company must not make a payment or provide any other consideration to purchase or otherwise acquire any of its shares if there are reasonable grounds for believing that:

(1)	the Company is insolvent; or

(2)	making the payment or providing the consideration would render the Company insolvent.

7.3           Sale and Voting of Purchased Shares

If the Company retains a share redeemed, purchased or otherwise acquired by it, the Company may sell, gift or otherwise dispose of the share, but, while such share is held by the Company, it:

(1)	is not entitled to vote the share at a meeting of its shareholders;

(2)	must not pay a dividend in respect of the share; and

(3)	must not make any other distribution in respect of the share.

8.     Borrowing Powers

The Company, if authorized by the directors, may:

(1)	borrow money in the manner and amount, on the security, from the sources and on the terms and conditions that they consider appropriate;

(2)
issue bonds, debentures and other debt obligations either outright or as security for any liability or obligation of the Company or any other person and at such discounts or premiums and on such other terms as they consider appropriate;

(3)	guarantee the repayment of money by any other person or the performance of any obligation of any other person; and

(4)
mortgage, charge, whether by way of specific or floating charge, grant a security interest in, or give other security on, the whole or any part of the present and future assets and undertaking of the Company.

9.     Alterations

9.1           Alteration of Authorized Share Structure

Subject to Article 9.2 and the Business Corporations Act, the Company may by special resolution:

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(1)	create one or more classes or series of shares or, if none of the shares of a class or series of shares are allotted or issued, eliminate that class or series of shares;

(2)
increase, reduce or eliminate the maximum number of shares that the Company is authorized to issue out of any class or series of shares or establish a maximum number of shares that the Company is authorized to issue out of any class or series of shares for which no maximum is established;

(3)	subdivide or consolidate all or any of its unissued, or fully paid issued, shares;

(4)	if the Company is authorized to issue shares of a class of shares with par value:

(a)	decrease the par value of those shares; or

(b)	if none of the shares of that class of shares are allotted or issued, increase the par value of those shares;

(5)	change all or any of its unissued, or fully paid issued, shares with par value into shares without par value or any of its unissued shares without par value into shares with par value;

(6)	alter the identifying name of any of its shares; or

(7)	otherwise alter its shares or authorized share structure when required or permitted to do so by the Business Corporations Act.

9.2           Special Rights and Restrictions

Subject to the Business Corporations Act, the Company may by special resolution:

(1)
create special rights or restrictions for, and attach those special rights or restrictions to, the shares of any class or series of shares, whether or not any or all of those shares have been issued; or

(2)	vary or delete any special rights or restrictions attached to the shares of any class or series of shares, whether or not any or all of those shares have been issued.

9.3           Change of Name

The Company may by consent resolution of the directors or by special resolution authorize an alteration of its Notice of Articles in order to change its name or adopt or change any translation of that name.

9.4           Other Alterations

If the Business Corporations Act does not specify the type of resolution and these Articles do not specify another type of resolution, the Company may by special resolution alter these Articles.

10.   Meetings of Shareholders

10.1         Annual General Meetings

Unless an annual general meeting is deferred or waived in accordance with the Business Corporations Act, the Company must hold its first annual general meeting within 18 months after the date on which it was incorporated or otherwise recognized, and after that must hold an annual general meeting at least once in each calendar year and not more than 15 months after the last annual reference date at such time and place as may be determined by the directors.

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10.2           Resolution Instead of Annual General Meeting

If all the shareholders who are entitled to vote at an annual general meeting consent by a unanimous resolution under the Business Corporations Act to all of the business that is required to be transacted at that annual general meeting, the annual general meeting is deemed to have been held on the date of the unanimous resolution. The shareholders must, in any unanimous resolution passed under this Article 10.2, select as the Company’s annual reference date a date that would be appropriate for the holding of the applicable annual general meeting.

10.3           Calling of Meetings of Shareholders

The directors may, whenever they think fit, call a meeting of shareholders.

10.4           Notice for Meetings of Shareholders

The Company must send notice of the date, time and location of any meeting of shareholders, in the manner provided in these Articles, or in such other manner, if any, as may be prescribed by ordinary resolution (whether previous notice of the resolution has been given or not), to each shareholder entitled to attend the meeting, to each director and to the auditor of the Company, unless these Articles otherwise provide, at least the following number of days before the meeting:

(1)	if and for so long as the Company is a public company, 21 days;

(2)	otherwise, 10 days.

10.5           Record Date for Notice

The directors may set a date as the record date for the purpose of determining shareholders entitled to notice of any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. The record date must not precede the date on which the meeting is held by fewer than:

(1)	if and for so long as the Company is a public company, 21 days;

(2)	otherwise, 10 days.

If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

10.6           Record Date for Voting

The directors may set a date as the record date for the purpose of determining shareholders entitled to vote at any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

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10.7           Failure to Give Notice and Waiver of Notice

The accidental omission to send notice of any meeting to, or the non-receipt of any notice by, any of the persons entitled to notice does not invalidate any proceedings at that meeting. Any person entitled to notice of a meeting of shareholders may, in writing or otherwise, waive or reduce the period of notice of such meeting.

10.8           Notice of Special Business at Meetings of Shareholders

If a meeting of shareholders is to consider special business within the meaning of Article 11.1, the notice of meeting must:

(1)	state the general nature of the special business; and

(2)
if the special business includes considering, approving, ratifying, adopting or authorizing any document or the signing of or giving of effect to any document, have attached to it a copy of the document or state that a copy of the document will be available for inspection by shareholders:

(a)	at the Company’s records office, or at such other reasonably accessible location in British Columbia as is specified in the notice; and

(b)	during statutory business hours on any one or more specified days before the day set for the holding of the meeting.

11.      Proceedings at Meetings of Shareholders

11.1           Special Business

At a meeting of shareholders, the following business is special business:

(1)	at a meeting of shareholders that is not an annual general meeting, all business is special business except business relating to the conduct of or voting at the meeting;

(2)	at an annual general meeting, all business is special business except for the following:

(a)	business relating to the conduct of or voting at the meeting;

(b)	consideration of any financial statements of the Company presented to the meeting;

(c)	consideration of any reports of the directors or auditor;

(d)	the setting or changing of the number of directors;

(e)	the election or appointment of directors;

(f)	the appointment of an auditor;

(g)	business arising out of a report of the directors not requiring the passing of a special resolution or an exceptional resolution;

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(h)	any other business which, under these Articles or the Business Corporations Act, may be transacted at a meeting of shareholders without prior notice of the business being given to the shareholders.

11.2           Special Majority

The majority of votes required for the Company to pass a special resolution at a meeting of shareholders is two-thirds of the votes cast on the resolution.

11.3           Quorum

Subject to the special rights and restrictions attached to the shares of any class or series of shares, the quorum for the transaction of business at a meeting of shareholders is two shareholders entitled to vote at the meeting whether in person or by proxy who hold, in the aggregate, at least 5% of the issued shares entitled to be voted at the meeting.

11.4           One Shareholder May Constitute Quorum

If there is only one shareholder entitled to vote at a meeting of shareholders:

(1)	the quorum is one person who is, or who represents by proxy, that shareholder, and

(2)	that shareholder, present in person or by proxy, may constitute the meeting.

11.5           Other Persons May Attend

The directors, the president (if any), the secretary (if any), the assistant secretary (if any), any lawyer for the Company, the auditor of the Company and any other persons invited by the directors are entitled to attend any meeting of shareholders, but if any of those persons does attend a meeting of shareholders, that person is not to be counted in the quorum and is not entitled to vote at the meeting unless that person is a shareholder or proxy holder entitled to vote at the meeting.

11.6           Requirement of Quorum

No business, other than the election of a chair of the meeting and the adjournment of the meeting, may be transacted at any meeting of shareholders unless a quorum of shareholders entitled to vote is present at the commencement of the meeting, but such quorum need not be present throughout the meeting.

11.7           Lack of Quorum

If, within one-half hour from the time set for the holding of a meeting of shareholders, a quorum is not present:

(1)	in the case of a general meeting requisitioned by shareholders, the meeting is dissolved, and

(2)	in the case of any other meeting of shareholders, the meeting stands adjourned to the same day in the next week at the same time and place.

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11.8           Lack of Quorum at Succeeding Meeting

If, at the meeting to which the meeting referred to in Article 11.7(2) was adjourned, a quorum is not present within one-half hour from the time set for the holding of the meeting, the person or persons present and being, or representing by proxy, one or more shareholders entitled to attend and vote at the meeting constitute a quorum.

11.9           Chair

The following individual is entitled to preside as chair at a meeting of shareholders:

(1)	the chair of the board, if any; or

(2)	if the chair of the board is absent or unwilling to act as chair of the meeting, the president, if any.

11.10         Selection of Alternate Chair

If, at any meeting of shareholders, there is no chair of the board or president present within 15 minutes after the time set for holding the meeting, or if the chair of the board and the president are unwilling to act as chair of the meeting, or if the chair of the board and the president have advised the secretary, if any, or any director present at the meeting, that they will not be present at the meeting, the directors present must choose one of their number to be chair of the meeting or if all of the directors present decline to take the chair or fail to so choose or if no director is present, the shareholders entitled to vote at the meeting who are present in person or by proxy may choose any person present at the meeting to chair the meeting.

11.11         Adjournments

The chair of a meeting of shareholders may, and if so directed by the meeting must, adjourn the meeting from time to time and from place to place, but no business may be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

11.12         Notice of Adjourned Meeting

It is not necessary to give any notice of an adjourned meeting or of the business to be transacted at an adjourned meeting of shareholders except that, when a meeting is adjourned for 30 days or more, notice of the adjourned meeting must be given as in the case of the original meeting.

11.13         Decisions by Show of Hands or Poll

Subject to the Business Corporations Act, every motion put to a vote at a meeting of shareholders will be decided on a show of hands unless a poll, before or on the declaration of the result of the vote by show of hands, is directed by the chair or demanded by at least one shareholder entitled to vote who is present in person or by proxy.

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11.14	Declaration of Result

The chair of a meeting of shareholders must declare to the meeting the decision on every question in accordance with the result of the show of hands or the poll, as the case may be, and that decision must be entered in the minutes of the meeting. A declaration of the chair that a resolution is carried by the necessary majority or is defeated is, unless a poll is directed by the chair or demanded under Article 11.13, conclusive evidence without proof of the number or proportion of the votes recorded in favour of or against the resolution.

11.15	Motion Need Not be Seconded

No motion proposed at a meeting of shareholders need be seconded unless the chair of the meeting rules otherwise, and the chair of any meeting of shareholders is entitled to propose or second a motion.

11.16	Casting Vote

In case of an equality of votes, the chair of a meeting of shareholders does not, either on a show of hands or on a poll, have a second or casting vote in addition to the vote or votes to which the chair may be entitled as a shareholder.

11.17	Manner of Taking Poll

Subject to Article 11.18, if a poll is duly demanded at a meeting of shareholders:

(1)	the poll must be taken:

(a)	at the meeting, or within seven days after the date of the meeting, as the chair of the meeting directs; and

(b)	in the manner, at the time and at the place that the chair of the meeting directs;

(2)	the result of the poll is deemed to be the decision of the meeting at which the poll is demanded; and

(3)	the demand for the poll may be withdrawn by the person who demanded it.

11.18	Demand for Poll on Adjournment

A poll demanded at a meeting of shareholders on a question of adjournment must be taken immediately at the meeting.

11.19	Chair Must Resolve Dispute

In the case of any dispute as to the admission or rejection of a vote given on a poll, the chair of the meeting must determine the dispute, and his or her determination made in good faith is final and conclusive.

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11.20	Casting of Votes

On a poll, a shareholder entitled to more than one vote need not cast all the votes in the same way.

11.21	Demand for Poll

No poll may be demanded in respect of the vote by which a chair of a meeting of shareholders is elected.

11.22	Demand for Poll Not to Prevent Continuance of Meeting

The demand for a poll at a meeting of shareholders does not, unless the chair of the meeting so rules, prevent the continuation of a meeting for the transaction of any business other than the question on which a poll has been demanded.

11.23	Retention of Ballots and Proxies

The Company must, for at least three months after a meeting of shareholders, keep each ballot cast on a poll and each proxy voted at the meeting, and, during that period, make them available for inspection during normal business hours by any shareholder or proxyholder entitled to vote at the meeting. At the end of such three month period, the Company may destroy such ballots and proxies.

12.     Votes of Shareholders

12.1       Number of Votes by Shareholder or by Shares

Subject to any special rights or restrictions attached to any shares and to the restrictions imposed on joint shareholders under Article 12.3:

(1)	on a vote by show of hands, every person present who is a shareholder or proxy holder and entitled to vote on the matter has one vote; and

(2)
on a poll, every shareholder entitled to vote on the matter has one vote in respect of each share entitled to be voted on the matter and held by that shareholder and may exercise that vote either in person or by proxy.

12.2       Votes of Persons in Representative Capacity

A person who is not a shareholder may vote at a meeting of shareholders, whether on a show of hands or on a poll, and may appoint a proxy holder to act at the meeting, if, before doing so, the person satisfies the chair of the meeting, or the directors, that the person is a legal personal representative or a trustee in bankruptcy for a shareholder who is entitled to vote at the meeting.

12.3       Votes by Joint Holders

If there are joint shareholders registered in respect of any share:

(1)	any one of the joint shareholders may vote at any meeting, either personally or by proxy, in respect of the share as if that joint shareholder were solely entitled to it; or

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(2)
if more than one of the joint shareholders is present at any meeting, personally or by proxy, and more than one of them votes in respect of that share, then only the vote of the joint shareholder present whose name stands first on the central securities register in respect of the share will be counted.

12.4           Legal Personal Representatives as Joint Shareholders

Two or more legal personal representatives of a shareholder in whose sole name any share is registered are, for the purposes of Article 12.3, deemed to be joint shareholders.

12.5           Representative of a Corporate Shareholder

If a corporation, that is not a subsidiary of the Company, is a shareholder, that corporation may appoint a person to act as its representative at any meeting of shareholders of the Company, and:

(1)	for that purpose, the instrument appointing a representative must:

(a)
be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice for the receipt of proxies, or if no number of days is specified, two business days before the day set for the holding of the meeting; or

(b)	be provided, at the meeting, to the chair of the meeting or to a person designated by the chair of the meeting;

(2)	if a representative is appointed under this Article 12.5:

(a)
the representative is entitled to exercise in respect of and at that meeting the same rights on behalf of the corporation that the representative represents as that corporation could exercise if it were a shareholder who is an individual, including, without limitation, the right to appoint a proxy holder; and

(b)	the representative, if present at the meeting, is to be counted for the purpose of forming a quorum and is deemed to be a shareholder present in person at the meeting.

Evidence of the appointment of any such representative may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.

12.6           Proxy Provisions Do Not Apply to All Companies

If and for so long as the Company is a public company or a pre-existing reporting company which has the Statutory Reporting Company Provisions as part of its Articles or to which the Statutory Reporting Company Provisions apply, Articles 12.7 to 12.14 apply only insofar as they are not inconsistent with any securities legislation in any province or territory of Canada or in the federal jurisdiction of the United States or in any states of the United States that is applicable to the Company and insofar as they are not inconsistent with the regulations and rules made and promulgated under that legislation and all administrative policy statements, blanket orders and rulings, notices and other administrative directions issued by securities commission or similar authorities appointed under that legislation.

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12.7           Appointment of Proxy Holders

Every shareholder of the Company, including a corporation that is a shareholder but not a subsidiary of the Company, entitled to vote at a meeting of shareholders of the Company may, by proxy, appoint one or more (but not more than five) proxy holders to attend and act at the meeting in the manner, to the extent and with the powers conferred by the proxy.

12.8           Alternate Proxy Holders

A shareholder may appoint one or more alternate proxy holders who need not be shareholders to act in the place of an absent proxy holder.

12.9	Deposit of Proxy

A proxy for a meeting of shareholders must:

(1)
be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice, or if no number of days is specified, two business days before the day set for the holding of the meeting; or

(2)	unless the notice provides otherwise, be provided, at the meeting, to the chair of the meeting or to a person designated by the chair of the meeting.

A proxy may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.

12.10	Validity of Proxy Vote

A vote given in accordance with the terms of a proxy is valid notwithstanding the death or incapacity of the shareholder giving the proxy and despite the revocation of the proxy or the revocation of the authority under which the proxy is given, unless notice in writing of that death, incapacity or revocation is received:

(1)	at the registered office of the Company, at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or

(2)	by the chair of the meeting, before the vote is taken.

12.11	Form of Proxy

A proxy, whether for a specified meeting or otherwise, must be either in the following form or in any other form approved by the directors or the chair of the meeting:

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[name of company]
(the “Company”)

The undersigned, being a shareholder of the Company, hereby appoints [name] or, failing that person, [name], as proxy holder for the undersigned to attend, act and vote for and on behalf of the undersigned at the meeting of shareholders of the Company to be held on [month, day, year] and at any adjournment of that meeting.

Number of shares in respect of which this proxy is given (if no number is specified, then this proxy if given in respect of all shares registered in the name of the shareholder): _____________________

Signed [month, day, year]

[Signature of shareholder]

[Name of shareholder—printed]

12.12	Revocation of Proxy

Subject to Article 12.13, every proxy may be revoked by an instrument in writing that is:

(1)	received at the registered office of the Company at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or

(2)	provided, at the meeting, to the chair of the meeting.

12.13	Revocation of Proxy Must Be Signed

An instrument referred to in Article 12.12 must be signed as follows:

(1)	if the shareholder for whom the proxy holder is appointed is an individual, the instrument must be signed by the shareholder or his or her legal personal representative or trustee in bankruptcy;

(2)	if the shareholder for whom the proxy holder is appointed is a corporation, the instrument must be signed by the corporation or by a representative appointed for the corporation under Article 12.5.

12.14	Production of Evidence of Authority to Vote

The chair of any meeting of shareholders may, but need not, inquire into the authority of any person to vote at the meeting and may, but need not, demand from that person production of evidence as to the existence of the authority to vote.

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13.      Directors

13.1           First Directors; Number of Directors

The first directors are the persons designated as directors of the Company in the Notice of Articles that applies to the Company when it is recognized under the Business Corporations Act. The number of directors, excluding additional directors appointed under Article 14.8, is set at:

(1)	subject to paragraphs (2) and (3), the number of directors that is equal to the number of the Company’s first directors;

(2)	if the Company is a public company, the greater of three and the most recently set of:

(a)	the number of directors set by ordinary resolution (whether or not previous notice of the resolution was given); and

(b)	the number of directors set under Article 14.4;

(3)	if the Company is not a public company, the most recently set of:

(a)	the number of directors set by ordinary resolution (whether or not previous notice of the resolution was given); and

(b)	the number of directors set under Article 14.4.

13.2           Change in Number of Directors

If the number of directors is set under Articles 13.1(2)(a) or 13.1(3)(a):

(1)	the shareholders may elect or appoint the directors needed to fill any vacancies in the board of directors up to that number;

(2)
if the shareholders do not elect or appoint the directors needed to fill any vacancies in the board of directors up to that number contemporaneously with the setting of that number, then the directors may appoint, or the shareholders may elect or appoint, directors to fill those vacancies.

13.3           Directors’ Acts Valid Despite Vacancy

An act or proceeding of the directors is not invalid merely because fewer than the number of directors set or otherwise required under these Articles is in office.

13.4           Qualifications of Directors

A director is not required to hold a share in the capital of the Company as qualification for his or her office but must be qualified as required by the Business Corporations Act to become, act or continue to act as a director.

13.5           Remuneration of Directors

The directors are entitled to the remuneration for acting as directors, if any, as the directors may from time to time determine. If the directors so decide, the remuneration of the directors, if any, will be determined by the shareholders. That remuneration may be in addition to any salary or other remuneration paid to any officer or employee of the Company as such, who is also a director.

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13.6           Reimbursement of Expenses of Directors

The Company must reimburse each director for the reasonable expenses that he or she may incur in and about the business of the Company.

13.7           Special Remuneration for Directors

If any director performs any professional or other services for the Company that in the opinion of the directors are outside the ordinary duties of a director, or if any director is otherwise specially occupied in or about the Company’s business, he or she may be paid remuneration fixed by the directors, or, at the option of that director, fixed by ordinary resolution, and such remuneration may be either in addition to, or in substitution for, any other remuneration that he or she may be entitled to receive.

13.8           Gratuity, Pension or Allowance on Retirement of Director

Unless otherwise determined by ordinary resolution, the directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any director who has held any salaried office or place of profit with the Company or to his or her spouse or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

14.      Election and Removal of Directors

14.1           Election at Annual General Meeting

At every annual general meeting and in every unanimous resolution contemplated by Article 10.2:

(1)
the shareholders entitled to vote at the annual general meeting for the election of directors must elect, or in the unanimous resolution appoint, a board of directors consisting of the number of directors for the time being set under these Articles; and

(2)	all the directors cease to hold office immediately before the election or appointment of directors under paragraph (1), but are eligible for re-election or re-appointment.

14.2           Consent to be a Director

No election, appointment or designation of an individual as a director is valid unless:

(1)	that individual consents to be a director in the manner provided for in the Business Corporations Act;

(2)	that individual is elected or appointed at a meeting at which the individual is present and the individual does not refuse, at the meeting, to be a director; or

(3)	with respect to first directors, the designation is otherwise valid under the Business Corporations Act.

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14.3           Failure to Elect or Appoint Directors

If:

(1)
the Company fails to hold an annual general meeting, and all the shareholders who are entitled to vote at an annual general meeting fail to pass the unanimous resolution contemplated by Article 10.2, on or before the date by which the annual general meeting is required to be held under the Business Corporations Act; or

(2)	the shareholders fail, at the annual general meeting or in the unanimous resolution contemplated by Article 10.2, to elect or appoint any directors;

then each director then in office continues to hold office until the earlier of:

(3)	the date on which his or her successor is elected or appointed; and

(4)	the date on which he or she otherwise ceases to hold office under the Business Corporations Act or these Articles.

14.4           Places of Retiring Directors Not Filled

If, at any meeting of shareholders at which there should be an election of directors, the places of any of the retiring directors are not filled by that election, those retiring directors who are not re-elected and who are asked by the newly elected directors to continue in office will, if willing to do so, continue in office to complete the number of directors for the time being set pursuant to these Articles until further new directors are elected at a meeting of shareholders convened for that purpose. If any such election or continuance of directors does not result in the election or continuance of the number of directors for the time being set pursuant to these Articles, the number of directors of the Company is deemed to be set at the number of directors actually elected or continued in office.

14.5           Directors May Fill Casual Vacancies

Any casual vacancy occurring in the board of directors may be filled by the directors.

14.6           Remaining Directors Power to Act

The directors may act notwithstanding any vacancy in the board of directors but, if the Company has fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the directors may only act for the purposes of appointing directors up to that number, summoning a meeting of shareholders for the purpose of filling any vacancies on the board of directors, or, subject to the Business Corporations Act, for any other purpose.

14.7           Shareholders May Fill Vacancies

If the Company has no directors or fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the shareholders may elect or appoint directors to fill any vacancies on the board of directors.

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14.8           Additional Directors

Notwithstanding Articles 13.1 and 13.2, between annual general meetings or unanimous resolutions contemplated by Article 10.2, the directors may appoint one or more additional directors, but the number of additional directors appointed under this Article 14.8 must not at any time exceed:

(1)	one-third of the number of first directors, if, at the time of the appointments, one or more of the first directors have not yet completed their first term of office; or

(2)	in any other case, one-third of the number of the current directors who were elected or appointed as directors other than under this Article 14.8.
Any director so appointed ceases to hold office immediately before the next election or appointment of directors under Article 14.1(1), but is eligible for re-election or re-appointment.

14.9           Ceasing to be a Director

A director ceases to be a director when:

(1)	the term of office of the director expires;

(2)	the director dies;

(3)	the director resigns as a director by notice in writing provided to the Company or a lawyer for the Company; or

(4)	the director is removed from office pursuant to Articles 14.10 or 14.11.

14.10	Removal of Director by Shareholders

The Company may remove any director before the expiration of his or her term of office by special resolution. In that event, the shareholders may elect, or appoint by ordinary resolution, a director to fill the resulting vacancy. If the shareholders do not elect or appoint a director to fill the resulting vacancy contemporaneously with the removal, then the directors may appoint or the shareholders may elect, or appoint by ordinary resolution, a director to fill that vacancy.

14.11	Removal of Director by Directors

The directors may remove any director before the expiration of his or her term of office if the director is convicted of an indictable offence, or if the director ceases to be qualified to act as a director of a company and does not promptly resign, and the directors may appoint a director to fill the resulting vacancy.

15.      Alternate Directors

15.1           Appointment of Alternate Director

Any director (an “appointor”) may by notice in writing received by the Company appoint any person (an “appointee”) who is qualified to act as a director to be his or her alternate to act in his or her place at meetings of the directors or committees of the directors at which the appointor is not present unless (in the case of an appointee who is not a director) the directors have reasonably disapproved the appointment of such person as an alternate director and have given notice to that effect to his or her appointor within a reasonable time after the notice of appointment is received by the Company.

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15.2           Notice of Meetings

Every alternate director so appointed is entitled to notice of meetings of the directors and of committees of the directors of which his or her appointor is a member and to attend and vote as a director at any such meetings at which his or her appointor is not present.

15.3           Alternate for More Than One Director Attending Meetings

A person may be appointed as an alternate director by more than one director, and an alternate director:

(1)	will be counted in determining the quorum for a meeting of directors once for each of his or her appointors and, in the case of an appointee who is also a director, once more in that capacity;

(2)	has a separate vote at a meeting of directors for each of his or her appointors and, in the case of an appointee who is also a director, an additional vote in that capacity;

(3)
will be counted in determining the quorum for a meeting of a committee of directors once for each of his or her appointors who is a member of that committee and, in the case of an appointee who is also a member of that committee as a director, once more in that capacity;

(4)
has a separate vote at a meeting of a committee of directors for each of his or her appointors who is a member of that committee and, in the case of an appointee who is also a member of that committee as a director, an additional vote in that capacity.

15.4           Consent Resolutions

Every alternate director, if authorized by the notice appointing him or her, may sign in place of his or her appointor any resolutions to be consented to in writing.

15.5           Alternate Director Not an Agent

Every alternate director is deemed not to be the agent of his or her appointor.

15.6           Revocation of Appointment of Alternate Director

An appointor may at any time, by notice in writing received by the Company, revoke the appointment of an alternate director appointed by him or her.

15.7           Ceasing to be an Alternate Director

The appointment of an alternate director ceases when:

(1)	his or her appointor ceases to be a director and is not promptly re-elected or re-appointed;

(2)	the alternate director dies;

(3)	the alternate director resigns as an alternate director by notice in writing provided to the Company or a lawyer for the Company;

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(4)	the alternate director ceases to be qualified to act as a director; or

(5)	his or her appointor revokes the appointment of the alternate director.

15.8           Remuneration and Expenses of Alternate Director

The Company may reimburse an alternate director for the reasonable expenses that would be properly reimbursed if he or she were a director, and the alternate director is entitled to receive from the Company such proportion, if any, of the remuneration otherwise payable to the appointor as the appointor may from time to time direct.

16.      Powers and Duties of Directors

16.1           Powers of Management

The directors must, subject to the Business Corporations Act and these Articles, manage or supervise the management of the business and affairs of the Company and have the authority to exercise all such powers of the Company as are not, by the Business Corporations Act or by these Articles, required to be exercised by the shareholders of the Company.

16.2           Appointment of Attorney of Company

The directors may from time to time, by power of attorney or other instrument, under seal if so required by law, appoint any person to be the attorney of the Company for such purposes, and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the directors under these Articles and excepting the power to fill vacancies in the board of directors, to remove a director, to change the membership of, or fill vacancies in, any committee of the directors, to appoint or remove officers appointed by the directors and to declare dividends) and for such period, and with such remuneration and subject to such conditions as the directors may think fit. Any such power of attorney may contain such provisions for the protection or convenience of persons dealing with such attorney as the directors think fit. Any such attorney may be authorized by the directors to sub-delegate all or any of the powers, authorities and discretions for the time being vested in him or her.

16.3           Remuneration of the auditor

The directors may set the remuneration of the auditor without the prior approval of the shareholders.

17.      Disclosure of Interest of Directors

17.1           Obligation to Account for Profits

A director or senior officer who holds a disclosable interest (as that term is used in the Business Corporations Act) in a contract or transaction into which the Company has entered or proposes to enter is liable to account to the Company for any profit that accrues to the director or senior officer under or as a result of the contract or transaction only if and to the extent provided in the Business Corporations Act.

17.2           Restrictions on Voting by Reason of Interest

A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter is not entitled to vote on any directors’ resolution to approve that contract or transaction, unless all the directors have a disclosable interest in that contract or transaction, in which case any or all of those directors may vote on such resolution.

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17.3           Interested Director Counted in Quorum

A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter and who is present at the meeting of directors at which the contract or transaction is considered for approval may be counted in the quorum at the meeting whether or not the director votes on any or all of the resolutions considered at the meeting.

17.4           Disclosure of Conflict of Interest or Property

A director or senior officer who holds any office or possesses any property, right or interest that could result, directly or indirectly, in the creation of a duty or interest that materially conflicts with that individual’s duty or interest as a director or senior officer, must disclose the nature and extent of the conflict as required by the Business Corporations Act.

17.5           Director Holding Other Office in the Company

A director may hold any office or place of profit with the Company, other than the office of auditor of the Company, in addition to his or her office of director for the period and on the terms (as to remuneration or otherwise) that the directors may determine.

17.6           No Disqualification

No director or intended director is disqualified by his or her office from contracting with the Company either with regard to the holding of any office or place of profit the director holds with the Company or as vendor, purchaser or otherwise, and no contract or transaction entered into by or on behalf of the Company in which a director is in any way interested is liable to be voided for that reason.

17.7           Professional Services by Director or Officer

Subject to the Business Corporations Act, a director or officer, or any person in which a director or officer has an interest, may act in a professional capacity for the Company, except as auditor of the Company, and the director or officer or such person is entitled to remuneration for professional services as if that director or officer were not a director or officer.

17.8           Director or Officer in Other Corporations

A director or officer may be or become a director, officer or employee of, or otherwise interested in, any person in which the Company may be interested as a shareholder or otherwise, and, subject to the Business Corporations Act, the director or officer is not accountable to the Company for any remuneration or other benefits received by him or her as director, officer or employee of, or from his or her interest in, such other person.

18.      Proceedings of Directors

18.1           Meetings of Directors

The directors may meet together for the conduct of business, adjourn and otherwise regulate their meetings as they think fit, and meetings of the directors held at regular intervals may be held at the place, at the time and on the notice, if any, as the directors may from time to time determine.

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18.2           Voting at Meetings

Questions arising at any meeting of directors are to be decided by a majority of votes and, in the case of an equality of votes, the chair of the meeting does not have a second or casting vote.

18.3           Chair of Meetings

The following individual is entitled to preside as chair at a meeting of directors:

(1)	the chair of the board, if any;

(2)	in the absence of the chair of the board, the president, if any, if the president is a director; or

(3)	any other director chosen by the directors if:

(a)	neither the chair of the board nor the president, if a director, is present at the meeting within 15 minutes after the time set for holding the meeting;

(b)	neither the chair of the board nor the president, if a director, is willing to chair the meeting; or

(c)	the chair of the board and the president, if a director, have advised the secretary, if any, or any other director, that they will not be present at the meeting.

18.4           Meetings by Telephone or Other Communications Medium

A director may participate in a meeting of the directors or of any committee of the directors in person or by telephone if all directors participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other. A director may participate in a meeting of the directors or of any committee of the directors by a communications medium other than telephone if all directors participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other and if all directors who wish to participate in the meeting agree to such participation. A director who participates in a meeting in a manner contemplated by this Article 18.4 is deemed for all purposes of the Business Corporations Act and these Articles to be present at the meeting and to have agreed to participate in that manner.

18.5           Calling of Meetings

A director may, and the secretary or an assistant secretary of the Company, if any, on the request of a director must, call a meeting of the directors at any time.

18.6           Notice of Meetings

Other than for meetings held at regular intervals as determined by the directors pursuant to Article 18.1, reasonable notice of each meeting of the directors, specifying the place, day and time of that meeting must be given to each of the directors and the alternate directors by any method set out in Article 24.1 or orally or by telephone.

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18.7           When Notice Not Required

It is not necessary to give notice of a meeting of the directors to a director or an alternate director if:

(1)	the meeting is to be held immediately following a meeting of shareholders at which that director was elected or appointed, or is the meeting of the directors at which that director is appointed; or

(2)	the director or alternate director, as the case may be, has waived notice of the meeting.

18.8           Meeting Valid Despite Failure to Give Notice

The accidental omission to give notice of any meeting of directors to, or the non-receipt of any notice by, any director or alternate director, does not invalidate any proceedings at that meeting.

18.9           Waiver of Notice of Meetings

Any director or alternate director may send to the Company a document signed by him or her waiving notice of any past, present or future meeting or meetings of the directors and may at any time withdraw that waiver with respect to meetings held after that withdrawal. After sending a waiver with respect to all future meetings and until that waiver is withdrawn, no notice of any meeting of the directors need be given to that director and, unless the director otherwise requires by notice in writing to the Company, to his or her alternate director, and all meetings of the directors so held are deemed not to be improperly called or constituted by reason of notice not having been given to such director or alternate director.

18.10	Quorum

The quorum necessary for the transaction of the business of the directors may be set by the directors and, if not so set, is deemed to be set at two directors or, if the number of directors is set at one, is deemed to be set at one director, and that director may constitute a meeting.

18.11	Validity of Acts Where Appointment Defective

Subject to the Business Corporations Act, an act of a director or officer is not invalid merely because of an irregularity in the election or appointment or a defect in the qualification of that director or officer.

18.12	Consent Resolutions in Writing

A resolution of the directors or of any committee of the directors may be passed without a meeting:

(1)	in all cases, if each of the directors entitled to vote on the resolution consents to it in writing; or
(2)
in the case of a resolution to approve a contract or transaction in respect of which a director has disclosed that he or she has or may have a disclosable interest, if each of the other directors who are entitled to vote on the resolution consents to it in writing.

A consent in writing under this Article may be by signed document, fax, email or any other method of transmitting legibly recorded messages.  A consent in writing may be in two or more counterparts which together are deemed to constitute one consent in writing.  A resolution of the directors or of any committee of the directors passed in accordance with this Article 18.12 is effective on the date stated in the consent in writing or on the latest date stated on any counterpart and is deemed to be a proceeding at a meeting of directors or of the committee of the directors and to be as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors that satisfies all the requirements of the Business Corporations Act and all the requirements of these Articles relating to meetings of the directors or of a committee of the directors.

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19.      Executive and Other Committees

19.1           Appointment and Powers of Executive Committee

The directors may, by resolution, appoint an executive committee consisting of the director or directors that they consider appropriate, and this committee has, during the intervals between meetings of the board of directors, all of the directors’ powers, except:

(1)	the power to fill vacancies in the board of directors;

(2)	the power to remove a director;

(3)	the power to change the membership of, or fill vacancies in, any committee of the directors; and

(4)	such other powers, if any, as may be set out in the resolution or any subsequent directors’ resolution.

19.2           Appointment and Powers of Other Committees

The directors may, by resolution:

(1)	appoint one or more committees (other than the executive committee) consisting of the director or directors that they consider appropriate;

(2)	delegate to a committee appointed under paragraph (1) any of the directors’ powers, except:

(a)	the power to fill vacancies in the board of directors;

(b)	the power to remove a director;

(c)	the power to change the membership of, or fill vacancies in, any committee of the directors; and

(d)	the power to appoint or remove officers appointed by the directors; and

(3)	make any delegation referred to in paragraph (2) subject to the conditions set out in the resolution or any subsequent directors’ resolution.

19.3           Obligations of Committees

Any committee appointed under Articles 19.1 or 19.2, in the exercise of the powers delegated to it, must:

(1)	conform to any rules that may from time to time be imposed on it by the directors; and

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(2)	report every act or thing done in exercise of those powers at such times as the directors may require.

19.4           Powers of Board

The directors may, at any time, with respect to a committee appointed under Articles 19.1 or 19.2:

(1)	revoke or alter the authority given to the committee, or override a decision made by the committee, except as to acts done before such revocation, alteration or overriding;

(2)	terminate the appointment of, or change the membership of, the committee; and

(3)	fill vacancies in the committee.

19.5           Committee Meetings

Subject to Article 19.3(1) and unless the directors otherwise provide in the resolution appointing the committee or in any subsequent resolution, with respect to a committee appointed under Articles 19.1 or 19.2:

(1)	the committee may meet and adjourn as it thinks proper;

(2)
the committee may elect a chair of its meetings but, if no chair of a meeting is elected, or if at a meeting the chair of the meeting is not present within 15 minutes after the time set for holding the meeting, the directors present who are members of the committee may choose one of their number to chair the meeting;

(3)	a majority of the members of the committee constitutes a quorum of the committee; and

(4)
questions arising at any meeting of the committee are determined by a majority of votes of the members present, and in case of an equality of votes, the chair of the meeting does not have a second or casting vote.

20.      Officers

20.1           Directors May Appoint Officers

The directors may, from time to time, appoint such officers, if any, as the directors determine and the directors may, at any time, terminate any such appointment.

20.2           Functions, Duties and Powers of Officers

The directors may, for each officer:

(1)	determine the functions and duties of the officer;

(2)	entrust to and confer on the officer any of the powers exercisable by the directors on such terms and conditions and with such restrictions as the directors think fit; and

(3)	revoke, withdraw, alter or vary all or any of the functions, duties and powers of the officer.

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20.3           Qualifications

No officer may be appointed unless that officer is qualified in accordance with the Business Corporations Act. One person may hold more than one position as an officer of the Company. Any person appointed as the chair of the board or as a managing director must be a director. Any other officer need not be a director.

20.4           Remuneration and Terms of Appointment

All appointments of officers are to be made on the terms and conditions and at the remuneration (whether by way of salary, fee, commission, participation in profits or otherwise) that the directors thinks fit and are subject to termination at the pleasure of the directors, and an officer may in addition to such remuneration be entitled to receive, after he or she ceases to hold such office or leaves the employment of the Company, a pension or gratuity.

21.      Indemnification

21.1           Definitions

In this Article 21:

(1)	“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

(2)
“eligible proceeding” means a legal proceeding or investigative action, whether current, threatened, pending or completed, in which a director, former director or alternate director of the Company (an “eligible party”) or any of the heirs and legal personal representatives of the eligible party, by reason of the eligible party being or having been a director or alternate director of the Company:

(a)	is or may be joined as a party; or

(b)	is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

(3)	“expenses” has the meaning set out in the Business Corporations Act.

21.2           Mandatory Indemnification of Directors and Former Directors

Subject to the Business Corporations Act, the Company must indemnify a director, former director or alternate director of the Company and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and alternate director is deemed to have contracted with the Company on the terms of the indemnity contained in this Article 21.2.

21.3           Indemnification of Other Persons

Subject to any restrictions in the Business Corporations Act, the Company may indemnify any person.

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21.4           Non-Compliance with Business Corporations Act

The failure of a director, alternate director or officer of the Company to comply with the Business Corporations Act or these Articles does not invalidate any indemnity to which he or she is entitled under this Part.

21.5           Company May Purchase Insurance

The Company may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who:

(1)	is or was a director, alternate director, officer, employee or agent of the Company;

(2)	is or was a director, alternate director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Company;

(3)	at the request of the Company, is or was a director, alternate director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity;

(4)	at the request of the Company, holds or held a position equivalent to that of a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity;

against any liability incurred by him or her as such director, alternate director, officer, employee or agent or person who holds or held such equivalent position.

22.      Dividends

22.1           Payment of Dividends Subject to Special Rights

The provisions of this Article 22 are subject to the rights, if any, of shareholders holding shares with special rights as to dividends.

22.2           Declaration of Dividends

Subject to the Business Corporations Act, the directors may from time to time declare and authorize payment of such dividends as they may deem advisable.

22.3           No Notice Required

The directors need not give notice to any shareholder of any declaration under Article 22.2.

22.4           Record Date

The directors may set a date as the record date for the purpose of determining shareholders entitled to receive payment of a dividend. The record date must not precede the date on which the dividend is to be paid by more than two months. If no record date is set, the record date is 5 p.m. on the date on which the directors pass the resolution declaring the dividend.

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22.5           Manner of Paying Dividend

A resolution declaring a dividend may direct payment of the dividend wholly or partly by the distribution of specific assets or of fully paid shares or of bonds, debentures or other securities of the Company, or in any one or more of those ways.

22.6           Settlement of Difficulties

If any difficulty arises in regard to a distribution under Article 22.5, the directors may settle the difficulty as they deem advisable, and, in particular, may:

(1)	set the value for distribution of specific assets;

(2)
determine that cash payments in substitution for all or any part of the specific assets to which any shareholders are entitled may be made to any shareholders on the basis of the value so fixed in order to adjust the rights of all parties; and

(3)	vest any such specific assets in trustees for the persons entitled to the dividend.

22.7           When Dividend Payable

Any dividend may be made payable on such date as is fixed by the directors.

22.8           Dividends to be Paid in Accordance with Number of Shares

All dividends on shares of any class or series of shares must be declared and paid according to the number of such shares held.

22.9           Receipt by Joint Shareholders

If several persons are joint shareholders of any share, any one of them may give an effective receipt for any dividend, bonus or other money payable in respect of the share.

22.10      Dividend Bears No Interest

No dividend bears interest against the Company.

22.11      Fractional Dividends

If a dividend to which a shareholder is entitled includes a fraction of the smallest monetary unit of the currency of the dividend, that fraction may be disregarded in making payment of the dividend and that payment represents full payment of the dividend.

22.12      Payment of Dividends

Any dividend or other distribution payable in cash in respect of shares may be paid by cheque, made payable to the order of the person to whom it is sent, and mailed to the address of the shareholder, or in the case of joint shareholders, to the address of the joint shareholder who is first named on the central securities register, or to the person and to the address the shareholder or joint shareholders may direct in writing. The mailing of such cheque will, to the extent of the sum represented by the cheque (plus the amount of the tax required by law to be deducted), discharge all liability for the dividend unless such cheque is not paid on presentation or the amount of tax so deducted is not paid to the appropriate taxing authority.

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22.13         Capitalization of Surplus

Notwithstanding anything contained in these Articles, the directors may from time to time capitalize any surplus of the Company and may from time to time issue, as fully paid, shares or any bonds, debentures or other securities of the Company as a dividend representing the surplus or any part of the surplus.

23.      Documents, Records and Reports

23.1           Recording of Financial Affairs

The directors must cause adequate accounting records to be kept to record properly the financial affairs and condition of the Company and to comply with the Business Corporations Act.

23.2           Inspection of Accounting Records

Unless the directors determine otherwise, or unless otherwise determined by ordinary resolution, no shareholder of the Company is entitled to inspect or obtain a copy of any accounting records of the Company.

24.     Notices

24.1           Method of Giving Notice

Unless the Business Corporations Act or these Articles provides otherwise, a notice, statement, report or other record required or permitted by the Business Corporations Act or these Articles to be sent by or to a person may be sent by any one of the following methods:

(1)	mail addressed to the person at the applicable address for that person as follows:

(a)	for a record mailed to a shareholder, the shareholder’s registered address;

(b)
for a record mailed to a director or officer, the prescribed address for mailing shown for the director or officer in the records kept by the Company or the mailing address provided by the recipient for the sending of that record or records of that class;

(c)	in any other case, the mailing address of the intended recipient;

(2)	delivery at the applicable address for that person as follows, addressed to the person:

(a)	for a record delivered to a shareholder, the shareholder’s registered address;

(b)
for a record delivered to a director or officer, the prescribed address for delivery shown for the director or officer in the records kept by the Company or the delivery address provided by the recipient for the sending of that record or records of that class;

(c)	in any other case, the delivery address of the intended recipient;

(3)	sending the record by fax to the fax number provided by the intended recipient for the sending of that record or records of that class;

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(4)	sending the record by email to the email address provided by the intended recipient for the sending of that record or records of that class;

(5)	physical delivery to the intended recipient.

24.2           Deemed Receipt of Mailing

A record that is mailed to a person by ordinary mail to the applicable address for that person referred to in Article 24.1 is deemed to be received by the person to whom it was mailed on the day, Saturdays, Sundays and holidays excepted, following the date of mailing.

24.3           Certificate of Sending

A certificate signed by the secretary, if any, or other officer of the Company or of any other corporation acting in that behalf for the Company stating that a notice, statement, report or other record was addressed as required by Article 24.1, prepaid and mailed or otherwise sent as permitted by Article 24.1 is conclusive evidence of that fact.

24.4           Notice to Joint Shareholders

A notice, statement, report or other record may be provided by the Company to the joint shareholders of a share by providing the notice to the joint shareholder first named in the central securities register in respect of the share.

24.5           Notice to Trustees

A notice, statement, report or other record may be provided by the Company to the persons entitled to a share in consequence of the death, bankruptcy or incapacity of a shareholder by:

(1)	mailing the record, addressed to them:

(a)	by name, by the title of the legal personal representative of the deceased or incapacitated shareholder, by the title of trustee of the bankrupt shareholder or by any similar description; and

(b)	at the address, if any, supplied to the Company for that purpose by the persons claiming to be so entitled; or

(2)
if an address referred to in paragraph (1)(b) has not been supplied to the Company, by giving the notice in a manner in which it might have been given if the death, bankruptcy or incapacity had not occurred.

25.      Seal

25.1           Who May Attest Seal

Except as provided in Articles 25.2 and 25.3, the Company’s seal, if any, must not be impressed on any record except when that impression is attested by the signatures of:

(1)	any two directors;

(2)	any officer, together with any director;

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(3)	if the Company only has one director, that director; or

(4)	any one or more directors or officers or persons as may be determined by the directors.

25.2           Sealing Copies

For the purpose of certifying under seal a certificate of incumbency of the directors or officers of the Company or a true copy of any resolution or other document, despite Article 25.1, the impression of the seal may be attested by the signature of any director or officer.

25.3           Mechanical Reproduction of Seal

The directors may authorize the seal to be impressed by third parties on share certificates or bonds, debentures or other securities of the Company as they may determine appropriate from time to time. To enable the seal to be impressed on any share certificates or bonds, debentures or other securities of the Company, whether in definitive or interim form, on which facsimiles of any of the signatures of the directors or officers of the Company are, in accordance with the Business Corporations Act or these Articles, printed or otherwise mechanically reproduced, there may be delivered to the person employed to engrave, lithograph or print such definitive or interim share certificates or bonds, debentures or other securities one or more unmounted dies reproducing the seal and the chair of the board or any senior officer together with the secretary, treasurer, secretary-treasurer, an assistant secretary, an assistant treasurer or an assistant secretary-treasurer may in writing authorize such person to cause the seal to be impressed on such definitive or interim share certificates or bonds, debentures or other securities by the use of such dies. Share certificates or bonds, debentures or other securities to which the seal has been so impressed are for all purposes deemed to be under and to bear the seal impressed on them.

26.      Prohibitions

26.1           Definitions

In this Article 26:

(1)	“designated security” means:

(a)	a voting security of the Company;

(b)
a security of the Company that is not a debt security and that carries a residual right to participate in the earnings of the Company or, on the liquidation or winding up of the Company, in its assets; or

(c)	a security of the Company convertible, directly or indirectly, into a security described in paragraph (a) or (b);

(2)	“security” has the meaning assigned in the Securities Act (British Columbia);

(3)	“voting security” means a security of the Company that:

(a)	is not a debt security, and

(b)	carries a voting right either under all circumstances or under some circumstances that have occurred and are continuing.

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26.2           Application

Article 26.3 does not apply to the Company if and for so long as it is a public company or a pre-existing reporting company which has the Statutory Reporting Company Provisions as part of its Articles or to which the Statutory Reporting Company Provisions apply.

26.3           Consent Required for Transfer of Shares or Designated Securities

No share or designated security may be sold, transferred or otherwise disposed of without the consent of the directors and the directors are not required to give any reason for refusing to consent to any such sale, transfer or other disposition.

SCHEDULE H
AMALGAMATION APPLICATION AND ARTICLES OF BARYTEX AMALCO

Ministry of Finance	AMALGAMATION APPLICATION
Corporate and Personal	FORM 13 – BC COMPANY
Property Registries	Section 275 Business Corporations Act
www.fin.gov.bc.ca/registries

Telephone: 250 356 – 8626	Freedom of Information and Protection of Privacy Act (FIPPA)
DO NOT MAIL THIS FORM to the Corporate and Personal Property Registries unless you are instructed to do so by registry staff. The Regulation under the Business Corporations Act requires the electronic version of this form to be filed on the Internet at www.corporateonline.gov.bc.ca

The personal information requested on this form is made available to the public under the authority of the Business Corporations Act. Questions about how the FIPPA applies to this personal information can be directed to the Administrative Assistant of the Corporate and Personal Property Registries at 250 356-1198, PO Box 9431 Stn Prov Govt, Victoria BC V8W 9V3.

A.	NAME OF COMPANY – Choose one of the following:

	☐	The name _______________________________ is the name reserved for the amalgamated company. The name reservation number is: _________________, OR

	☐	The company is to be amalgamated with a name created by adding “B.C. Ltd.” after the incorporation number, OR

The amalgamated company is to adopt, as its name, the name of one of the amalgamating companies.

The name of the amalgamating company being adopted is:

	☑	International Barytex Resources Ltd.

The incorporation number of that company is: BC0065412

Please note: If you want the name of an amalgamating corporation that is a foreign corporation, you must obtain a name approval before completing this amalgamation application.
B.	AMALGAMATION STATEMENT – Please indicate the statement applicable to the amalgamation.

With Court Approval:
☑
This amalgamation has been approved by the court and a copy of the entered court order approving the amalgamation has been obtained and has been deposited in the records office of each of the amalgamating companies.

OR

Without Court Approval:
☐
This amalgamation has been effected without court approval. A copy of all of the required affidavits under section 277(1) have been obtained and the affidavit obtained from each amalgamating company has been deposited in that company’s records office.

C.	AMALGAMATION EFFECTIVE DATE – Choose one of the following:

	☐	The amalgamation is to take effect at the time that this application is filed with the registrar.

	☑	The amalgamation is to take effect at 12:01 a.m. Pacific Time on _________________ being a date that is not more than ten days after the date of the filing of this application.

	☐	The amalgamation is to take effect at __________ ☐ a.m. or ☐ p.m. Pacific Time on __________ being a date and time that is not more than ten days after the date of the filing of this application.

D.	AMALGAMATING CORPORATIONS

Enter the name of each amalgamating corporation below. For each company, enter the incorporation number. If the amalgamating corporation is a foreign corporation, enter the foreign corporation’s jurisdiction and if registered in BC as an extraprovincial company, enter the extraprovincial company’s registration number. Attach an additional sheet if more space is required.

NAME OF AMALGAMATING CORPORATION	BC INCORPORATION NUMBER, OR EXTRAPROVINCIAL REGISTRATION NUMBER IN BC	FOREIGN CORPORATION’S JURISDICTION
3. International Barytex Resources Ltd.	BC0065412	Not Applicable
4. 0858665 B.C. Ltd.	BC0858665	Not Applicable

E.	FORMALITIES TO AMALGAMATION
If any amalgamating corporation is a foreign corporation, section 275 (1)(b) requires an authorization for the amalgamation from the foreign corporation’s jurisdiction to be filed.

☐ This is to confirm that each authorization for the amalgamation required under section 275(1)(b) is being submitted for filing concurrently with this application.
F.	CERTIFIED CORRECT – I have read this form and found it to be correct.

This form must be signed by an authorized signing authority for each of the amalgamating companies as set out in Item D.

NAME OF AUTHORIZED SIGNING AUTHORITY FOR THE AMALGAMATING CORPORATION	SIGNATURE OF AUTHORIZED SIGNING AUTHORITY FOR THE AMALGAMATING CORPORATION	DATE SIGNED (YYYY / MM / DD)

1. International Barytex Resources Ltd.	X
NAME OF AUTHORIZED SIGNING AUTHORITY FOR THE AMALGAMATING CORPORATION	SIGNATURE OF AUTHORIZED SIGNING AUTHORITY FOR THE AMALGAMATING CORPORATION	DATE SIGNED (YYYY / MM / DD)

2. 0858665 B.C. Ltd.	X
NAME OF AUTHORIZED SIGNING AUTHORITY FOR THE AMALGAMATING CORPORATION	SIGNATURE OF AUTHORIZED SIGNING AUTHORITY FOR THE AMALGAMATING CORPORATION	DATE SIGNED (YYYY / MM / DD)

3.	X
NAME OF AUTHORIZED SIGNING AUTHORITY FOR THE AMALGAMATING CORPORATION	SIGNATURE OF AUTHORIZED SIGNING AUTHORITY FOR THE AMALGAMATING CORPORATION	DATE SIGNED (YYYY / MM / DD)

4.	X
NAME OF AUTHORIZED SIGNING AUTHORITY FOR THE AMALGAMATING CORPORATION	SIGNATURE OF AUTHORIZED SIGNING AUTHORITY FOR THE AMALGAMATING CORPORATION	DATE SIGNED (YYYY / MM / DD)

5.	X

NOTICE OF ARTICLES

A.	NAME OF COMPANY
Set out the name of the company as set out in Item A of the Amalgamation Application.
International Barytex Resources Ltd.

B.	TRANSLATION OF COMPANY NAME
Set out every translation of the company name that the company intends to use outside of Canada.

Not Applicable

C.	DIRECTOR NAME(S) AND ADDRESS(ES)

Set out the full name, delivery address and mailing address (if different) of every director of the company. The director  may select to provide either (a) the delivery address and, if different, the mailing address for the office at which the  individual can usually be served with records between 9:00 a.m. and 4 p.m. on business days or (b) the delivery  address and, if different, the mailing address of the individual’s residence. The delivery address must not be a post  office box. Attach an additional sheet if more space is required.

LAST NAME	FIRST NAME	MIDDLE NAME	DELIVERY ADDRESS INCLUDING PROVINCE/STATE, COUNTRY AND POSTAL/ZIP CODE	MAILING ADDRESS INCLUDING PROVINCE/STATE, COUNTRY AND POSTAL/ZIP CODE
Shklanka Roman			1775 Blanca Street Vancouver, BC V6R 4E4	1775 Blanca Street Vancouver, BC V6R 4E4
Hills Alfred			13326 23A Avenue Surrey, BC V4A 9S9	13326 23A Avenue Surrey, BC V4A 9S9

D.	REGISTERED OFFICE ADDRESSES
DELIVERY ADDRESS OF THE COMPANY’S REGISTERED OFFICE (INCLUDING BC and POSTAL CODE)
Suite 1700 – 700 West Pender Street, Vancouver, BC V6C 1G8

MAILING ADDRESS OF THE COMPANY’S REGISTERED OFFICE (INCLUDING BC and POSTAL CODE)
Suite 1700 – 700 West Pender Street, Vancouver, BC V6C 1G8

E.	RECORDS OFFICE ADDRESSES
DELIVERY ADDRESS OF THE COMPANY’S RECORDS OFFICE (INCLUDING BC and POSTAL CODE)
Suite 1700 – 700 West Pender Street, Vancouver, BC V6C 1G8

MAILING ADDRESS OF THE COMPANY’S RECORDS OFFICE (INCLUDING BC and POSTAL CODE)
Suite 1700 – 700 West Pender Street, Vancouver, BC V6C 1G8

F.	AUTHORIZED SHARE STRUCTURE
	Maximum number of shares of this class or series of shares that the company is authorized to issue, or indicate there is no maximum number	Kind of shares of this class or series of shares		Are there special rights or restrictions attached to the shares of this class or series of shares?
Identifying name of class or series of shares	maximum number of shares authorized or no maximum number	par value or without par value	type of currency	yes/no

Common		Without	n/a	No

International Barytex Resources Ltd.

(the “Company”)

The Company has as its articles the following articles.

Full name and signature of each incorporator	Date of signing

M.O.I. CORPORATE SERVICES LTD.

Per:
Authorized Signatory

Incorporation number:BC0858665

(the “Company”)

ARTICLES

1.	Interpretation
2.	Shares and Share Certificates
3.	Issue of Shares
4.	Share Registers
5.	Share Transfers
6.	Transmission of Shares
7.	Purchase of Shares
8.	Borrowing Powers
9.	Alterations
10.	Meetings of Shareholders
11.	Proceedings at Meetings of Shareholders
12.	Votes of Shareholders
13.	Directors
14.	Election and Removal of Directors
15.	Alternate Directors
16.	Powers and Duties of Directors
17.	Disclosure of Interest of Directors
18.	Proceedings of Directors
19.	Executive and Other Committees
20.	Officers
21.	Indemnification
22.	Dividends and Reserves
23.	Documents, Records and Reports
24.	Notices
25.	Seal
26.	Prohibitions

1.    Interpretation

1.1          Definitions

In these Articles, unless the context otherwise requires:

(1)	“board of directors”, “directors” and “board” mean the directors or sole director of the Company for the time being;

(2)	“Business Corporations Act” means the Business Corporations Act (British Columbia) as amended from time to time and includes all regulations as amended from time to time made pursuant to that Act;

(3)	“legal personal representative” means the personal or other legal representative of the shareholder;

(4)	“registered address” of a shareholder means the shareholder’s address as recorded in the central securities register;

(5)	“seal” means the seal of the Company, if any.

1.2           Business Corporations Act and Interpretation Act Definitions Applicable

The definitions in the Business Corporations Act and the definitions and rules of construction in the Interpretation Act, with the necessary changes, so far as applicable, and unless the context requires otherwise, apply to these Articles as if they were an enactment. If there is a conflict between a definition in the Business Corporations Act and a definition or rule in the Interpretation Act relating to a term used in these Articles, the definition in the Business Corporations Act will prevail in relation to the use of the term in these Articles. If there is a conflict between these Articles and the Business Corporations Act, the Business Corporations Act will prevail.

2.   Shares and Share Certificates

2.1         Authorized Share Structure

The authorized share structure of the Company consists of shares of the class or classes and series, if any, described in the Notice of Articles of the Company.

2.2          Form of Share Certificate

Each share certificate issued by the Company must comply with, and be signed as required by, the Business Corporations Act.

2.3          Shareholder Entitled to Certificate or Acknowledgment

Each shareholder is entitled, without charge, to (a) one share certificate representing the shares of each class or series of shares registered in the shareholder’s name or (b) a non-transferable written acknowledgment of the shareholder’s right to obtain such a share certificate, provided that in respect of a share held jointly by several persons, the Company is not bound to issue more than one share certificate and delivery of a share certificate for a share to one of several joint shareholders or to one of the shareholders’ duly authorized agents will be sufficient delivery to all.

2.4           Delivery by Mail

Any share certificate or non-transferable written acknowledgment of a shareholder’s right to obtain a share certificate may be sent to the shareholder by mail at the shareholder’s registered address and neither the Company nor any director, officer or agent of the Company is liable for any loss to the shareholder because the share certificate or acknowledgement is lost in the mail or stolen.

2.5           Replacement of Worn Out or Defaced Certificate or Acknowledgement

If the directors are satisfied that a share certificate or a non-transferable written acknowledgment of the shareholder’s right to obtain a share certificate is worn out or defaced, they must, on production to them of the share certificate or acknowledgment, as the case may be, and on such other terms, if any, as they think fit:

(1)	order the share certificate or acknowledgment, as the case may be, to be cancelled; and

(2)	issue a replacement share certificate or acknowledgment, as the case may be.

2.6           Replacement of Lost, Stolen or Destroyed Certificate or Acknowledgment

If a share certificate or a non-transferable written acknowledgment of a shareholder’s right to obtain a share certificate is lost, stolen or destroyed, a replacement share certificate or acknowledgment, as the case may be, must be issued to the person entitled to that share certificate or acknowledgment, as the case may be, if the directors receive:

(1)	proof satisfactory to them that the share certificate or acknowledgment is lost, stolen or destroyed; and

(2)	any indemnity the directors consider adequate.

2.7           Splitting Share Certificates

If a shareholder surrenders a share certificate to the Company with a written request that the Company issue in the shareholder’s name two or more share certificates, each representing a specified number of shares and in the aggregate representing the same number of shares as the share certificate so surrendered, the Company must cancel the surrendered share certificate and issue replacement share certificates in accordance with that request.

2.8           Certificate Fee

There must be paid to the Company, in relation to the issue of any share certificate under Articles 2.5, 2.6 or 2.7, the amount, if any and which must not exceed the amount prescribed under the Business Corporations Act, determined by the directors.

2.9          Recognition of Trusts

Except as required by law or statute or these Articles, no person will be recognized by the Company as holding any share upon any trust, and the Company is not bound by or compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future or partial interest in any share or fraction of a share or (except as by law or statute or these Articles provided or as ordered by a court of competent jurisdiction) any other rights in respect of any share except an absolute right to the entirety thereof in the shareholder.

3.   Issue of Shares

3.1          Directors Authorized

Subject to the Business Corporations Act and the rights of the holders of issued shares of the Company, the Company may issue, allot, sell or otherwise dispose of the unissued shares, and issued shares held by the Company, at the times, to the persons, including directors, in the manner, on the terms and conditions and for the issue prices (including any premium at which shares with par value may be issued) that the directors may determine. The issue price for a share with par value must be equal to or greater than the par value of the share.

3.2          Commissions and Discounts

The Company may at any time pay a reasonable commission or allow a reasonable discount to any person in consideration of that person purchasing or agreeing to purchase shares of the Company from the Company or any other person or procuring or agreeing to procure purchasers for shares of the Company.

3.3          Brokerage

The Company may pay such brokerage fee or other consideration as may be lawful for or in connection with the sale or placement of its securities.

3.4          Conditions of Issue

Except as provided for by the Business Corporations Act, no share may be issued until it is fully paid. A share is fully paid when:

(1)	consideration is provided to the Company for the issue of the share by one or more of the following:

(a)	past services performed for the Company;

(b)	property;

(c)	money; and

(2)	the value of the consideration received by the Company equals or exceeds the issue price set for the share under Article 3.1.

3.5           Share Purchase Warrants and Rights

Subject to the Business Corporations Act, the Company may issue share purchase warrants, options and rights upon such terms and conditions as the directors determine, which share purchase warrants, options and rights may be issued alone or in conjunction with debentures, debenture stock, bonds, shares or any other securities issued or created by the Company from time to time.

4.      Share Registers

4.1           Central Securities Register

As required by and subject to the Business Corporations Act, the Company must maintain in British Columbia a central securities register. The directors may, subject to the Business Corporations Act, appoint an agent to maintain the central securities register. The directors may also appoint one or more agents, including the agent which keeps the central securities register, as transfer agent for its shares or any class or series of its shares, as the case may be, and the same or another agent as registrar for its shares or such class or series of its shares, as the case may be. The directors may terminate such appointment of any agent at any time and may appoint another agent in its place.

4.2           Closing Register

The Company must not at any time close its central securities register.

5.   Share Transfers

5.1           Registering Transfers

A transfer of a share of the Company must not be registered unless:

(1)	a duly signed instrument of transfer in respect of the share has been received by the Company;

(2)	if a share certificate has been issued by the Company in respect of the share to be transferred, that share certificate has been surrendered to the Company; and

(3)
if a non-transferable written acknowledgment of the shareholder’s right to obtain a share certificate has been issued by the Company in respect of the share to be transferred, that acknowledgment has been surrendered to the Company.

5.2           Form of Instrument of Transfer

The instrument of transfer in respect of any share of the Company must be either in the form, if any, on the back of the Company’s share certificates or in any other form that may be approved by the directors from time to time.

5.3           Transferor Remains Shareholder

Except to the extent that the Business Corporations Act otherwise provides, the transferor of shares is deemed to remain the holder of the shares until the name of the transferee is entered in a securities register of the Company in respect of the transfer.

5.4           Signing of Instrument of Transfer

If a shareholder, or his or her duly authorized attorney, signs an instrument of transfer in respect of shares registered in the name of the shareholder, the signed instrument of transfer constitutes a complete and sufficient authority to the Company and its directors, officers and agents to register the number of shares specified in the instrument of transfer or specified in any other manner, or, if no number is specified, all the shares represented by the share certificates or set out in the written acknowledgments deposited with the instrument of transfer:

(1)	in the name of the person named as transferee in that instrument of transfer; or

(2)	if no person is named as transferee in that instrument of transfer, in the name of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered.

5.5           Enquiry as to Title Not Required

Neither the Company nor any director, officer or agent of the Company is bound to inquire into the title of the person named in the instrument of transfer as transferee or, if no person is named as transferee in the instrument of transfer, of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered or is liable for any claim related to registering the transfer by the shareholder or by any intermediate owner or holder of the shares, of any interest in the shares, of any share certificate representing such shares or of any written acknowledgment of a right to obtain a share certificate for such shares.

5.6          Transfer Fee

There must be paid to the Company, in relation to the registration of any transfer, the amount, if any, determined by the directors.

6.   Transmission of Shares

6.1          Legal Personal Representative Recognized on Death

In case of the death of a shareholder, the legal personal representative, or if the shareholder was a joint holder, the surviving joint holder, will be the only person recognized by the Company as having any title to the shareholder’s interest in the shares. Before recognizing a person as a legal personal representative, the directors may require proof of appointment by a court of competent jurisdiction, a grant of letters probate, letters of administration or such other evidence or documents as the directors consider appropriate.

6.2          Rights of Legal Personal Representative

The legal personal representative has the same rights, privileges and obligations that attach to the shares held by the shareholder, including the right to transfer the shares in accordance with these Articles, provided the documents required by the Business Corporations Act and the directors have been deposited with the Company.

7.   Purchase of Shares

7.1          Company Authorized to Purchase Shares

Subject to Article 7.2, the special rights and restrictions attached to the shares of any class or series and the Business Corporations Act, the Company may, if authorized by the directors, purchase or otherwise acquire any of its shares at the price and upon the terms specified in such resolution.

7.2          Purchase When Insolvent

The Company must not make a payment or provide any other consideration to purchase or otherwise acquire any of its shares if there are reasonable grounds for believing that:

(1)	the Company is insolvent; or

(2)	making the payment or providing the consideration would render the Company insolvent.

7.3          Sale and Voting of Purchased Shares

If the Company retains a share redeemed, purchased or otherwise acquired by it, the Company may sell, gift or otherwise dispose of the share, but, while such share is held by the Company, it:

(1)	is not entitled to vote the share at a meeting of its shareholders;

(2)	must not pay a dividend in respect of the share; and

(3)	must not make any other distribution in respect of the share.

8.     Borrowing Powers

The Company, if authorized by the directors, may:

(1)	borrow money in the manner and amount, on the security, from the sources and on the terms and conditions that they consider appropriate;

(2)
issue bonds, debentures and other debt obligations either outright or as security for any liability or obligation of the Company or any other person and at such discounts or premiums and on such other terms as they consider appropriate;

(3)	guarantee the repayment of money by any other person or the performance of any obligation of any other person; and

(4)
mortgage, charge, whether by way of specific or floating charge, grant a security interest in, or give other security on, the whole or any part of the present and future assets and undertaking of the Company.

9.   Alterations

9.1          Alteration of Authorized Share Structure

Subject to Article 9.2 and the Business Corporations Act, the Company may by special resolution:

(1)	create one or more classes or series of shares or, if none of the shares of a class or series of shares are allotted or issued, eliminate that class or series of shares;

(2)
increase, reduce or eliminate the maximum number of shares that the Company is authorized to issue out of any class or series of shares or establish a maximum number of shares that the Company is authorized to issue out of any class or series of shares for which no maximum is established;

(3)	subdivide or consolidate all or any of its unissued, or fully paid issued, shares;

(4)	if the Company is authorized to issue shares of a class of shares with par value:

(a)	decrease the par value of those shares; or

(b)	if none of the shares of that class of shares are allotted or issued, increase the par value of those shares;

(5)	change all or any of its unissued, or fully paid issued, shares with par value into shares without par value or any of its unissued shares without par value into shares with par value;

(6)	alter the identifying name of any of its shares; or

(7)	otherwise alter its shares or authorized share structure when required or permitted to do so by the Business Corporations Act.

9.2           Special Rights and Restrictions

Subject to the Business Corporations Act, the Company may by special resolution:

(1)
create special rights or restrictions for, and attach those special rights or restrictions to, the shares of any class or series of shares, whether or not any or all of those shares have been issued; or

(2)	vary or delete any special rights or restrictions attached to the shares of any class or series of shares, whether or not any or all of those shares have been issued.

9.3           Change of Name

The Company may by consent resolution of the directors or by special resolution authorize an alteration of its Notice of Articles in order to change its name or adopt or change any translation of that name.

9.4           Other Alterations

If the Business Corporations Act does not specify the type of resolution and these Articles do not specify another type of resolution, the Company may by special resolution alter these Articles.

10.   Meetings of Shareholders

10.1         Annual General Meetings

Unless an annual general meeting is deferred or waived in accordance with the Business Corporations Act, the Company must hold its first annual general meeting within 18 months after the date on which it was incorporated or otherwise recognized, and after that must hold an annual general meeting at least once in each calendar year and not more than 15 months after the last annual reference date at such time and place as may be determined by the directors.

10.2         Resolution Instead of Annual General Meeting

If all the shareholders who are entitled to vote at an annual general meeting consent by a unanimous resolution under the Business Corporations Act to all of the business that is required to be transacted at that annual general meeting, the annual general meeting is deemed to have been held on the date of the unanimous resolution. The shareholders must, in any unanimous resolution passed under this Article 10.2, select as the Company’s annual reference date a date that would be appropriate for the holding of the applicable annual general meeting.

10.3         Calling of Meetings of Shareholders

The directors may, whenever they think fit, call a meeting of shareholders.

10.4         Notice for Meetings of Shareholders

The Company must send notice of the date, time and location of any meeting of shareholders, in the manner provided in these Articles, or in such other manner, if any, as may be prescribed by ordinary resolution (whether previous notice of the resolution has been given or not), to each shareholder entitled to attend the meeting, to each director and to the auditor of the Company, unless these Articles otherwise provide, at least the following number of days before the meeting:

(1)	if and for so long as the Company is a public company, 21 days;

(2)	otherwise, 10 days.

10.5         Record Date for Notice

The directors may set a date as the record date for the purpose of determining shareholders entitled to notice of any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. The record date must not precede the date on which the meeting is held by fewer than:

(1)	if and for so long as the Company is a public company, 21 days;

(2)	otherwise, 10 days.

If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

10.6         Record Date for Voting

The directors may set a date as the record date for the purpose of determining shareholders entitled to vote at any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

10.7         Failure to Give Notice and Waiver of Notice

The accidental omission to send notice of any meeting to, or the non-receipt of any notice by, any of the persons entitled to notice does not invalidate any proceedings at that meeting. Any person entitled to notice of a meeting of shareholders may, in writing or otherwise, waive or reduce the period of notice of such meeting.

10.8         Notice of Special Business at Meetings of Shareholders

If a meeting of shareholders is to consider special business within the meaning of Article 11.1, the notice of meeting must:

(1)	state the general nature of the special business; and

(2)
if the special business includes considering, approving, ratifying, adopting or authorizing any document or the signing of or giving of effect to any document, have attached to it a copy of the document or state that a copy of the document will be available for inspection by shareholders:

(a)	at the Company’s records office, or at such other reasonably accessible location in British Columbia as is specified in the notice; and

(b)	during statutory business hours on any one or more specified days before the day set for the holding of the meeting.

11.   Proceedings at Meetings of Shareholders

11.1         Special Business

At a meeting of shareholders, the following business is special business:

(1)	at a meeting of shareholders that is not an annual general meeting, all business is special business except business relating to the conduct of or voting at the meeting;

(2)	at an annual general meeting, all business is special business except for the following:

(a)	business relating to the conduct of or voting at the meeting;

(b)	consideration of any financial statements of the Company presented to the meeting;

(c)	consideration of any reports of the directors or auditor;

(d)	the setting or changing of the number of directors;

(e)	the election or appointment of directors;

(f)	the appointment of an auditor;

(g)	business arising out of a report of the directors not requiring the passing of a special resolution or an exceptional resolution;

(h)	any other business which, under these Articles or the Business Corporations Act, may be transacted at a meeting of shareholders without prior notice of the business being given to the shareholders.

11.2         Special Majority

The majority of votes required for the Company to pass a special resolution at a meeting of shareholders is two-thirds of the votes cast on the resolution.

11.3         Quorum

Subject to the special rights and restrictions attached to the shares of any class or series of shares, the quorum for the transaction of business at a meeting of shareholders is two shareholders entitled to vote at the meeting whether in person or by proxy who hold, in the aggregate, at least 5% of the issued shares entitled to be voted at the meeting.

11.4         One Shareholder May Constitute Quorum

If there is only one shareholder entitled to vote at a meeting of shareholders:

(1)	the quorum is one person who is, or who represents by proxy, that shareholder, and

(2)	that shareholder, present in person or by proxy, may constitute the meeting.

11.5         Other Persons May Attend

The directors, the president (if any), the secretary (if any), the assistant secretary (if any), any lawyer for the Company, the auditor of the Company and any other persons invited by the directors are entitled to attend any meeting of shareholders, but if any of those persons does attend a meeting of shareholders, that person is not to be counted in the quorum and is not entitled to vote at the meeting unless that person is a shareholder or proxy holder entitled to vote at the meeting.

11.6         Requirement of Quorum

No business, other than the election of a chair of the meeting and the adjournment of the meeting, may be transacted at any meeting of shareholders unless a quorum of shareholders entitled to vote is present at the commencement of the meeting, but such quorum need not be present throughout the meeting.

11.7         Lack of Quorum

If, within one-half hour from the time set for the holding of a meeting of shareholders, a quorum is not present:

(1)	in the case of a general meeting requisitioned by shareholders, the meeting is dissolved, and

(2)	in the case of any other meeting of shareholders, the meeting stands adjourned to the same day in the next week at the same time and place.

11.8         Lack of Quorum at Succeeding Meeting

If, at the meeting to which the meeting referred to in Article 11.7(2) was adjourned, a quorum is not present within one-half hour from the time set for the holding of the meeting, the person or persons present and being, or representing by proxy, one or more shareholders entitled to attend and vote at the meeting constitute a quorum.

11.9         Chair

The following individual is entitled to preside as chair at a meeting of shareholders:

(1)	the chair of the board, if any; or

(2)	if the chair of the board is absent or unwilling to act as chair of the meeting, the president, if any.

11.10	Selection of Alternate Chair

If, at any meeting of shareholders, there is no chair of the board or president present within 15 minutes after the time set for holding the meeting, or if the chair of the board and the president are unwilling to act as chair of the meeting, or if the chair of the board and the president have advised the secretary, if any, or any director present at the meeting, that they will not be present at the meeting, the directors present must choose one of their number to be chair of the meeting or if all of the directors present decline to take the chair or fail to so choose or if no director is present, the shareholders entitled to vote at the meeting who are present in person or by proxy may choose any person present at the meeting to chair the meeting.

11.11	Adjournments

The chair of a meeting of shareholders may, and if so directed by the meeting must, adjourn the meeting from time to time and from place to place, but no business may be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

11.12	Notice of Adjourned Meeting

It is not necessary to give any notice of an adjourned meeting or of the business to be transacted at an adjourned meeting of shareholders except that, when a meeting is adjourned for 30 days or more, notice of the adjourned meeting must be given as in the case of the original meeting.

11.13	Decisions by Show of Hands or Poll

Subject to the Business Corporations Act, every motion put to a vote at a meeting of shareholders will be decided on a show of hands unless a poll, before or on the declaration of the result of the vote by show of hands, is directed by the chair or demanded by at least one shareholder entitled to vote who is present in person or by proxy.

11.14	Declaration of Result

The chair of a meeting of shareholders must declare to the meeting the decision on every question in accordance with the result of the show of hands or the poll, as the case may be, and that decision must be entered in the minutes of the meeting. A declaration of the chair that a resolution is carried by the necessary majority or is defeated is, unless a poll is directed by the chair or demanded under Article 11.13, conclusive evidence without proof of the number or proportion of the votes recorded in favour of or against the resolution.

11.15	Motion Need Not be Seconded

No motion proposed at a meeting of shareholders need be seconded unless the chair of the meeting rules otherwise, and the chair of any meeting of shareholders is entitled to propose or second a motion.

11.16	Casting Vote

In case of an equality of votes, the chair of a meeting of shareholders does not, either on a show of hands or on a poll, have a second or casting vote in addition to the vote or votes to which the chair may be entitled as a shareholder.

11.17	Manner of Taking Poll

Subject to Article 11.18, if a poll is duly demanded at a meeting of shareholders:

(1)	the poll must be taken:

(a)	at the meeting, or within seven days after the date of the meeting, as the chair of the meeting directs; and

(b)	in the manner, at the time and at the place that the chair of the meeting directs;

(2)	the result of the poll is deemed to be the decision of the meeting at which the poll is demanded; and

(3)	the demand for the poll may be withdrawn by the person who demanded it.

11.18	Demand for Poll on Adjournment

A poll demanded at a meeting of shareholders on a question of adjournment must be taken immediately at the meeting.

11.19	Chair Must Resolve Dispute

In the case of any dispute as to the admission or rejection of a vote given on a poll, the chair of the meeting must determine the dispute, and his or her determination made in good faith is final and conclusive.

11.20	Casting of Votes

On a poll, a shareholder entitled to more than one vote need not cast all the votes in the same way.

11.21	Demand for Poll

No poll may be demanded in respect of the vote by which a chair of a meeting of shareholders is elected.

11.22	Demand for Poll Not to Prevent Continuance of Meeting

The demand for a poll at a meeting of shareholders does not, unless the chair of the meeting so rules, prevent the continuation of a meeting for the transaction of any business other than the question on which a poll has been demanded.

11.23	Retention of Ballots and Proxies

The Company must, for at least three months after a meeting of shareholders, keep each ballot cast on a poll and each proxy voted at the meeting, and, during that period, make them available for inspection during normal business hours by any shareholder or proxyholder entitled to vote at the meeting. At the end of such three month period, the Company may destroy such ballots and proxies.

12.   Votes of Shareholders

12.1         Number of Votes by Shareholder or by Shares

Subject to any special rights or restrictions attached to any shares and to the restrictions imposed on joint shareholders under Article 12.3:

(1)	on a vote by show of hands, every person present who is a shareholder or proxy holder and entitled to vote on the matter has one vote; and

(2)
on a poll, every shareholder entitled to vote on the matter has one vote in respect of each share entitled to be voted on the matter and held by that shareholder and may exercise that vote either in person or by proxy.

12.2         Votes of Persons in Representative Capacity

A person who is not a shareholder may vote at a meeting of shareholders, whether on a show of hands or on a poll, and may appoint a proxy holder to act at the meeting, if, before doing so, the person satisfies the chair of the meeting, or the directors, that the person is a legal personal representative or a trustee in bankruptcy for a shareholder who is entitled to vote at the meeting.

12.3         Votes by Joint Holders

If there are joint shareholders registered in respect of any share:

(1)	any one of the joint shareholders may vote at any meeting, either personally or by proxy, in respect of the share as if that joint shareholder were solely entitled to it; or

(2)
if more than one of the joint shareholders is present at any meeting, personally or by proxy, and more than one of them votes in respect of that share, then only the vote of the joint shareholder present whose name stands first on the central securities register in respect of the share will be counted.

12.4         Legal Personal Representatives as Joint Shareholders

Two or more legal personal representatives of a shareholder in whose sole name any share is registered are, for the purposes of Article 12.3, deemed to be joint shareholders.

12.5         Representative of a Corporate Shareholder

If a corporation, that is not a subsidiary of the Company, is a shareholder, that corporation may appoint a person to act as its representative at any meeting of shareholders of the Company, and:

(1)	for that purpose, the instrument appointing a representative must:

(a)
be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice for the receipt of proxies, or if no number of days is specified, two business days before the day set for the holding of the meeting; or

(b)	be provided, at the meeting, to the chair of the meeting or to a person designated by the chair of the meeting;

(2)	if a representative is appointed under this Article 12.5:

(a)
the representative is entitled to exercise in respect of and at that meeting the same rights on behalf of the corporation that the representative represents as that corporation could exercise if it were a shareholder who is an individual, including, without limitation, the right to appoint a proxy holder; and

(b)	the representative, if present at the meeting, is to be counted for the purpose of forming a quorum and is deemed to be a shareholder present in person at the meeting.

Evidence of the appointment of any such representative may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.

12.6         Proxy Provisions Do Not Apply to All Companies

If and for so long as the Company is a public company or a pre-existing reporting company which has the Statutory Reporting Company Provisions as part of its Articles or to which the Statutory Reporting Company Provisions apply, Articles 12.7 to 12.14 apply only insofar as they are not inconsistent with any securities legislation in any province or territory of Canada or in the federal jurisdiction of the United States or in any states of the United States that is applicable to the Company and insofar as they are not inconsistent with the regulations and rules made and promulgated under that legislation and all administrative policy statements, blanket orders and rulings, notices and other administrative directions issued by securities commission or similar authorities appointed under that legislation.

12.7         Appointment of Proxy Holders

Every shareholder of the Company, including a corporation that is a shareholder but not a subsidiary of the Company, entitled to vote at a meeting of shareholders of the Company may, by proxy, appoint one or more (but not more than five) proxy holders to attend and act at the meeting in the manner, to the extent and with the powers conferred by the proxy.

12.8         Alternate Proxy Holders

A shareholder may appoint one or more alternate proxy holders who need not be shareholders to act in the place of an absent proxy holder.

12.9	Deposit of Proxy

A proxy for a meeting of shareholders must:

(1)
be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice, or if no number of days is specified, two business days before the day set for the holding of the meeting; or

(2)	unless the notice provides otherwise, be provided, at the meeting, to the chair of the meeting or to a person designated by the chair of the meeting.

A proxy may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.

12.10	Validity of Proxy Vote

A vote given in accordance with the terms of a proxy is valid notwithstanding the death or incapacity of the shareholder giving the proxy and despite the revocation of the proxy or the revocation of the authority under which the proxy is given, unless notice in writing of that death, incapacity or revocation is received:

(1)	at the registered office of the Company, at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or

(2)	by the chair of the meeting, before the vote is taken.

12.11	Form of Proxy

A proxy, whether for a specified meeting or otherwise, must be either in the following form or in any other form approved by the directors or the chair of the meeting:

[name of company]
(the “Company”)

The undersigned, being a shareholder of the Company, hereby appoints [name] or, failing that person, [name], as proxy holder for the undersigned to attend, act and vote for and on behalf of the undersigned at the meeting of shareholders of the Company to be held on [month, day, year] and at any adjournment of that meeting.

Number of shares in respect of which this proxy is given (if no number is specified, then this proxy if given in respect of all shares registered in the name of the shareholder): _____________________

Signed [month, day, year]

[Signature of shareholder]

[Name of shareholder—printed]

12.12	Revocation of Proxy

Subject to Article 12.13, every proxy may be revoked by an instrument in writing that is:

(1)	received at the registered office of the Company at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or

(2)	provided, at the meeting, to the chair of the meeting.

12.13	Revocation of Proxy Must Be Signed

An instrument referred to in Article 12.12 must be signed as follows:

(1)	if the shareholder for whom the proxy holder is appointed is an individual, the instrument must be signed by the shareholder or his or her legal personal representative or trustee in bankruptcy;

(2)	if the shareholder for whom the proxy holder is appointed is a corporation, the instrument must be signed by the corporation or by a representative appointed for the corporation under Article 12.5.

12.14	Production of Evidence of Authority to Vote

The chair of any meeting of shareholders may, but need not, inquire into the authority of any person to vote at the meeting and may, but need not, demand from that person production of evidence as to the existence of the authority to vote.

13.   Directors

13.1         First Directors; Number of Directors

The first directors are the persons designated as directors of the Company in the Notice of Articles that applies to the Company when it is recognized under the Business Corporations Act. The number of directors, excluding additional directors appointed under Article 14.8, is set at:

(1)	subject to paragraphs (2) and (3), the number of directors that is equal to the number of the Company’s first directors;

(2)	if the Company is a public company, the greater of three and the most recently set of:

(a)	the number of directors set by ordinary resolution (whether or not previous notice of the resolution was given); and

(b)	the number of directors set under Article 14.4;

(3)	if the Company is not a public company, the most recently set of:

(a)	the number of directors set by ordinary resolution (whether or not previous notice of the resolution was given); and

(b)	the number of directors set under Article 14.4.

13.2         Change in Number of Directors

If the number of directors is set under Articles 13.1(2)(a) or 13.1(3)(a):

(1)	the shareholders may elect or appoint the directors needed to fill any vacancies in the board of directors up to that number;

(2)
if the shareholders do not elect or appoint the directors needed to fill any vacancies in the board of directors up to that number contemporaneously with the setting of that number, then the directors may appoint, or the shareholders may elect or appoint, directors to fill those vacancies.

13.3         Directors’ Acts Valid Despite Vacancy

An act or proceeding of the directors is not invalid merely because fewer than the number of directors set or otherwise required under these Articles is in office.

13.4         Qualifications of Directors

A director is not required to hold a share in the capital of the Company as qualification for his or her office but must be qualified as required by the Business Corporations Act to become, act or continue to act as a director.

13.5         Remuneration of Directors

The directors are entitled to the remuneration for acting as directors, if any, as the directors may from time to time determine. If the directors so decide, the remuneration of the directors, if any, will be determined by the shareholders. That remuneration may be in addition to any salary or other remuneration paid to any officer or employee of the Company as such, who is also a director.

13.6         Reimbursement of Expenses of Directors

The Company must reimburse each director for the reasonable expenses that he or she may incur in and about the business of the Company.

13.7         Special Remuneration for Directors

If any director performs any professional or other services for the Company that in the opinion of the directors are outside the ordinary duties of a director, or if any director is otherwise specially occupied in or about the Company’s business, he or she may be paid remuneration fixed by the directors, or, at the option of that director, fixed by ordinary resolution, and such remuneration may be either in addition to, or in substitution for, any other remuneration that he or she may be entitled to receive.

13.8         Gratuity, Pension or Allowance on Retirement of Director

Unless otherwise determined by ordinary resolution, the directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any director who has held any salaried office or place of profit with the Company or to his or her spouse or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

14.   Election and Removal of Directors

14.1         Election at Annual General Meeting

At every annual general meeting and in every unanimous resolution contemplated by Article 10.2:

(1)
the shareholders entitled to vote at the annual general meeting for the election of directors must elect, or in the unanimous resolution appoint, a board of directors consisting of the number of directors for the time being set under these Articles; and

(2)	all the directors cease to hold office immediately before the election or appointment of directors under paragraph (1), but are eligible for re-election or re-appointment.

14.2         Consent to be a Director

No election, appointment or designation of an individual as a director is valid unless:

(1)	that individual consents to be a director in the manner provided for in the Business Corporations Act;

(2)	that individual is elected or appointed at a meeting at which the individual is present and the individual does not refuse, at the meeting, to be a director; or

(3)	with respect to first directors, the designation is otherwise valid under the Business Corporations Act.

14.3         Failure to Elect or Appoint Directors

If:

(1)
the Company fails to hold an annual general meeting, and all the shareholders who are entitled to vote at an annual general meeting fail to pass the unanimous resolution contemplated by Article 10.2, on or before the date by which the annual general meeting is required to be held under the Business Corporations Act; or

(2)	the shareholders fail, at the annual general meeting or in the unanimous resolution contemplated by Article 10.2, to elect or appoint any directors;

then each director then in office continues to hold office until the earlier of:

(3)	the date on which his or her successor is elected or appointed; and

(4)	the date on which he or she otherwise ceases to hold office under the Business Corporations Act or these Articles.

14.4         Places of Retiring Directors Not Filled

If, at any meeting of shareholders at which there should be an election of directors, the places of any of the retiring directors are not filled by that election, those retiring directors who are not re-elected and who are asked by the newly elected directors to continue in office will, if willing to do so, continue in office to complete the number of directors for the time being set pursuant to these Articles until further new directors are elected at a meeting of shareholders convened for that purpose. If any such election or continuance of directors does not result in the election or continuance of the number of directors for the time being set pursuant to these Articles, the number of directors of the Company is deemed to be set at the number of directors actually elected or continued in office.

14.5         Directors May Fill Casual Vacancies

Any casual vacancy occurring in the board of directors may be filled by the directors.

14.6         Remaining Directors Power to Act

The directors may act notwithstanding any vacancy in the board of directors but, if the Company has fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the directors may only act for the purposes of appointing directors up to that number, summoning a meeting of shareholders for the purpose of filling any vacancies on the board of directors, or, subject to the Business Corporations Act, for any other purpose.

14.7         Shareholders May Fill Vacancies

If the Company has no directors or fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the shareholders may elect or appoint directors to fill any vacancies on the board of directors.

14.8         Additional Directors

Notwithstanding Articles 13.1 and 13.2, between annual general meetings or unanimous resolutions contemplated by Article 10.2, the directors may appoint one or more additional directors, but the number of additional directors appointed under this Article 14.8 must not at any time exceed:

(1)	one-third of the number of first directors, if, at the time of the appointments, one or more of the first directors have not yet completed their first term of office; or

(2)	in any other case, one-third of the number of the current directors who were elected or appointed as directors other than under this Article 14.8.

Any director so appointed ceases to hold office immediately before the next election or appointment of directors under Article 14.1(1), but is eligible for re-election or re-appointment.

14.9         Ceasing to be a Director

A director ceases to be a director when:

(1)	the term of office of the director expires;

(2)	the director dies;

(3)	the director resigns as a director by notice in writing provided to the Company or a lawyer for the Company; or

(4)	the director is removed from office pursuant to Articles 14.10 or 14.11.

14.10	Removal of Director by Shareholders

The Company may remove any director before the expiration of his or her term of office by special resolution. In that event, the shareholders may elect, or appoint by ordinary resolution, a director to fill the resulting vacancy. If the shareholders do not elect or appoint a director to fill the resulting vacancy contemporaneously with the removal, then the directors may appoint or the shareholders may elect, or appoint by ordinary resolution, a director to fill that vacancy.

14.11	Removal of Director by Directors

The directors may remove any director before the expiration of his or her term of office if the director is convicted of an indictable offence, or if the director ceases to be qualified to act as a director of a company and does not promptly resign, and the directors may appoint a director to fill the resulting vacancy.

15.   Alternate Directors

15.1         Appointment of Alternate Director

Any director (an “appointor”) may by notice in writing received by the Company appoint any person (an “appointee”) who is qualified to act as a director to be his or her alternate to act in his or her place at meetings of the directors or committees of the directors at which the appointor is not present unless (in the case of an appointee who is not a director) the directors have reasonably disapproved the appointment of such person as an alternate director and have given notice to that effect to his or her appointor within a reasonable time after the notice of appointment is received by the Company.

15.2         Notice of Meetings

Every alternate director so appointed is entitled to notice of meetings of the directors and of committees of the directors of which his or her appointor is a member and to attend and vote as a director at any such meetings at which his or her appointor is not present.

15.3         Alternate for More Than One Director Attending Meetings

A person may be appointed as an alternate director by more than one director, and an alternate director:

(1)	will be counted in determining the quorum for a meeting of directors once for each of his or her appointors and, in the case of an appointee who is also a director, once more in that capacity;

(2)	has a separate vote at a meeting of directors for each of his or her appointors and, in the case of an appointee who is also a director, an additional vote in that capacity;

(3)
will be counted in determining the quorum for a meeting of a committee of directors once for each of his or her appointors who is a member of that committee and, in the case of an appointee who is also a member of that committee as a director, once more in that capacity;

(4)
has a separate vote at a meeting of a committee of directors for each of his or her appointors who is a member of that committee and, in the case of an appointee who is also a member of that committee as a director, an additional vote in that capacity.

15.4         Consent Resolutions

Every alternate director, if authorized by the notice appointing him or her, may sign in place of his or her appointor any resolutions to be consented to in writing.

15.5         Alternate Director Not an Agent

Every alternate director is deemed not to be the agent of his or her appointor.

15.6         Revocation of Appointment of Alternate Director

An appointor may at any time, by notice in writing received by the Company, revoke the appointment of an alternate director appointed by him or her.

15.7         Ceasing to be an Alternate Director

The appointment of an alternate director ceases when:

(1)	his or her appointor ceases to be a director and is not promptly re-elected or re-appointed;

(2)	the alternate director dies;

(3)	the alternate director resigns as an alternate director by notice in writing provided to the Company or a lawyer for the Company;

(4)	the alternate director ceases to be qualified to act as a director; or

(5)	his or her appointor revokes the appointment of the alternate director.

15.8         Remuneration and Expenses of Alternate Director

The Company may reimburse an alternate director for the reasonable expenses that would be properly reimbursed if he or she were a director, and the alternate director is entitled to receive from the Company such proportion, if any, of the remuneration otherwise payable to the appointor as the appointor may from time to time direct.

16.   Powers and Duties of Directors

16.1         Powers of Management

The directors must, subject to the Business Corporations Act and these Articles, manage or supervise the management of the business and affairs of the Company and have the authority to exercise all such powers of the Company as are not, by the Business Corporations Act or by these Articles, required to be exercised by the shareholders of the Company.

16.2         Appointment of Attorney of Company

The directors may from time to time, by power of attorney or other instrument, under seal if so required by law, appoint any person to be the attorney of the Company for such purposes, and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the directors under these Articles and excepting the power to fill vacancies in the board of directors, to remove a director, to change the membership of, or fill vacancies in, any committee of the directors, to appoint or remove officers appointed by the directors and to declare dividends) and for such period, and with such remuneration and subject to such conditions as the directors may think fit. Any such power of attorney may contain such provisions for the protection or convenience of persons dealing with such attorney as the directors think fit. Any such attorney may be authorized by the directors to sub-delegate all or any of the powers, authorities and discretions for the time being vested in him or her.

16.3         Remuneration of the auditor

The directors may set the remuneration of the auditor without the prior approval of the shareholders.

17.   Disclosure of Interest of Directors

17.1         Obligation to Account for Profits

A director or senior officer who holds a disclosable interest (as that term is used in the Business Corporations Act) in a contract or transaction into which the Company has entered or proposes to enter is liable to account to the Company for any profit that accrues to the director or senior officer under or as a result of the contract or transaction only if and to the extent provided in the Business Corporations Act.

17.2         Restrictions on Voting by Reason of Interest

A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter is not entitled to vote on any directors’ resolution to approve that contract or transaction, unless all the directors have a disclosable interest in that contract or transaction, in which case any or all of those directors may vote on such resolution.

17.3         Interested Director Counted in Quorum

A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter and who is present at the meeting of directors at which the contract or transaction is considered for approval may be counted in the quorum at the meeting whether or not the director votes on any or all of the resolutions considered at the meeting.

17.4         Disclosure of Conflict of Interest or Property

A director or senior officer who holds any office or possesses any property, right or interest that could result, directly or indirectly, in the creation of a duty or interest that materially conflicts with that individual’s duty or interest as a director or senior officer, must disclose the nature and extent of the conflict as required by the Business Corporations Act.

17.5         Director Holding Other Office in the Company

A director may hold any office or place of profit with the Company, other than the office of auditor of the Company, in addition to his or her office of director for the period and on the terms (as to remuneration or otherwise) that the directors may determine.

17.6         No Disqualification

No director or intended director is disqualified by his or her office from contracting with the Company either with regard to the holding of any office or place of profit the director holds with the Company or as vendor, purchaser or otherwise, and no contract or transaction entered into by or on behalf of the Company in which a director is in any way interested is liable to be voided for that reason.

17.7         Professional Services by Director or Officer

Subject to the Business Corporations Act, a director or officer, or any person in which a director or officer has an interest, may act in a professional capacity for the Company, except as auditor of the Company, and the director or officer or such person is entitled to remuneration for professional services as if that director or officer were not a director or officer.

17.8         Director or Officer in Other Corporations

A director or officer may be or become a director, officer or employee of, or otherwise interested in, any person in which the Company may be interested as a shareholder or otherwise, and, subject to the Business Corporations Act, the director or officer is not accountable to the Company for any remuneration or other benefits received by him or her as director, officer or employee of, or from his or her interest in, such other person.

18.   Proceedings of Directors

18.1         Meetings of Directors

The directors may meet together for the conduct of business, adjourn and otherwise regulate their meetings as they think fit, and meetings of the directors held at regular intervals may be held at the place, at the time and on the notice, if any, as the directors may from time to time determine.

18.2         Voting at Meetings

Questions arising at any meeting of directors are to be decided by a majority of votes and, in the case of an equality of votes, the chair of the meeting does not have a second or casting vote.

18.3         Chair of Meetings

The following individual is entitled to preside as chair at a meeting of directors:

(1)	the chair of the board, if any;

(2)	in the absence of the chair of the board, the president, if any, if the president is a director; or

(3)	any other director chosen by the directors if:

(a)	neither the chair of the board nor the president, if a director, is present at the meeting within 15 minutes after the time set for holding the meeting;

(b)	neither the chair of the board nor the president, if a director, is willing to chair the meeting; or

(c)	the chair of the board and the president, if a director, have advised the secretary, if any, or any other director, that they will not be present at the meeting.

18.4         Meetings by Telephone or Other Communications Medium

A director may participate in a meeting of the directors or of any committee of the directors in person or by telephone if all directors participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other. A director may participate in a meeting of the directors or of any committee of the directors by a communications medium other than telephone if all directors participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other and if all directors who wish to participate in the meeting agree to such participation. A director who participates in a meeting in a manner contemplated by this Article 18.4 is deemed for all purposes of the Business Corporations Act and these Articles to be present at the meeting and to have agreed to participate in that manner.

18.5         Calling of Meetings

A director may, and the secretary or an assistant secretary of the Company, if any, on the request of a director must, call a meeting of the directors at any time.

18.6         Notice of Meetings

Other than for meetings held at regular intervals as determined by the directors pursuant to Article 18.1, reasonable notice of each meeting of the directors, specifying the place, day and time of that meeting must be given to each of the directors and the alternate directors by any method set out in Article 24.1 or orally or by telephone.

18.7         When Notice Not Required

It is not necessary to give notice of a meeting of the directors to a director or an alternate director if:

(1)	the meeting is to be held immediately following a meeting of shareholders at which that director was elected or appointed, or is the meeting of the directors at which that director is appointed; or

(2)	the director or alternate director, as the case may be, has waived notice of the meeting.

18.8         Meeting Valid Despite Failure to Give Notice

The accidental omission to give notice of any meeting of directors to, or the non-receipt of any notice by, any director or alternate director, does not invalidate any proceedings at that meeting.

18.9         Waiver of Notice of Meetings

Any director or alternate director may send to the Company a document signed by him or her waiving notice of any past, present or future meeting or meetings of the directors and may at any time withdraw that waiver with respect to meetings held after that withdrawal. After sending a waiver with respect to all future meetings and until that waiver is withdrawn, no notice of any meeting of the directors need be given to that director and, unless the director otherwise requires by notice in writing to the Company, to his or her alternate director, and all meetings of the directors so held are deemed not to be improperly called or constituted by reason of notice not having been given to such director or alternate director.

18.10	Quorum

The quorum necessary for the transaction of the business of the directors may be set by the directors and, if not so set, is deemed to be set at two directors or, if the number of directors is set at one, is deemed to be set at one director, and that director may constitute a meeting.

18.11	Validity of Acts Where Appointment Defective

Subject to the Business Corporations Act, an act of a director or officer is not invalid merely because of an irregularity in the election or appointment or a defect in the qualification of that director or officer.

18.12	Consent Resolutions in Writing

A resolution of the directors or of any committee of the directors may be passed without a meeting:

(1)	in all cases, if each of the directors entitled to vote on the resolution consents to it in writing; or

(2)
in the case of a resolution to approve a contract or transaction in respect of which a director has disclosed that he or she has or may have a disclosable interest, if each of the other directors who are entitled to vote on the resolution consents to it in writing.

A consent in writing under this Article may be by signed document, fax, email or any other method of transmitting legibly recorded messages.  A consent in writing may be in two or more counterparts which together are deemed to constitute one consent in writing.  A resolution of the directors or of any committee of the directors passed in accordance with this Article 18.12 is effective on the date stated in the consent in writing or on the latest date stated on any counterpart and is deemed to be a proceeding at a meeting of directors or of the committee of the directors and to be as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors that satisfies all the requirements of the Business Corporations Act and all the requirements of these Articles relating to meetings of the directors or of a committee of the directors.

19.   Executive and Other Committees

19.1         Appointment and Powers of Executive Committee

The directors may, by resolution, appoint an executive committee consisting of the director or directors that they consider appropriate, and this committee has, during the intervals between meetings of the board of directors, all of the directors’ powers, except:

(1)	the power to fill vacancies in the board of directors;

(2)	the power to remove a director;

(3)	the power to change the membership of, or fill vacancies in, any committee of the directors; and

(4)	such other powers, if any, as may be set out in the resolution or any subsequent directors’ resolution.

19.2         Appointment and Powers of Other Committees

The directors may, by resolution:

(1)	appoint one or more committees (other than the executive committee) consisting of the director or directors that they consider appropriate;

(2)	delegate to a committee appointed under paragraph (1) any of the directors’ powers, except:

(a)	the power to fill vacancies in the board of directors;

(b)	the power to remove a director;

(c)	the power to change the membership of, or fill vacancies in, any committee of the directors; and

(d)	the power to appoint or remove officers appointed by the directors; and

(3)	make any delegation referred to in paragraph (2) subject to the conditions set out in the resolution or any subsequent directors’ resolution.

19.3         Obligations of Committees

Any committee appointed under Articles 19.1 or 19.2, in the exercise of the powers delegated to it, must:

(1)	conform to any rules that may from time to time be imposed on it by the directors; and

(2)	report every act or thing done in exercise of those powers at such times as the directors may require.

19.4         Powers of Board

The directors may, at any time, with respect to a committee appointed under Articles 19.1 or 19.2:

(1)	revoke or alter the authority given to the committee, or override a decision made by the committee, except as to acts done before such revocation, alteration or overriding;

(2)	terminate the appointment of, or change the membership of, the committee; and

(3)	fill vacancies in the committee.

19.5         Committee Meetings

Subject to Article 19.3(1) and unless the directors otherwise provide in the resolution appointing the committee or in any subsequent resolution, with respect to a committee appointed under Articles 19.1 or 19.2:

(1)	the committee may meet and adjourn as it thinks proper;

(2)
the committee may elect a chair of its meetings but, if no chair of a meeting is elected, or if at a meeting the chair of the meeting is not present within 15 minutes after the time set for holding the meeting, the directors present who are members of the committee may choose one of their number to chair the meeting;

(3)	a majority of the members of the committee constitutes a quorum of the committee; and

(4)
questions arising at any meeting of the committee are determined by a majority of votes of the members present, and in case of an equality of votes, the chair of the meeting does not have a second or casting vote.

20.   Officers

20.1         Directors May Appoint Officers

The directors may, from time to time, appoint such officers, if any, as the directors determine and the directors may, at any time, terminate any such appointment.

20.2         Functions, Duties and Powers of Officers

The directors may, for each officer:

(1)	determine the functions and duties of the officer;

(2)	entrust to and confer on the officer any of the powers exercisable by the directors on such terms and conditions and with such restrictions as the directors think fit; and

(3)	revoke, withdraw, alter or vary all or any of the functions, duties and powers of the officer.

20.3         Qualifications

No officer may be appointed unless that officer is qualified in accordance with the Business Corporations Act. One person may hold more than one position as an officer of the Company. Any person appointed as the chair of the board or as a managing director must be a director. Any other officer need not be a director.

20.4         Remuneration and Terms of Appointment

All appointments of officers are to be made on the terms and conditions and at the remuneration (whether by way of salary, fee, commission, participation in profits or otherwise) that the directors thinks fit and are subject to termination at the pleasure of the directors, and an officer may in addition to such remuneration be entitled to receive, after he or she ceases to hold such office or leaves the employment of the Company, a pension or gratuity.

21.   Indemnification

21.1         Definitions

In this Article 21:

(1)	“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

(2)
“eligible proceeding” means a legal proceeding or investigative action, whether current, threatened, pending or completed, in which a director, former director or alternate director of the Company (an “eligible party”) or any of the heirs and legal personal representatives of the eligible party, by reason of the eligible party being or having been a director or alternate director of the Company:

(a)	is or may be joined as a party; or

(b)	is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

(3)	“expenses” has the meaning set out in the Business Corporations Act.

21.2         Mandatory Indemnification of Directors and Former Directors

Subject to the Business Corporations Act, the Company must indemnify a director, former director or alternate director of the Company and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and alternate director is deemed to have contracted with the Company on the terms of the indemnity contained in this Article 21.2.

21.3         Indemnification of Other Persons

Subject to any restrictions in the Business Corporations Act, the Company may indemnify any person.

21.4         Non-Compliance with Business Corporations Act

The failure of a director, alternate director or officer of the Company to comply with the Business Corporations Act or these Articles does not invalidate any indemnity to which he or she is entitled under this Part.

21.5         Company May Purchase Insurance

The Company may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who:

(1)	is or was a director, alternate director, officer, employee or agent of the Company;

(2)	is or was a director, alternate director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Company;

(3)	at the request of the Company, is or was a director, alternate director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity;

(4)	at the request of the Company, holds or held a position equivalent to that of a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity;

against any liability incurred by him or her as such director, alternate director, officer, employee or agent or person who holds or held such equivalent position.

22.   Dividends

22.1         Payment of Dividends Subject to Special Rights

The provisions of this Article 22 are subject to the rights, if any, of shareholders holding shares with special rights as to dividends.

22.2         Declaration of Dividends

Subject to the Business Corporations Act, the directors may from time to time declare and authorize payment of such dividends as they may deem advisable.

22.3         No Notice Required

The directors need not give notice to any shareholder of any declaration under Article 22.2.

22.4         Record Date

The directors may set a date as the record date for the purpose of determining shareholders entitled to receive payment of a dividend. The record date must not precede the date on which the dividend is to be paid by more than two months. If no record date is set, the record date is 5 p.m. on the date on which the directors pass the resolution declaring the dividend.

22.5         Manner of Paying Dividend

A resolution declaring a dividend may direct payment of the dividend wholly or partly by the distribution of specific assets or of fully paid shares or of bonds, debentures or other securities of the Company, or in any one or more of those ways.

22.6         Settlement of Difficulties

If any difficulty arises in regard to a distribution under Article 22.5, the directors may settle the difficulty as they deem advisable, and, in particular, may:

(1)	set the value for distribution of specific assets;

(2)
determine that cash payments in substitution for all or any part of the specific assets to which any shareholders are entitled may be made to any shareholders on the basis of the value so fixed in order to adjust the rights of all parties; and

(3)	vest any such specific assets in trustees for the persons entitled to the dividend.

22.7         When Dividend Payable

Any dividend may be made payable on such date as is fixed by the directors.

22.8         Dividends to be Paid in Accordance with Number of Shares

All dividends on shares of any class or series of shares must be declared and paid according to the number of such shares held.

22.9         Receipt by Joint Shareholders

If several persons are joint shareholders of any share, any one of them may give an effective receipt for any dividend, bonus or other money payable in respect of the share.

22.10       Dividend Bears No Interest

No dividend bears interest against the Company.

22.11      Fractional Dividends

If a dividend to which a shareholder is entitled includes a fraction of the smallest monetary unit of the currency of the dividend, that fraction may be disregarded in making payment of the dividend and that payment represents full payment of the dividend.

22.12	Payment of Dividends

Any dividend or other distribution payable in cash in respect of shares may be paid by cheque, made payable to the order of the person to whom it is sent, and mailed to the address of the shareholder, or in the case of joint shareholders, to the address of the joint shareholder who is first named on the central securities register, or to the person and to the address the shareholder or joint shareholders may direct in writing. The mailing of such cheque will, to the extent of the sum represented by the cheque (plus the amount of the tax required by law to be deducted), discharge all liability for the dividend unless such cheque is not paid on presentation or the amount of tax so deducted is not paid to the appropriate taxing authority.

22.13	Capitalization of Surplus

Notwithstanding anything contained in these Articles, the directors may from time to time capitalize any surplus of the Company and may from time to time issue, as fully paid, shares or any bonds, debentures or other securities of the Company as a dividend representing the surplus or any part of the surplus.

23.   Documents, Records and Reports

23.1         Recording of Financial Affairs

The directors must cause adequate accounting records to be kept to record properly the financial affairs and condition of the Company and to comply with the Business Corporations Act.

23.2         Inspection of Accounting Records

Unless the directors determine otherwise, or unless otherwise determined by ordinary resolution, no shareholder of the Company is entitled to inspect or obtain a copy of any accounting records of the Company.

24.   Notices

24.1         Method of Giving Notice

Unless the Business Corporations Act or these Articles provides otherwise, a notice, statement, report or other record required or permitted by the Business Corporations Act or these Articles to be sent by or to a person may be sent by any one of the following methods:

(1)	mail addressed to the person at the applicable address for that person as follows:

(a)	for a record mailed to a shareholder, the shareholder’s registered address;

(b)
for a record mailed to a director or officer, the prescribed address for mailing shown for the director or officer in the records kept by the Company or the mailing address provided by the recipient for the sending of that record or records of that class;

(c)	in any other case, the mailing address of the intended recipient;

(2)	delivery at the applicable address for that person as follows, addressed to the person:

(a)	for a record delivered to a shareholder, the shareholder’s registered address;

(b)
for a record delivered to a director or officer, the prescribed address for delivery shown for the director or officer in the records kept by the Company or the delivery address provided by the recipient for the sending of that record or records of that class;

(c)	in any other case, the delivery address of the intended recipient;

(3)	sending the record by fax to the fax number provided by the intended recipient for the sending of that record or records of that class;

(4)	sending the record by email to the email address provided by the intended recipient for the sending of that record or records of that class;

(5)	physical delivery to the intended recipient.

24.2         Deemed Receipt of Mailing

A record that is mailed to a person by ordinary mail to the applicable address for that person referred to in Article 24.1 is deemed to be received by the person to whom it was mailed on the day, Saturdays, Sundays and holidays excepted, following the date of mailing.

24.3         Certificate of Sending

A certificate signed by the secretary, if any, or other officer of the Company or of any other corporation acting in that behalf for the Company stating that a notice, statement, report or other record was addressed as required by Article 24.1, prepaid and mailed or otherwise sent as permitted by Article 24.1 is conclusive evidence of that fact.

24.4         Notice to Joint Shareholders

A notice, statement, report or other record may be provided by the Company to the joint shareholders of a share by providing the notice to the joint shareholder first named in the central securities register in respect of the share.

24.5         Notice to Trustees

A notice, statement, report or other record may be provided by the Company to the persons entitled to a share in consequence of the death, bankruptcy or incapacity of a shareholder by:

(1)	mailing the record, addressed to them:

(a)	by name, by the title of the legal personal representative of the deceased or incapacitated shareholder, by the title of trustee of the bankrupt shareholder or by any similar description; and

(b)	at the address, if any, supplied to the Company for that purpose by the persons claiming to be so entitled; or

(2)
if an address referred to in paragraph (1)(b) has not been supplied to the Company, by giving the notice in a manner in which it might have been given if the death, bankruptcy or incapacity had not occurred.

25.   Seal

25.1         Who May Attest Seal

Except as provided in Articles 25.2 and 25.3, the Company’s seal, if any, must not be impressed on any record except when that impression is attested by the signatures of:

(1)	any two directors;

(2)	any officer, together with any director;

(3)	if the Company only has one director, that director; or

(4)	any one or more directors or officers or persons as may be determined by the directors.

25.2         Sealing Copies

For the purpose of certifying under seal a certificate of incumbency of the directors or officers of the Company or a true copy of any resolution or other document, despite Article 25.1, the impression of the seal may be attested by the signature of any director or officer.

25.3         Mechanical Reproduction of Seal

The directors may authorize the seal to be impressed by third parties on share certificates or bonds, debentures or other securities of the Company as they may determine appropriate from time to time. To enable the seal to be impressed on any share certificates or bonds, debentures or other securities of the Company, whether in definitive or interim form, on which facsimiles of any of the signatures of the directors or officers of the Company are, in accordance with the Business Corporations Act or these Articles, printed or otherwise mechanically reproduced, there may be delivered to the person employed to engrave, lithograph or print such definitive or interim share certificates or bonds, debentures or other securities one or more unmounted dies reproducing the seal and the chair of the board or any senior officer together with the secretary, treasurer, secretary-treasurer, an assistant secretary, an assistant treasurer or an assistant secretary-treasurer may in writing authorize such person to cause the seal to be impressed on such definitive or interim share certificates or bonds, debentures or other securities by the use of such dies. Share certificates or bonds, debentures or other securities to which the seal has been so impressed are for all purposes deemed to be under and to bear the seal impressed on them.

26.   Prohibitions

26.1         Definitions

In this Article 26:

(1)	“designated security” means:

(a)	a voting security of the Company;

(b)
a security of the Company that is not a debt security and that carries a residual right to participate in the earnings of the Company or, on the liquidation or winding up of the Company, in its assets; or

(c)	a security of the Company convertible, directly or indirectly, into a security described in paragraph (a) or (b);

(2)	“security” has the meaning assigned in the Securities Act (British Columbia);

(3)	“voting security” means a security of the Company that:

(a)	is not a debt security, and

(b)	carries a voting right either under all circumstances or under some circumstances that have occurred and are continuing.

26.2         Application

Article 26.3 does not apply to the Company if and for so long as it is a public company or a pre-existing reporting company which has the Statutory Reporting Company Provisions as part of its Articles or to which the Statutory Reporting Company Provisions apply.

26.3         Consent Required for Transfer of Shares or Designated Securities

No share or designated security may be sold, transferred or otherwise disposed of without the consent of the directors and the directors are not required to give any reason for refusing to consent to any such sale, transfer or other disposition.